Exhibit (2.1)

Execution Version

STOCK AND ASSET PURCHASE AGREEMENT

by and among

PUROLITE CORPORATION,

THE SELLERS,

STEFAN E. BRODIE,
solely in his capacity as the Seller Representative,

and

ECOLAB INC.

DATED AS OF OCTOBER 28, 2021

TABLE OF CONTENTS

Page

Article I

DEFINITIONS AND TERMS

Section 1.1 Definitions2

Section 1.2 Other Definitional Provisions18

Article II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Shares of the Acquired Companies19

Section 2.2 Purchase and Sale of Assets of the Company20

Section 2.3 Excluded Assets of the Business21

Section 2.4 Assumption of Certain Obligations of the Business22

Section 2.5 Retained Liabilities of the Business24

Section 2.6 Purchase Price24

Section 2.7 Estimated Closing Statement25

Section 2.8 Purchase Price Adjustment25

Section 2.9 Allocation of the Purchase Price28

Section 2.10 Withholding Taxes29

Article III

CLOSING

Section 3.1 Closing30

Section 3.2 Closing Deliveries30

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1 Authority; Enforceability34

Section 4.2 Non-Contravention; Consents35

Section 4.3 The Shares35

Section 4.4 Organization; Subsidiaries36

Section 4.5 Financial Statements; No Undisclosed Liabilities; Accounts Receivable.37

Section 4.6 Absence of Material Changes38

Section 4.7 No Litigation; Governmental Orders38

Section 4.8 Compliance with Laws39

Section 4.9 Environmental Matters39

i

Section 4.10 Material Contracts40

Section 4.11 Intellectual Property41

Section 4.12 Real Property44

Section 4.13 Title, Condition, and Sufficiency of Assets46

Section 4.14 Products; Inventory47

Section 4.15 Taxes47

Section 4.16 Employee Benefits49

Section 4.17 Labor and Employment51

Section 4.18 Insurance52

Section 4.19 Brokers53

Section 4.20 Suppliers and Customers53

Section 4.21 Books and Records53

Section 4.22 Transactions with Affiliates or Related Parties53

Section 4.23 Anti-Bribery54

Section 4.24 Sanctions and Trade Control Laws54

Section 4.25 No Other Representations or Warranties54

Article V

REPRESENTATIONS AND WARRANTIES OF FOUNDER SELLERS

Section 5.1 Authority; Enforceability55

Section 5.2 Non-Contravention; Consents55

Section 5.3 Ownership of Shares56

Section 5.4 No Litigation56

Section 5.5 Brokers56

Section 5.6 Taxes57

Section 5.7 No Other Representations or Warranties57

Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 6.1 Authority; Enforceability58

Section 6.2 Non-Contravention; Consents58

Section 6.3 Organization59

Section 6.4 No Litigation59

Section 6.5 Available Funds59

Section 6.6 Securities Act59

Section 6.7 Brokers59

Section 6.8 Solvency59

Section 6.9 Investigation60

Section 6.10 Disclaimer Regarding Projections61

Section 6.11 Pending Transactions61

Section 6.12 Representation and Warranty Insurance61

Section 6.13 No Other Representations or Warranties61

Article VII

COVENANTS

Section 7.1 Information and Documents62

Section 7.2 Conduct of Business63

Section 7.3 Regulatory Approvals; Reasonable Best Efforts66

Section 7.4 Consents68

Section 7.5 Further Assurances69

Section 7.6 Tax Matters70

Section 7.7 Employees and Employee Benefits77

Section 7.8 HSBC Payoff80

Section 7.9 Preservation of Books and Records80

Section 7.10 Transfer of Intellectual Property81

Section 7.11 Resignations81

Section 7.12 No Solicitation81

Section 7.13 Non-Competition82

Section 7.14 Confidentiality83

Section 7.15 Purolite Brazil Transfer Formalities83

Section 7.16 Purolite Romania Transfer Formalities84

Section 7.17 Purolite Poland Transfer Formalities84

Section 7.18 Directors’ and Officers’ Indemnification84

Section 7.19 Misallocated Assets and Liabilities86

Section 7.20 Cash Distributions87

Section 7.21 RWI Policy87

Section 7.22 Transfer and Protection of Information Pursuant to the Data Transfer Agreement87

Section 7.23 Owned Real Property87

Section 7.24 Purosoft SPA87

Section 7.25 Business Name87

Section 7.26 Litigation Matters88

Section 7.27 Letters of Credit88

Article VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Obligations88

Section 8.2 Conditions to the Obligations of Purchaser89

Section 8.3 Conditions to the Obligations of the Sellers90

Section 8.4 Frustration of Closing Conditions90

Section 8.5 Waiver of Closing Conditions90

Article IX

TERMINATION

Section 9.1 Termination90

Section 9.2 Notice of Termination91

Section 9.3 Effect of Termination91

Article X

INDEMNIFICATION

Section 10.1 Survival92

Section 10.2 Indemnification by the Sellers92

Section 10.3 Indemnification by Purchaser92

Section 10.4 Procedures for Indemnification92

Section 10.5 Limitations on Indemnification94

Section 10.6 Limitation of Liability94

Section 10.7 Additional Indemnification Provisions94

Section 10.8 Exclusive Remedies95

Section 10.9 Certain Releases95

Section 10.10 Third-Party Remedies96

Section 10.11 Tax Treatment of Indemnification96

Section 10.12 Mitigation96

Section 10.13 Certain Acknowledgements96

Article XI

MISCELLANEOUS

Section 11.1 Seller Representative97

Section 11.2 Press Releases and Communications98

Section 11.3 Assignment98

Section 11.4 Specific Performance99

Section 11.5 Costs and Expenses; Taxes99

Section 11.6 Notices99

Section 11.7 Entire Agreement100

Section 11.8 Waivers101

Section 11.9 Counterparts101

Section 11.10 Amendments101

Section 11.11 Severability101

Section 11.12 Third-Party Beneficiaries101

Section 11.13 Governing Law101

Section 11.14 Dispute Resolution102

Section 11.15 Privilege; Counsel102

Section 11.16 Non-Recourse103

Section 11.17 Bulk Transfer Laws104

Section 11.18 Interest104

Section 11.19 Disclosure Letters; Disclosures Modifying Other Sections of Agreement104

Section 11.20 Headings104

ANNEXES

ANNEX A	Index of Defined Terms
ANNEX B	Shares
ANNEX C	Accounting Principles
ANNEX D	Illustrative Calculation of Net Working Capital
ANNEX E	US Assumed Benefit Plans

EXHIBITS

EXHIBIT A	Form of Purosoft SPA
EXHIBIT B	RWI Policy

Company Disclosure Letter
Seller Disclosure Letter
Purchaser Disclosure Letter

v

STOCK AND ASSET PURCHASE AGREEMENT

This Stock and Asset Purchase Agreement (this “Agreement”) is made and entered into as of the 28th day of October, 2021 among Purolite Corporation, a Delaware corporation (the “Company”), Stefan E. Brodie and Don B. Brodie (the “Founder Sellers” and together with the Company, the “Sellers”), Stefan E. Brodie, solely in his capacity as the representative of the Sellers (the “Seller Representative”) and Ecolab Inc., a Delaware corporation (“Purchaser,” and together with the Sellers, the “Parties” and any of them, a “Party”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the Business (as defined below) through itself and its direct and indirect Subsidiaries;

WHEREAS, the Founder Sellers, directly or indirectly, own and control the Company and the Target Companies;

WHEREAS, the Company owns (i) 94.998% of Purolite AG, a Swiss company limited by shares (“Purolite Switzerland”); (ii) 8.771% of Purolite S.R.L., a Romanian limited liability company (“Purolite Romania”); (iii) 99.9999% of Purolite Do Brazil Ltda, a Brazilian limited liability company (“Purolite Brazil”); and (iv) 100% of Purolite “C” Corporation, a Delaware corporation;

WHEREAS, Don B. Brodie owns (i) 2.501% of Purolite Switzerland; (ii) 0.001% of Purolite Pte Ltd, a Singaporean private company limited by shares (“Purolite Singapore”); (iii) 0.005% of Purolite Romania; (iv) 0.033% of Purolite, S. de R.L. de C.V., a Mexican limited liability company (“Purolite Mexico ”); and (v) 0.0001% of Purolite Brazil;

WHEREAS, Stefan E. Brodie owns (i) 2.501% of Purolite Switzerland; (ii) 0.001% of Purolite Singapore; (iii) 0.005% of Purolite Romania; (iv) 0.033% of Purolite Mexico; and (v) 0.0001% of Purolite Brazil;

WHEREAS, Stefan E. Brodie and Don B. Brodie beneficially own 100% of Cymru Holdings Limited, a private company limited by shares incorporated in Jersey (“Purosoft HoldCo”);

WHEREAS, the Company holds the Purchased Assets;

WHEREAS, the Parties desire that the Sellers sell and transfer to Purchaser or one or more of its designated Affiliates, and that Purchaser or such designated Affiliates purchase from the Sellers, the Shares of the Acquired Companies as are set forth opposite each such Seller’s name on Annex B hereto, and that the Company sells, transfers and assigns to Purchaser or its designated Affiliates, and that Purchaser or such designated Affiliates purchase and assume from the Company, the Purchased Assets and the Assumed Liabilities, in the manner and upon the terms and conditions set forth herein;

WHEREAS, two nominees of the Founder Sellers (the “Purosoft Sellers”) are the legal holders of the Purosoft HoldCo Shares (as defined below);

WHEREAS, pursuant to the Purosoft SPA (as defined below), Purchaser or one of its designated Affiliates will purchase the Purosoft HoldCo Shares from the Purosoft Sellers; and

WHEREAS, the Sellers will, and will cause their respective Affiliates to, and Purchaser will, and will cause its Affiliates to, at or prior to the Closing, execute and deliver each of the Ancillary Agreements (as defined below) to which they are a party.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS AND TERMS
Section 1.1Definitions.  The following terms, when used in this Agreement and the Annexes, Exhibits, Schedules, and other documents delivered in connection herewith, have the meanings set forth or as referenced below:

“Accounting Principles” means the principles, policies, procedures, categorizations, definitions, methods, practices, judgments, classifications, estimation methodologies and techniques set forth in Annex C hereto.

“Acquired Companies” means the Subsidiaries of the Company set forth in Section 1.1(A) of the Company Disclosure Letter, and “Acquired Company” means any of them.

“Action” means any litigation, action, suit, arbitration, proceeding, claim, audit, investigation or other proceeding by or before any Governmental Authority or arbitrator.

“Adjustment Escrow Amount” means $10,000,000.

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, such first Person, and (b) if such Person is an individual, solely for purposes of Sections 4.22, 7.12, 7.13, and 7.14(b), (i) such individual’s spouse, (ii) the members of the immediate family (including parents, siblings and children) of such individual or of such individual’s spouse, (iii) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals, and (iv) any trust of which any of the foregoing individuals is a beneficiary. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power or right, by Contract or otherwise, to direct or cause the direction of the management and policies of such Person through the ownership of voting securities.

“Ancillary Agreements” means, collectively, (a) the Intellectual Property Assignment Agreement, (b) the Assignment and Assumption Agreement, (c) the Bill of Sale, (d) the Escrow Agreement, (e) the Data Transfer Agreement, (f) the Purolite Brazil Amendment, (g) the Deed, (h) the PA Bill of Sale, (i) the Assignment of Contracts, (j) the Owner’s Affidavit, (k) the Purosoft SPA, and (l) the Benefits Assignment and Assumption Agreement.

“Assignment and Assumption Agreement” means the assignment and assumption agreement to be entered into between the Company and Purchaser or one of its Affiliates, in form and substance mutually agreed by the Parties.

“Assumed Benefit Plan” means (a) any Employee Benefit Plan that is maintained or sponsored by a Target Company that will transfer to Purchaser or its Affiliates under applicable Law as a result of the transactions contemplated by this Agreement, and (b) the US Assumed Benefit Plans.

“Assumed Intercompany Payables” means the payables of the Company to any Target Company as of the Closing, excluding the Specified UK Intercompany Payables and the Specified Swiss Intercompany Payables.

“Authorization” means any authorization, approval, consent, certificate, license, registration, permit, franchise or similar right obtained from or other filing issued or required by any Governmental Authority or pursuant to any Law.

“Benchmark Date” means the day immediately preceding the Closing Date.

“Benchmark Time” means 11:59 p.m. (local time wherever applied) on the Benchmark Date.

“Bill of Sale” means the bill of sale to be entered into by and between the Company and Purchaser or one of its Affiliates, in form and substance mutually agreed by the Parties.

“Bulletin 7” means the Tax notice issued by the PRC State Taxation Administration titled the “State Taxation Administration’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises” (State Taxation Administration Bulletin [2015] No. 7)（国家税务总局《关于非居民企业间接转让财产企业所得税若干问题的公告》（国家税务总局公告2015年第7号）, as may be amended or supplemented from time to time, including any similar or replacement Law on the Tax treatment of the offshore indirect transfer of any property of an “establishment or place” situated in the PRC, real estate situated in the PRC, equity interest in PRC resident enterprises and any other property directly held by a non-resident enterprise and whose transfer results in enterprise Income Tax Liability for the non-resident enterprise in accordance with the provisions of the Enterprise Income Tax Law of the PRC, and any applicable Laws in the PRC against the avoidance of PRC Tax.

“Business” means the business of developing, manufacturing, marketing, commercializing, distributing and selling filtration and purification resins and adsorption/absorption media of any nature (organic or synthetic/inorganic, chemical-based or otherwise), including styrenic, phenolic, vinylic, acrylic, methacrylic, or agarose based affinity, ion exchange, catalyst, chromatographic, absorbant, adsorbent and other resins and polymers, enzyme carriers, resin-based active pharmaceutical ingredients (APIs) and excipients, and any integrated, adjacent, alternative, emerging or related products, technologies, applications, services and solutions (including digital), for removing substances from or adding substances to liquids, gases and solids, as conducted, planned or under development or consideration, by the Company and its direct and indirect Subsidiaries, the Target Companies and their respective Affiliates, as applicable, as evidenced by the Business’s written records, as of immediately prior to the Closing and at any time during the five (5) years prior to Closing.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City, New York, Zurich, Switzerland, Jersey or London, United Kingdom are authorized or obligated by Law or executive order to close.

“Business Intellectual Property” means all Intellectual Property that is owned by the Company or any Target Company.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Cash Equivalents” means with respect to (1) the Target Companies, an amount equal to, without duplication, all cash or cash equivalents, including (i) cash on hand, bank balances, term deposits and cash on deposit (including the security deposits set forth on Section 1.1(B) of the Company Disclosure Letter), (ii) uncleared checks or drafts received or deposited for the account of any Target Company to the extent a corresponding amount has been cleared from accounts receivable, to the extent applicable and (iii) short-term investments that are readily convertible to cash, including short-term deposits with original maturities of three months or less, demand deposits, savings accounts, certificates of deposit, money market funds, U.S. treasury bills and other highly liquid marketable securities; and (2) the Company, an amount equal to, without duplication, (I) all cash or cash equivalents, including (i) cash on hand, bank balances, term deposits and cash on deposit (including the security deposits set forth on Section 1.1(B) of the Company Disclosure Letter), (ii) uncleared checks or drafts received or deposited for the account of the Company to the extent a corresponding amount has been cleared from accounts receivable, to the extent applicable and (iii) short-term investments that are readily convertible to cash, including short-term deposits with original maturities of three months or less, demand deposits, savings accounts, certificates of deposit, money market funds, U.S. treasury bills and other highly liquid marketable securities, in each case under this clause (2)(I), to the extent held in any Transferred Bank Account; and (II) any security deposits paid by the Company related to any real property lease that will be assumed by the Purchaser pursuant to this Agreement; provided that Cash Equivalents shall not include (A) any amounts required to cover uncleared checks or drafts, issued by any Target Company or the Company, as applicable (to the extent a corresponding amount has been cleared from accounts payable, to the extent applicable), and (B) Retained Cash Equivalents.

“Closing” means the closing of the Contemplated Transactions pursuant and subject to the terms of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Disclosure Letter” means the letter from the Company to Purchaser delivered concurrently with the execution of this Agreement.

“Company Employee” means any individual who is employed by the Company or any of its Subsidiaries, Purolite Poland or Zhe Jiang Purosoft Home Appliances Sale Co, Ltd. (“Purosoft China”), other than an Excluded Employee.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Authority; Enforceability); Section 4.3 (The Shares); Section 4.4(a) and Section 4.4(b) (Organization; Subsidiaries); and Section 4.19 (Brokers); provided that only the representations and warranties set forth in Section 4.4(a) and Section 4.4(b) with respect to the Company and the Acquired Companies (and not those with respect to any other Target Company) shall be treated as Company Fundamental Representations.

“Company Independent Contractor” means each independent contractor or consultant of the Company or any of its Subsidiaries.

“Confidentiality Agreements” means (i) the Confidentiality Agreement between the Company and Purchaser, dated as of February 26, 2021, as supplemented by the addendum dated as of May 25, 2021 and (ii) the Confidentiality Agreement between the Company and Purchaser, dated as of September 29, 2021.

“Consideration Allocation Schedule” means the consideration allocation schedule to be delivered by the Seller Representative to Purchaser at least three (3) Business Days prior to the Closing.

“Consolidated Tax Returns” means any Tax Returns with respect to federal, state, provincial, local or foreign income taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis.

“Contemplated Transactions” means the purchase and sale of the Shares, the Purosoft HoldCo Shares, and the Purchased Assets, and the assignment and assumption of the Assumed Liabilities, in each case as contemplated herein.

“Contract” means any legally binding agreement, arrangement, contract, lease, license, commitment, warranty, guaranty, or other similar instrument or obligation.

“Coronavirus” means the presence, transmission, or threat of a novel coronavirus, including COVID-19 or SARS-CoV-2, or any variations, evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Coronavirus Measure” means any restriction, quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to a Coronavirus, including the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Families First Coronavirus Response Act and the American Rescue Plan Act.

“Current Assets” means, with respect to the Company and the Target Companies as of the Benchmark Time, all current assets, but only those current assets (on a consolidated basis) that are specifically listed in the Illustrative Calculation of Net Working Capital set forth on Annex D hereto, calculated in accordance with the Accounting Principles. Current Assets shall not include (i) any assets in respect of Income Taxes of the Target Companies, (ii) any assets in respect of Taxes of the Company, and (iii) any deferred Income Tax assets of the Company or Target Companies.

“Current Liabilities” means, with respect to the Company and the Target Companies as of the Benchmark Time, all current liabilities, but only those current liabilities (on a consolidated basis) that are specifically listed in the Illustrative Calculation of Net Working Capital set forth on Annex D hereto, calculated in accordance with the Accounting Principles. Current Liabilities shall not include (i) any liabilities in respect of Income Taxes of the Target Companies, (ii) any liabilities in respect of Taxes of the Company, and (iii) any deferred Income Tax liabilities of the Company or Target Companies.

“Data Transfer Agreement” means the data transfer agreement to be entered into by and between the Company and Purchaser or one of its Affiliates, in form and substance mutually agreed by the Parties.

“Employee Benefit Plan” means (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and (ii) each other compensation, bonus, cash or equity based compensation or incentives, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent deferred compensation, incentive compensation, thirteenth month, holiday, vacation, welfare benefit, severance, termination indemnity, retirement, employment, pension, pension or savings benefits, supplemental income, retiree benefit, change in control, retention, life insurance, death benefit, sick pay, disability, educational assistance, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefit plan, program, agreement or arrangement, in each case which is either (x) sponsored, maintained or contributed to by the Company or any of its Affiliates in respect of any current or former Company Employee (or their eligible dependents or beneficiaries) or (y) pursuant to which the Company or any of its Affiliates has any Liability regardless of whether it is mandated under local Law; provided that an Employee Benefit Plan shall not include any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee.

“Environmental Law” means any applicable Law (i) relating to the protection of the environment (including indoor and outdoor air, surface water, groundwater, drinking water, and surface or subsurface land), (ii) as pertains to exposure to Hazardous Materials, public and occupational health and safety, or (iii) relating to the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, Release, disposal or other management of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means JPMorgan Chase & Co., a national banking institution incorporated under the Laws of the United States of America.

“Escrow Agreement” means the Escrow Agreement to be entered into by and among the Company, Purchaser and the Escrow Agent, in form and substance mutually agreed by the Parties and the Escrow Agent.

“Estimated Cash Equivalents” means the Company’s good faith estimate of Cash Equivalents as of the Benchmark Time.

“Estimated Closing Payment Amount” means the Estimated Purchase Price minus the Adjustment Escrow Amount minus the Purosoft Purchase Price.

“Estimated Indebtedness” means the Company’s good faith estimate of Indebtedness as of the Benchmark Time.

“Estimated Net Working Capital” means the Company’s good faith estimate of Net Working Capital as of the Benchmark Time.

“Estimated Real Estate Prorations” means the Company’s good faith estimate of the Real Estate Prorations.

“Estimated Transaction Expenses” means the Company’s good faith estimate of Transaction Expenses.

“Excluded Employee” means each individual listed on Section 1.1(C) of the Company Disclosure Letter.

“Excluded Taxes” means, without duplication and excluding Transfer Taxes (which are addressed in Section 11.5(b)), any (a) Pre-Benchmark Asset Taxes, (b) Taxes imposed on the Contemplated Transactions, including any Taxes imposed by any PRC Tax Authority (together with penalties and interest) on the Contemplated Transactions and any Brazilian capital gains Tax  (together with penalties and interest) imposed on the Contemplated Transactions in excess of the amount deducted and withheld by Purchaser from the Estimated Purchase Price and Final Purchase Price pursuant to Section 2.10, (c) Taxes imposed with respect to the Excluded Assets or the Retained Liabilities for any Tax period, (d) Pre-Benchmark Target Company Taxes, (e) Pre-Benchmark CFC Taxes, (f) any Liability of any Target Company for Taxes of any Person (other than a Target Company), which Liability arises by reason of such Target Company being a member of an affiliated, consolidated, combined, or unitary group that includes such Person prior to the Closing, (g) any successor or transferee Liability of any Target Company or other secondary or non-primary Liability of any Target Company for the Taxes of any Person (other than a Target Company), which Liability arises as a result of transactions or events occurring, or Contracts or agreements entered into, prior to the Closing, (h) Taxes (including Income Taxes but excluding Post-Benchmark Taxes) imposed on the Sellers or any of their Affiliates (other than the Target Companies) for any Tax period, and (i) any Taxes described in the foregoing (a) through (h) for which Purchaser, the Target Companies, or any of their Affiliates is jointly and severally liable or becomes liable as a successor or transferee.

“Final Determination” means (i) with respect to U.S. federal Income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD, and (ii) with respect to Taxes other than U.S. federal Income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations.

“Founder Fundamental Representations” means the representations and warranties of the Founder Sellers set forth in Section 5.1 (Authority; Enforceability); Section 5.3(a) (Ownership of Shares); and Section 5.5 (Brokers).

“Fraud” means a knowing and intentional fraud in the making of a representation or warranty expressly stated in Article IV, Article V or Article VI of this Agreement; provided that (i) such representation or warranty was materially false or materially inaccurate at the time such representation or warranty was made, (ii) the Party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, that such representation or warranty was materially false or materially inaccurate, (iii) such Party had the specific intent to deceive another Party and induce such other Party to enter into this Agreement and (iv) such other Party reasonably relied on such false or inaccurate representation or warranty in entering into this Agreement.  “Fraud” shall not include any cause of action, including fraud, based on constructive or imputed knowledge, negligence or recklessness.

“Governing Documents” means a Person’s articles of association or incorporation, bylaws, operating agreement, partnership agreement or other equivalent constitutional documents.

“Governmental Authority” means any supra-national, national, federal, state, provincial, municipal, foreign or local government (including any subdivision, court of competent jurisdiction, department, agency, branch or commission or other authority thereof), stock exchange, self-regulatory organization, or any other body exercising executive, legislative, judicial, regulatory, taxing, administrative, or any other governmental authority.

“Governmental Order” means any order, injunction, judgment or other award, decree, ruling, determination, or writ of a Governmental Authority or arbitrator.

“Hazardous Materials” means all materials, substances, products, wastes, or contaminants defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive” or “radioactive,” or words of similar import or meaning, pursuant to Environmental Law, including oils, petroleum, petroleum products, asbestos or asbestos-containing material in any form or condition, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“HSBC Payoff Amount” means the amount specified in the payoff letter from HSBC Bank plc delivered pursuant to Section 3.2(a)(xii).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Taxes” means Taxes imposed on, or determined by reference to, gross income, net income, gross receipts, gains, profits, franchise or any similar item.

“Indebtedness” means, with respect to the Company and the Target Companies, an amount equal to, without duplication, (i) the unpaid principal amount of, and accrued interest in respect of, indebtedness for borrowed money; (ii) other indebtedness that is evidenced by a note, bond, draft, debenture or similar debt instrument (excluding performance guarantees and similar bonds); (iii) obligations under leases that are classified as capital or finance leases in accordance with the Accounting Principles; (iv) letters of credit to the extent drawn; (v) obligations for the deferred purchase price of property or services; (vi) obligations under any interest rate, currency or other hedging agreement; (vii) any guaranty by the Company or any Target Company of obligations of the types described in clauses (i) through (vi); and (viii) any prepayment penalties, premiums, breakage costs, fees and other costs and expenses as a result of repayment related to any of the foregoing clauses (i) through (vii) on the Closing Date; provided, however, that in no event will Indebtedness include: (a) any indebtedness incurred by any Target Company that is owed to another Target Company, (b) any undrawn amounts under existing letters of credit, lines of credit and revolving credit facilities, (c) any amount that is deducted from the Purchase Price as a Transaction Expense or included as a Current Liability in the determination of Net Working Capital, (d) any obligations associated with leases other than those described in clause (iii) above, (e) the amount of the Specified UK Intercompany Payables, (f) the amount of the Specified Swiss Intercompany Payables, (g) the HSBC Payoff Amount, (h) the amount of the Assumed Intercompany Payables and (i) the items set forth in Section 1.1(D) of the Company Disclosure Letter.

“Intellectual Property” means all intellectual property, industrial property, and proprietary rights worldwide, whether registered or unregistered, including rights in and to (a) patents and utility models (“Patents”) and inventions and invention disclosures (whether or not patentable), (b) copyrights, moral rights and mask work rights, (c) trade secrets, Know-How, proprietary information (such as processes, formulae, models and methodologies), business or financial information, technical or engineering information, drawings, schematics, tooling maintenance information and assembly instructions (“Trade Secrets”), (d) trademarks, trade names, logos, service marks, trade dress, emblems, certification marks, collective marks, insignia, slogans, corporate names, DBAs, other similar designations of source or origin and general intangibles of like nature, together with all of the goodwill symbolized by or associated with any of the foregoing (“Trademarks”), (e) domain names, IP addresses, and web addresses, (f) designs, (g) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions of any of the foregoing (as applicable), each of which shall be deemed to be included in Patents, Trademarks or the foregoing clauses (a) or (d), as applicable, and (h) rights to sue for past, present, and future infringement of the rights set forth above.

“Intellectual Property Assignment Agreement” means the Intellectual Property assignment agreement to be entered into by and between the Company and Purchaser or one of its Affiliates, in form and substance mutually agreed by the Parties.

“Interest Rate” means 5% per year in excess of the prime rate of interest as published in The Wall Street Journal in effect on a given date, or a lesser rate that is the maximum permitted by applicable Law.

“IRS” means the Internal Revenue Service of the United States of America.

“Know-How” means all technical, scientific and other know-how, trade secrets, information, inventions, developments, knowledge, technology, research, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, designs, drawings, assembly procedures, computer programs, apparatuses, specifications and data, results and other material, including drug discovery and development technology, assays and any other methodology, manufacturing procedures, test procedures and purification and isolation techniques, whether or not confidential, patented or patentable and whether in written, electronic or any other form now known or hereafter developed.

“Knowledge of Purchaser” means the actual knowledge of, or any knowledge that would be obtained after reasonable inquiry by, those Persons set forth in Section 1.1 of the Purchaser Disclosure Letter.

“Knowledge of the Company” means the actual knowledge of, or any knowledge that would be obtained after reasonable inquiry by, those Persons set forth in Section 1.1(E) of the Company Disclosure Letter.

“Law” means any applicable (a) federal, national, state, provincial, local, municipal, supra-national or foreign law, (b) statute, code, ordinance, rule, regulation, constitution or treaty of a Governmental Authority or (c) Governmental Order.

“Liabilities” means any and all losses, debts, liabilities and obligations, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed Intellectual Property” means all material Intellectual Property that is licensed from a third party to the Company or any Target Company.

“Liens” means any mortgage, hypothec, lien, pledge, charge, right of first refusal, right of first offer, purchase option, easement, claim, covenant, equitable interest, license or similar encumbrance or other security interest of third parties, in each case excluding any Permitted Lien.

“Losses” means all losses, damages, Liabilities, Taxes, claims, costs and expenses (including reasonable attorneys’ fees), interest, penalties, fines, assessments, injuries, Governmental Orders, Actions, and settlements.

“Material Adverse Effect” means any fact, event, change, development or effect that has a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Business, taken as a whole; provided that no fact, event, change, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) any national, international, foreign, domestic or regional economic, financial, social or political conditions (including changes therein), including (i) hostilities, acts of war, protests, riots, unrest, sabotage, terrorism, cyberterrorism or cybercrime or military actions or any escalation or worsening of any of the same, (ii) changes in any financial, debt, credit, capital or banking markets or conditions, and (iii) changes in interest, currency or exchange rates or tariffs or any trade wars; (b) any act of God, hurricane, flood, tornado, fire, explosion, weather event, earthquake, landslide, other natural disaster, epidemic, plague, pandemic (including the Coronavirus), or other outbreak of illness or public health event (whether human or animal); (c) changes in legal or regulatory conditions, including changes or proposed changes in Law or interpretations thereof (whether or not related to the Coronavirus pandemic or other similar pandemic or public health emergency); (d) changes in UK GAAP or interpretations thereof; (e) changes in the industries in which the Business operates; (f) the failure of the Business to meet any internal or published projections, estimates or forecasts of revenues, goals, earnings or other measures of financial or operating performance for any period (provided that any fact, event, change, development or effect that caused such failure shall not be excluded under this clause (f), unless otherwise excluded pursuant to this Agreement); (g) any effect resulting from the negotiation, pendency, announcement or consummation of this Agreement or compliance with the terms of this Agreement or the Contemplated Transactions, including adverse effects related to compliance with the covenants or agreements contained herein, or the identity of Purchaser or its Affiliates; (h) the effect of any action taken or any omission to act by Purchaser with respect to the Business, the Target Companies or the Contemplated Transactions, including any communication or disclosure by Purchaser or any of its Affiliates of its plans or intentions with respect to the Business or the Target Companies, including losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, vendors, distributors, financing sources, licensors, licensees or others having relationships with the Business; or (i) the effect of any event, action taken or omission to act by the Sellers or their Affiliates contemplated by this Agreement or at the express written request of or with the express written consent of Purchaser; provided that, to the extent that any event in clauses (a) or (b) materially and disproportionately has a greater adverse impact on the Business, taken as a whole, as compared to the adverse impact such event has on other Persons operating in the same industries as the Business operates, then the incremental effect of such event shall be taken into account in determining whether a Material Adverse Effect has occurred.

“Net Working Capital” means the amount equal to: (a) Current Assets; minus (b) Current Liabilities.

“Net Working Capital Overage” means the amount, if any, by which (a) the Net Working Capital as of the Benchmark Time is greater than (b) the Target Net Working Capital; provided that (i) if such amount is less than $5,000,000, for purposes of this Agreement, the Net Working Capital Overage shall be equal to zero (0), and (ii) if such amount is greater than $5,000,000, for purposes of this Agreement, the Net Working Capital Overage shall be equal to the excess of Net Working Capital as of the Benchmark Time over the Target Net Working Capital.

“Net Working Capital Underage” means the amount, if any, by which (a) the Net Working Capital as of the Benchmark Time is less than (b) the Target Net Working Capital; provided that (i) if such amount is less than $5,000,000, for purposes of this Agreement, the Net Working Capital Underage shall be equal to zero (0), and (ii) if such amount is greater than $5,000,000, for purposes of this Agreement, the Net Working Capital Underage shall be equal to the difference between Net Working Capital as of the Benchmark Time and the Target Net Working Capital.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“PA Owned Real Property” means the real property known as 3620 G Street, Philadelphia, Pennsylvania, held in fee simple by the Company (successor-in-interest to Brotech Corp.), and evidenced by the Special Warranty Deed by and between Philadelphia Authority for Industrial Development as grantor, and Brotech Corp. as grantee, dated October 17, 1997.

“Permitted Liens” means (i) those Liens set forth in Section 1.1(F) of the Company Disclosure Letter; (ii) Liens in favor of vendors, warehousemen, mechanics, carriers, workmen, repairmen, materialmen, suppliers, or Persons having taken part in the construction or renovation of real or immovable property or other like Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith by appropriate Actions; (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iv) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate Actions and for which adequate reserves have been maintained in accordance with UK GAAP on the Financial Statements; (v) Liens that do not, individually or in the aggregate, materially impair or affect the continued use and operation of the Company’s and Target Companies’ assets in the conduct of their business as presently conducted; (vi) easements, servitudes, covenants, rights-of-way, charges or other similar rights, interest, restrictions or encumbrances; (vii) any conditions disclosed on title reports, title insurance policies or foreign equivalents made available to Purchaser or that may be shown by a current, accurate title report, title insurance policy or foreign equivalent; (viii) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by or are in favor of any developer, landlord or other third party on property over which the Company or Target Companies have use, occupancy or easement rights and (C) unrecorded encumbrances, easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in this clause (viii), in the aggregate, materially impair the continued use and operation of real property used in the conduct of the business of the Company and the Target Companies as presently conducted; (ix) undetermined or inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws or of which written notice has not been given in accordance with applicable Laws and which, in any such case, relate to obligations not due and payable; (x) non-exclusive licenses of and other grants of rights to use or obligations with respect to Intellectual Property, granted in the ordinary course of business; (xi) any Liens arising under applicable corporation (or similar entities) or securities Law; and (xii) any other Liens that will be released and, as applicable, removed of record at or prior to the Closing Date or which Purchaser will have the right to remove of record as of the Closing Date pursuant to any payoff letter delivered pursuant to Section 3.2(a)(xii), Section 3.2(a)(xiii) or Section 3.2(a)(xiv).

“Person” means an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing or any other entity or organization, including a Governmental Authority, and including any successor, by merger, amalgamation or otherwise, of any of the foregoing.

“Post-Benchmark Tax Period” means any Tax period (or portion thereof) beginning after the Benchmark Date.

“Post-Benchmark Taxes” means, without duplication, (i) Taxes, other than Income Taxes, with respect to the Purchased Assets, the Assumed Liabilities, or the Business, other than Pre-

Benchmark Asset Taxes and (ii) Taxes of the Target Companies for any Post-Benchmark Tax Period, including the portion of any Straddle Period beginning after the Benchmark Date determined in accordance with Section 7.6(e), in each case, other than any Excluded Taxes.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement, the Special Administrative Regions of Hong Kong and Macao and Taiwan.

“Pre-Benchmark Asset Taxes” means Taxes, other than Income Taxes, imposed with respect to the Purchased Assets, the Assumed Liabilities, or the Business (a) for any Pre-Benchmark Tax Period, including the portion of any Straddle Period ending on the Benchmark Date determined in accordance with Section 7.6(e), or (b) attributable to actions taken by the Sellers or any of their Affiliates outside the ordinary course of business after the Benchmark Date and prior to the Closing (other than actions expressly required by this Agreement).

“Pre-Benchmark CFC Taxes” means Taxes of Purchaser or any of its Affiliates that are imposed as a result of any inclusion under Sections 951 or 951A of the Code in respect of income of the Target Companies for any Tax period that includes (but does not end on) the Closing Date that is attributable to (a) a Pre-Benchmark Tax Period or (b) actions taken by the Sellers or any of their Affiliates outside the ordinary course of business after the Benchmark Date and prior to the Closing (other than actions expressly required by this Agreement). The amount of Pre-Benchmark CFC Taxes shall be calculated taking into account any tested loss under Section 951A(c) of the Code, deduction under Section 250(a)(1)(B) of the Code, and credit under Section 960(a) or (d) of the Code, in each case to the extent such tested loss, deduction, or credit is allowed in respect of loss, foreign tax liability, or another relevant item of the Target Companies for any Tax period that includes (but does not end on) the Closing Date that is attributable to a Pre-Benchmark Tax Period. For purposes of determining the amount of Pre-Benchmark CFC Taxes, (i) the amount of a Target Company’s income, loss, foreign tax liability, or other relevant item for any Tax period that includes (but does not end on) the Closing Date that is attributable to a Pre-Benchmark Tax Period shall be computed on a “closing-of-the-books” basis as if any relevant Tax period of such Target Company ended at the close of business on the Benchmark Date and (ii) the Target Companies shall be deemed to be the only controlled foreign corporations (as defined in Section 957(a) of the Code) with respect to which either Purchaser or any its Affiliates is a United States shareholder (as defined in Section 951(b) of the Code). Any reference in this definition to a Section of the Code shall include any corresponding or similar provision of state or local Tax Law.

“Pre-Benchmark Target Company Taxes” means Taxes of the Target Companies (a) for a Pre-Benchmark Tax Period, including the portion of any Straddle Period ending on the Benchmark Date determined in accordance with Section 7.6(e), or (b) attributable to actions taken by the Sellers or any of their Affiliates outside the ordinary course of business after the Benchmark Date and prior to the Closing (other than actions expressly required by this Agreement).

“Pre-Benchmark Tax Period” means any Tax period (or portion thereof) ending on or before the Benchmark Date.

“Purchased Intercompany Receivables” means the receivables of the Company from any Target Company as of the Closing.

“Purchaser Disclosure Letter” means the disclosure letter that Purchaser has delivered to the Sellers concurrently with the execution of this Agreement.

“Purchaser Real Estate Prorations” means the amount of Real Estate Prorations credited to Purchaser that accrued after the Benchmark Time.

“Purchaser Related Parties” means Purchaser, its Affiliates, and each of Purchaser’s and its Affiliates’ respective current and former officers, directors, employees, partners, managers, members, advisors, successors and permitted assigns.

“Purosoft HoldCo Shares” means all of the issued shares in the capital of Purosoft HoldCo.

“Purosoft Purchase Price” means the purchase price for the Purosoft HoldCo Shares, as shall be set forth in the Purosoft SPA.

“Real Estate Prorations” means the items of expense with respect to the PA Owned Real Property prorated between the Parties, as mutually agreed by the Parties.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Real Property Leases” means the real property leases, subleases, licenses, and any other use and occupancy agreements with respect to the Leased Real Property, including all amendments, modifications, supplements, extensions and renewals with respect thereto, pursuant to which the Company or any of the Target Companies is a party.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersing, escaping, dumping, migrating or leaching into the environment, including ambient air, surface water, surface or subsurface strata or groundwater, including the movement of Hazardous Materials through or in the outdoor air, soil, surface water, groundwater or property, in each case in contravention of any Environmental Law.

“Representatives” means, with respect to any Person, any and all directors, managers, officers, members, shareholders, trustees, beneficiaries, employees, consultants, financial advisors, counsel, accountants and other agents, advisors or representatives of such Person.

“Retained Cash Equivalents” means with respect to the Company, an amount equal to, without duplication, all cash or cash equivalents, including (i) cash on hand, bank balances, term deposits and cash on deposit, (ii) uncleared checks or drafts received or deposited for the account of the Company to the extent a corresponding amount has been cleared from accounts receivable, to the extent applicable, and (iii) short-term investments that are readily convertible to cash, including short-term deposits with original maturities of three months or less, demand deposits, savings accounts, certificates of deposit, money market funds, U.S. treasury bills and other highly liquid marketable securities, in each case, solely to the extent not held in a Transferred Bank Account; provided that Retained Cash Equivalents shall not include Cash Equivalents.

“RWI Policy” means the representation and warranty insurance policy obtained by Purchaser in connection with the Contemplated Transactions, attached hereto as Exhibit B.

“Sanctioned Person” means (a) any Person designated on a sanctions or export controls-related list maintained by the United States, the European Union, or the United Kingdom, including Persons designated on OFAC’s Specially Designated Nationals and Blocked Persons List, or (b) Persons 50% or more owned by such Persons, to the extent that ownership results in the same sanctions or export controls being applicable to the owned Person.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions.

“Sanctions” means the applicable trade and economic sanctions Laws of the United States, the European Union, and the United Kingdom.

“Securities Act” means the Securities Act of 1933.

“Seller Disclosure Letter” means the disclosure letter that the Founder Sellers delivered to Purchaser concurrently with the execution of this Agreement.

“Seller Real Estate Prorations” means the amount of Real Estate Prorations credited to the Sellers that accrued at or prior to the Benchmark Time.

“Seller Related Parties” means the Sellers, their respective shareholders, members or Affiliates, and each of the Sellers’ and their respective shareholders’, members’ or Affiliates’ respective current and former officers, directors, trustees, beneficiaries, employees, partners, managers, members, advisors, successors and permitted assigns.

“Solvent” means, with respect to any Person, that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable United States federal Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Specified Indebtedness” means any Indebtedness set forth in Section 1.1(G) of the Company Disclosure Letter.

“Specified Swiss Intercompany Payables” means any indebtedness, accounts payable, or amounts otherwise owing by the Company to Purolite Switzerland as of the Closing.

“Specified Swiss Intercompany Payables Amount” means, in respect of the Specified Swiss Intercompany Payables, an amount equal to the greater of (i) $0 and (ii) (x) the HSBC Payoff Amount minus (y) the Specified UK Intercompany Payables Amount.

“Specified UK Intercompany Payables” means any indebtedness, accounts payable, or amounts otherwise owing by the Company to Purolite UK as of the Closing.

“Specified UK Intercompany Payables Amount” means, in respect of the Specified UK Intercompany Payables, an amount equal to the lesser of (i) the amount indicated in the payoff letter received pursuant to Section 3.2(a)(xiii) and (ii) the HSBC Payoff Amount.

“Subsidiary” of any Person means any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership ownership interests are, as of such date, owned, controlled or held by, or a majority of such entity’s gains or losses is entitled to be allocated to, the applicable Person or one or more subsidiaries of such Person.

“Target Companies” means (a) the Subsidiaries of the Company, including the Acquired Companies, (b) Purolite sp. z o. o., a Polish limited liability company (“Purolite Poland”), (c) Baoyun Aqua Chemicals (Shandong) Co Limited, a Chinese limited liability company (provided that, for purposes of (i) Article IV and Article V, Baoyun Aqua Chemicals (Shandong) Co Limited shall be deemed a Target Company solely for purposes of Section 4.4, and all representations contained in Section 4.4 shall be deemed qualified by the Knowledge of the Company solely with respect to Baoyun Aqua Chemicals (Shandong) Co Limited and (ii) Article VII, Baoyun Aqua Chemicals (Shandong) Co Limited shall not be deemed a Target Company), (d) Purosoft HoldCo (provided that solely for purposes of Section 4.5(a), Purosoft HoldCo shall not be deemed a Target Company), and (e) Purosoft China (provided that solely for purposes of Section 4.5(a), Purosoft China shall not be deemed a Target Company) and “Target Company” means any of them.

“Target Net Working Capital” means $141,000,000.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit, excess charitable contribution, general business credit, research and development credit, or any other similar Tax attribute that can be carried forward or backward to reduce a Tax or create a refund, credit, or other item that causes reduction in an otherwise required liability for Taxes.

“Tax Authority” means a Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Claim” means a claim by any Tax Authority.

“Tax Return” means any return, report, declaration, information return, statement or other document filed or required to be filed with any Governmental Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Taxes” means (a) all taxes, charges, duties, fees, levies or other assessments, including income, excise, gross receipts, property, sales, use, value-added, profits, license, withholding, ad valorem, payroll, employment, net worth, goods or services, capital gains, conveyance or transfer, stamp, social security, workers’ compensation or unemployment, environmental, occupation and franchise taxes, imposed by any Governmental Authority, and including any interest, penalties and additions thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee liability, joint and several liability, or by reason of being a member of an affiliated, consolidated, combined, unitary, or other group for any period, or payable by reason of contract assumption, operation of law, or otherwise, and (c) any Liability for the payment of amounts described in clause (a) or (b) as a result of any tax sharing agreement, tax indemnity agreement, or any other express or implied agreement to pay or indemnify any other Person whether by Contract or otherwise.

“Trade Control Laws” means all applicable Laws relating to the import, export, reexport, deemed export, deemed reexport, or transfer of information, data, goods, services, software and technology, including the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, the Foreign Trade Regulations administered by the United States Census Bureau, customs and import Laws administered by United States Customs and Border Protection, any other export controls, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other applicable Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Transaction Expenses” means, in each case, solely to the extent not paid prior to the Closing, without duplication, the sum of (A) all amounts that are payable by any Target Company to (x) counsel to the Target Companies or the Sellers and (y) any other transaction advisors engaged by the Target Companies or the Sellers, including financial advisors, investment bankers, brokers, accountants and data room administrators, in connection with this Agreement (including the fees payable to both of Evercore Group LLC and Centerview Partners LLC), in the case of each of clauses (x) and (y) for services rendered prior to the Closing, (B) amounts agreed to be paid by the Target Companies prior to the Closing that are payable by any of the Target Companies to directors, officers, consultants or employees of the Company or any Target Company as a result of and contingent solely on the consummation of the Contemplated Transactions, and (C) amounts that are payable to the Sellers or any of their respective shareholders, members or Affiliates by any Target Company triggered solely as a result of the execution of this Agreement or the consummation of the Contemplated Transactions (and not any event following the Closing); provided that Transaction Expenses shall not include (a) any amounts deducted from the Purchase Price as Indebtedness, (b) any amounts included as a Current Liability in the determination of Net Working Capital, (c) any fees or expenses incurred by or on behalf of Purchaser in connection with the Contemplated Transactions whether or not billed or accrued (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers and accountants of Purchaser) or (d) any other amounts paid by the Sellers or any of their respective shareholders, members or Affiliates (other than the Target Companies) in connection with the Contemplated Transactions.

“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, value-added, conveyance, documentary transfer, stamp, recording, registration or other similar Tax (including any notarial fee) incurred or payable in connection with, or otherwise relating to, the Contemplated Transactions or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement, provided, however, that Transfer Taxes shall not include (a) any Income Taxes or (b) any withholding Taxes that apply to amounts payable in connection with this Agreement.

“UK GAAP” means generally accepted accounting practice in the United Kingdom, including Financial Reporting Standard 102, as in effect on the Balance Sheet Date, or specifically with respect to the Financial Statements, the date thereof.

“UK Pension Plan” means the Purolite International Ltd Retirement Benefits Scheme.

“US Assumed Benefit Plan” means each Employee Benefit Plan providing for benefits to U.S. employees or their dependents or beneficiaries and which are listed on Annex E, which shall not include any benefits involving executive life insurance or pre-paid life insurance.

“Willful Breach” means: (a) an action or failure to act by one of the Parties that constitutes a material breach or violation of this Agreement, and such action was taken or such failure occurred with such Party’s knowledge or intention that such action or failure to act constituted a material breach or violation of this Agreement, and such breach or violation: (i) resulted in, or contributed to, the failure of any of the conditions to Closing set forth in Article VIII to be satisfied; or (ii) resulted in, or contributed to, the Closing not being consummated at the time the Closing would have otherwise occurred pursuant to Section 3.1; or (b) the failure of Purchaser to deliver on the Closing Date the full consideration payable pursuant to Article II and Article III under this Agreement.

Section 1.2Other Definitional Provisions.
(a)The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits, and Schedules, and not to any particular provision of this Agreement, and the words “date of this Agreement” refer to the date of this Agreement.
(b)The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.
(c)The terms “dollars” and “$” mean United States of America dollars.
(d)Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(e)When a reference is made in this Agreement to an Article, a Section, an Annex, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Annex, an Exhibit or a Schedule to this Agreement unless otherwise indicated.
(f)Any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations and published interpretations thereof. Any Contract defined or referred to in this Agreement means such Contract as amended, modified or supplemented from time to time in accordance with its terms thereof and hereof.
(g)Any reference to “writing” or comparable expressions includes a reference to email or comparable means of communication.
(h)Where used with respect to information, the phrases “delivered” or “made available” mean that the information referred to has been physically or electronically delivered to the relevant Parties or their respective Representatives at least two (2) days prior to the date hereof, including, in the case of information “made available” to Purchaser, material that has been posted in the virtual data room hosted by Datasite, entitled “Clean” and maintained by or on behalf of the Company in connection with the Contemplated Transactions (the “Data Room”) at least two (2) days prior to the date hereof.
(i)Reference to “day” or “days” are to calendar days.
(j)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(k)The information contained in this Agreement, the Company Disclosure Letter, the Seller Disclosure Letter, the Purchaser Disclosure Letter, the Exhibits, the Annexes and the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).
(l)No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of constructing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of its authorship of any provision of this Agreement.
(m)The term “or” will not be deemed to be exclusive.
(n)The term “will” has the same meaning as “shall”.
Article II

PURCHASE AND SALE
Section 2.1Purchase and Sale of Shares of the Acquired Companies.  Upon the terms and subject to the conditions set forth herein, at the Closing, Purchaser agrees to purchase, or to cause one or more of its designated Affiliates to purchase, from each Seller, and each Seller agrees to sell, assign, transfer, convey and deliver to Purchaser or its designated Affiliates, the equity interests of the Acquired Companies as are set forth opposite such Seller’s name on Annex B hereto (all such equity interests, collectively, the “Shares”).  Purchaser shall provide a written notice to the Sellers no later than thirty (30) days after the date hereof to identify the Persons that will acquire the Shares and the number of Shares to be acquired by each such Person, in each case subject to the terms of this Section 2.1.

Section 2.2Purchase and Sale of Assets of the Company.  Upon the terms and subject to the conditions set forth herein, at the Closing, the Company shall sell, convey, assign and transfer to Purchaser or its designated Affiliate, and Purchaser or its applicable designated Affiliate shall purchase, acquire and accept from the Company, free and clear of all Liens, other than Permitted Liens, all of the Company’s right, title and interest in, to and under the Purchased Assets.  The term “Purchased Assets” means all of the Company’s right, title and interest in and to all assets (other than the Excluded Assets) of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by the Company on the Closing Date relating to or developed or used or held for use in connection with the Business, including all right, title and interest of the Company in, to and under the following:
(a)all Contracts relating to the Business, including those set forth in Section 2.2(a) of the Company Disclosure Letter (the “Assigned/Assumed Contracts”);
(b)the PA Owned Real Property;
(c)all Intellectual Property owned by the Company or relating to or developed or used or held for use in the Business as presently conducted, including the Intellectual Property set forth in Section 2.2(c) of the Company Disclosure Letter;
(d)assets held under any or with respect to any Assumed Benefit Plans;
(e)all notes and accounts receivable relating to the Business, including the Purchased Intercompany Receivables;
(f)all rights relating to deposits and prepaid expenses related to the Business;
(g)all inventories relating to the Business, including finished goods, work in process, raw materials, and other materials and supplies to be used in the production of finished goods;
(h)all machinery, equipment, furniture, furnishings, computer hardware, materials, vehicles, tools, and other items of tangible personal property of every kind used in the Business, other than as set forth on Section 2.2(h) of the Company Disclosure Letter;
(i)all Authorizations used in the Business, in each case to the extent transferable under applicable Law;
(j) any books, accounts, documents, information, data, files and other records (including Tax Returns, other than Tax Returns described in Section 2.3(a)(iii)), in any form or medium, related to the Business, other than any such items related solely to the Excluded Assets or Retained Liabilities, provided that the Company shall be permitted to keep copies of such items that the Company is required by applicable Law to retain or the Company otherwise reasonably requires for Tax compliance purposes or any items that the Company may reasonably require in connection with the matter set forth on Section 2.3(a)(ix) of the Company Disclosure Letter, provided, further that the Company shall have the right to redact from any books, accounts, documents, information, data, files and other records any information to the extent related to the Excluded Assets or the Retained Liabilities;
(k)all rights, claims and credits to the extent relating to any other Purchased Asset or any Assumed Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of the Company to the extent in respect of any other Purchased Asset or any Assumed Liability;
(l)subject to Section 2.3(a)(viii), all attorney work-product protections, attorney-client privileges and other legal protections related to the Business, the Purchased Assets or the Assumed Liabilities;
(m) the bank accounts of the Company set forth on Section 2.2(m) of the Company Disclosure Letter (the “Transferred Bank Accounts”); and
(n)all rights under all confidentiality agreements with prospective purchasers of the Company, the Target Companies, the Business or any portion thereof.
Section 2.3Excluded Assets of the Business.
(a)Notwithstanding any other provision in this Agreement, Purchaser is not purchasing any of the following (the “Excluded Assets”):
(i)Retained Cash Equivalents;
(ii)Tax losses, Tax loss carry forwards and carrybacks and other Tax assets and attributes of the Company, including all refunds, credits, offsets or other similar benefits with respect to Taxes of the Company;
(iii) (A) Income Tax Returns of the Company, which shall include any Consolidated Tax Returns for any group that includes the Company, and (B) any books, accounts, documents, information, data, files and other records (including Tax Returns) related solely to any other Excluded Assets or any Retained Liabilities;
(iv)all records and reports prepared or received by the Sellers or any of their Affiliates in connection with the sale of the Business or the Contemplated Transactions, including all analyses relating to the Business, Purchaser or other prospective buyers so prepared or received;
(v)all rights, claims and credits to the extent relating to any other Excluded Asset or any Retained Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of the Company to the extent in respect of any other Excluded Asset or any Retained Liability;
(vi)all rights of the Company or any of its Affiliates arising prior to, on or after the Closing relating to the employment, compensation, benefits or termination of employment of any Excluded Employee, excluding rights under any agreements entered into contemporaneously with this Agreement, and expressly in contemplation of the Contemplated Transactions, between the Company and certain Excluded Employees as identified on Section 2.3(a)(vi) of the Company Disclosure Letter, which agreements are expressly intended by the Sellers, Purchaser and such Excluded Employees to be assigned to and be enforceable by Purchaser or its applicable Affiliate as the Company’s successor from and after the Closing, regardless of whether such Excluded Employee is hired by Purchaser or any of its Affiliates as an employee, consultant or in any other capacity;
(vii)all consideration received by, and rights of the Company or any of its Affiliates under, this Agreement or the Ancillary Agreements and any documents delivered or received in connection herewith or therewith;
(viii)all confidential communications between the Sellers and their Affiliates, on the one hand, and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) or any of the Company’s counsel listed on Section 2.3(a)(viii) of the Company Disclosure Letter (the “Company Local Counsel”), on the other hand, relating to the Business, the Shares, the Purosoft HoldCo Shares, the Assumed Liabilities, the Purchased Assets, the Excluded Assets, the Retained Liabilities, or arising out of or relating to the negotiation, execution or delivery of this Agreement or the Contemplated Transactions, including any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, and including any information or files in any format of Skadden in connection therewith; and
(ix)the assets set forth in Section 2.3(a)(ix) of the Company Disclosure Letter.
(b)Notwithstanding anything herein to the contrary, the Company may take (or cause one or more of its Affiliates to take) any such action as is necessary or advisable to transfer, effective as of or prior to the Closing Date, the Excluded Assets from the Target Companies to the Company or one or more of its Affiliates (other than a Target Company) for such consideration or for no consideration, as may be determined by the Company in its sole discretion.  After the Closing Date, Purchaser shall take all actions (or shall cause its Affiliates (including the Target Companies) to take all actions) reasonably requested by the Company to effect the provisions of this Section 2.3, including the return of any Excluded Assets.  Any action taken pursuant to this Section 2.3(b) after the Closing Date shall be deemed for purposes of calculating the Final Purchase Price pursuant to Section 2.8 to have occurred on the Closing Date.
Section 2.4Assumption of Certain Obligations of the Business.  Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to (i) assume and to satisfy and discharge any and all Liabilities of the Company, to the extent relating to, resulting from, or arising out of, the past, present or future operation or conduct of the Business or ownership or use of the Purchased Assets or the Shares, whether arising prior to, on or after the Closing, and whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, other than the Retained Liabilities and (ii) cause the Target Companies to satisfy and discharge their respective Liabilities (all of the foregoing Liabilities being collectively referred to herein as the “Assumed Liabilities”).  Assumed Liabilities shall include, but not be limited to, the following:

(a)all Liabilities assumed by, retained by or agreed to be performed by Purchaser or its Affiliates (including the Target Companies) pursuant to the terms of this Agreement or any Ancillary Agreement;
(b)all Liabilities in respect of any pending or threatened Action, whether class, individual or otherwise in nature, in law or in equity, whether or not presently asserted, arising out of, or to the extent relating to, the Business or the operation or conduct of the Business at any time, other than any Action listed on Section 2.4(b) of the Company Disclosure Letter;
(c)all Liabilities for Post-Benchmark Taxes;
(d)subject to Section 2.5(g), all Liabilities arising prior to, on or after the Closing relating to the ownership or operations of the Business, the Purchased Assets, or the Target Companies (including all Liabilities of the Company for accounts payable included in the calculation of Net Working Capital), but excluding ownership of the Company itself;
(e)all Liabilities arising prior to, on or after the Closing under any Contracts (including the Assigned/Assumed Contracts), sales orders, purchase orders, instruments or other commitments, obligations or arrangements that are assigned to Purchaser or any of its Affiliates pursuant to Sections 2.1, 2.2 or 7.5, at or subsequent to the Closing Date;
(f)except as provided in Section 2.5(e), all Liabilities arising prior to, on or after the Closing relating to (i) the employment, compensation, benefits or termination of employment of any Company Employee or any former employee of the Company or any of its Affiliates (other than any Excluded Employee), including accrued severance, Accrued Vacation and sales commissions, (ii) any Assumed Benefit Plan, (iii) the failure of Purchaser to provide an offer of employment to any Company Employee in accordance with Section 7.7 or (iv) the payments pursuant to paragraph 1 of Section 7.7(d)(iv) of the Purchaser Disclosure Letter;
(g)all Assumed Intercompany Payables;
(h)all Specified Swiss Intercompany Payables (if any), other than the Specified Swiss Intercompany Payables Amount;
(i)all Specified UK Intercompany Payables (if any), other than the Specified UK Intercompany Payables Amount;
(j)all Indebtedness as of the Closing;
(k)all Liabilities arising on or after the Closing that relate to the Letters of Credit;
(l)all Liabilities (including any amounts due under any existing recovery plan or agreed schedule of contributions or equivalent commitment, any related financial guarantees or covenants and that may arise as a result of the UK Pensions Regulator’s legal or regulatory obligations) in respect of the UK Pension Plan;
(m)all Liabilities related to the items set forth in Section 1.1(D) of the Company Disclosure Letter; and
(n)all Liabilities arising prior to, on or after the Closing under any consulting or similar transition services agreement entered into between Purchaser or any of its Affiliates (including, following the Closing, the Target Companies) and any Excluded Employee.
Section 2.5Retained Liabilities of the Business.  Except as otherwise expressly provided in this Agreement, the Company shall retain and be responsible only for the following Liabilities relating to the Business following the Closing (the “Retained Liabilities”):
(a)Liabilities for which the Company expressly has responsibility pursuant to the terms of this Agreement or any Ancillary Agreement;
(b)Liabilities of the Company solely and to the extent related to or arising out of the Excluded Assets;
(c)Liabilities for Excluded Taxes;
(d)Liabilities for any transaction expenses (including those of the type described in the definition of “Transaction Expenses”) incurred and payable by the Sellers in connection with the Contemplated Transactions;
(e)Liabilities arising under or in connection with (i) any Employee Benefit Plan that is not an Assumed Benefit Plan, or (ii) the matter set forth on Section 4.16(b) of the Company Disclosure Letter;
(f)the Specified UK Intercompany Payables Amount and the Specified Swiss Intercompany Payables Amount, each of which will be satisfied pursuant to Section 7.8;
(g)Liabilities relating to any claim by any Person (whether or not a Party to this Agreement) that any Person (other than any Seller) is entitled to receive any portion of the Estimated Purchase Price, the Final Purchase Price, or any other amounts payable to the Sellers by Purchaser under this Agreement or the Purosoft SPA; and
(h)Liabilities relating to obtaining and maintaining any D&O Insurance.
Section 2.6Purchase Price.  The aggregate purchase price for the Shares, the Purchased Assets and the Purosoft HoldCo Shares (allocated amongst the Sellers in accordance with the Consideration Allocation Schedule) shall be an amount in cash equal to, without duplication: (a) $3,700,000,000 (the “Base Price”), (b) plus the Net Working Capital Overage (if any), (c) minus the Net Working Capital Underage (if any), (d) minus Indebtedness as of the Benchmark Time, (e) plus Cash Equivalents as of the Benchmark Time, (f) minus Transaction Expenses (if any), (g) (x) plus the Seller Real Estate Prorations, if any, and (y) minus the Purchaser Real Estate Prorations, if any (the amount calculated pursuant to this sentence, the “Purchase Price”).

Section 2.7Estimated Closing Statement.
(a)On or before the date that is five (5) Business Days prior to the anticipated Closing Date, the Sellers shall prepare and the Seller Representative shall deliver (on behalf of the Sellers) to Purchaser a statement prepared in accordance with the Accounting Principles (the “Estimated Closing Statement”), setting forth (i) the Estimated Net Working Capital, (ii) the Estimated Indebtedness, (iii) the Estimated Cash Equivalents, (iv) the Estimated Transaction Expenses (if any), (v) the Estimated Real Estate Prorations, and (vi) the resulting calculation of the Purchase Price (such calculation, the “Estimated Purchase Price”), together with reasonable supporting detail.
(b)Purchaser and its Representatives shall have a reasonable opportunity to review and to discuss with the Sellers and their Representatives the Estimated Closing Statement and the Sellers and their Representatives shall reasonably assist Purchaser and its Representatives in their review of the Estimated Closing Statement, which assistance shall include providing to the Purchaser and its Representatives reasonable access to the books and records of the Company and the Target Companies, the personnel of the Company and the Target Companies, and work papers used in the preparation of the Estimated Closing Statement and prepared by or for the Sellers or the Target Companies, including historical financial information relating to the Companies and the Target Companies, in each case, as Purchaser or its Representatives may reasonably request.
(c)The Seller Representative shall consider in good faith any comments or objections to any amounts set forth on the Estimated Closing Statement notified to him by Purchaser prior to the Closing and if, prior to the Closing, the Seller Representative and Purchaser agree to make any modification to the Estimated Closing Statement, then the Estimated Closing Statement as so modified shall be deemed to be the Estimated Closing Statement for purposes of calculating the Estimated Purchase Price.  If Purchaser and the Seller Representative fail to agree upon the amounts set forth in the Estimated Closing Statement at least two (2) days prior to the Closing Date, then, subject to the satisfaction or waiver (if permissible) of the conditions set forth in Article VIII at the Closing, the Closing shall proceed at such time and on such date as otherwise contemplated by Section 3.1 and the Estimated Purchase Price set forth in the Estimated Closing Statement delivered by the Seller Representative pursuant to Section 2.7(a) shall be paid by Purchaser at the Closing in accordance with Section 3.2(b)(i). No failure by Purchaser to raise any objection or dispute pursuant to this Section 2.7(c) shall in any way prejudice Purchaser’s right to raise any matter pursuant to the provisions of Section 2.8.
Section 2.8Purchase Price Adjustment.
(a)As promptly as practicable following the Closing and in no event later than ninety (90) days following the Closing Date, Purchaser shall prepare and deliver a statement prepared in accordance with the Accounting Principles (the “Post-Closing Statement”), setting forth Purchaser’s good faith calculation of (i) Net Working Capital as of the Benchmark Time (the “Preliminary Net Working Capital”), (ii) Indebtedness as of the Benchmark Time (the “Preliminary Indebtedness”), (iii) Transaction Expenses (the “Preliminary Transaction Expenses”), (iv) Cash Equivalents as of the Benchmark Time (the “Preliminary Cash Equivalents”), (v) the Real Estate Prorations (the “Preliminary Real Estate Prorations”), and (vi) the resulting calculation of the Purchase Price (such calculation, the “Preliminary Purchase Price”), together with reasonable supporting detail and documentation.  The Post-Closing Statement shall be prepared in accordance with this Agreement, including the Accounting Principles.  If Purchaser fails to deliver a Post-Closing Statement within the time period contemplated by this Section 2.8(a), the Estimated Closing Statement delivered by the Seller Representative pursuant to Section 2.7(a) or Section 2.7(c), as applicable, shall be treated as the Post-Closing Statement for purposes of this Agreement.
(b)Upon receipt of the Post-Closing Statement, the Sellers shall have forty-five (45) days (the “Review Period”) to review such Post-Closing Statement and related computations of the Preliminary Net Working Capital, the Preliminary Indebtedness, the Preliminary Transaction Expenses, the Preliminary Cash Equivalents, the Preliminary Real Estate Prorations, and the Preliminary Purchase Price; provided that the Sellers have had at least ten (10) days to review any papers or documents reasonably requested from Purchaser by the Sellers or their Representatives and to discuss any such papers or documents with the personnel of Purchaser and the Target Companies prior to the thirtieth (30th) day of the Review Period; provided further, that in the event that Purchaser does not, or does not cause the Target Companies or any of their Affiliates and Representatives to, make available to the Sellers and their Representatives documents, information or personnel pursuant to this Section 2.8(b) prior to the thirtieth (30th) day of the Review Period, the Review Period shall be extended by one (1) day for each additional day required for Purchaser, the Target Companies and their Affiliates and Representatives, as applicable, to fully respond to any such request.  In connection with the review of the Post-Closing Statement, Purchaser shall cooperate with and give, and shall cause the Target Companies and its and the Target Companies’ Affiliates and Representatives to cooperate with and give, to the Sellers and their Representatives, reasonable access to the books and records of Purchaser and the Target Companies, the personnel of Purchaser and the Target Companies, and work papers used in the preparation of the Post-Closing Statement and prepared by or for Purchaser or the Target Companies, including historical financial information relating to the Target Companies, in each case, as the Sellers or their Representatives may reasonably request.  If the Seller Representative has accepted such Post-Closing Statement in writing or has not given written notice to Purchaser setting forth any objection to such Post-Closing Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then such Post-Closing Statement shall be final and binding upon the Parties, and shall be deemed the Final Closing Statement for purposes of Section 2.8(d).
(c)In the event that the Seller Representative delivers a Statement of Objections during the Review Period, Purchaser and the Seller Representative shall negotiate in good faith to resolve any such objection to Net Working Capital, Indebtedness, Transaction Expenses, Real Estate Prorations, or Cash Equivalents, as the case may be, within thirty (30) days following the receipt by Purchaser of the Statement of Objections (the “Consultation Period”).  If the Seller Representative and Purchaser reach an agreement in writing as to any such objections within the Consultation Period, the amounts so agreed shall be final and such agreement shall be deemed to be included in the Final Closing Statement for purposes of Section 2.8(d).  If the Seller Representative and Purchaser are unable to reach an agreement in writing as to any such objections within the Consultation Period, then either such Party may submit for resolution those items on the Statement of Objections that remain in dispute (the “Disputed Items”) to Deloitte & Touche LLP (the “Settlement Accountant”), or, if such accounting firm is unable or unwilling to serve in such role, another internationally recognized accounting firm mutually acceptable to Purchaser and the Seller Representative (provided that if Purchaser and the Seller Representative cannot agree on an accountant within ten (10) days after the expiration of the Consultation Period, then within an additional ten (10) days, the Seller Representative and Purchaser shall each select one accounting firm and those two firms shall, within ten (10) days after their selection, select a third (3rd) accounting firm to serve as the Settlement Accountant).  If requested by the Settlement Accountant, each of Purchaser and the Seller Representative agrees that it will enter into a customary engagement letter with the Settlement Accountant and provide customary indemnities in favor of the Settlement Accountant.  The Settlement Accountant shall act as an expert and not as an arbitrator, and shall only consider the Disputed Items.  The Seller Representative and Purchaser shall use their respective commercially reasonable efforts to cause the Settlement Accountant to resolve all disagreements as soon as practicable.  The Settlement Accountant’s determination shall be made solely in accordance with the terms and procedures set forth in this Agreement, including the Accounting Principles, consistent with the definitions of Purchase Price, Net Working Capital, Cash Equivalents, Transaction Expenses, Real Estate Prorations and Indebtedness contained herein.  The Settlement Accountant’s determination shall be based solely on the presentations to be made by, and submissions and supporting materials provided by, Purchaser and the Seller Representative in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review) and the Settlement Accountant may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Party or less than the smallest value for such Disputed Item claimed by either Party in the Post-Closing Statement or Statement of Objections, as applicable.  Neither Purchaser nor the Seller Representative may disclose to the Settlement Accountant, and the Settlement Accountant may not consider for any purpose, any settlement discussions or settlement offer(s) made by or on behalf of either Purchaser or the Seller Representative unless otherwise agreed by Purchaser and the Seller Representative. Neither Purchaser nor the Seller Representative shall communicate with the Settlement Accountant unless the other Party is present or party to such communication.  The final determination with respect to all Disputed Items shall be set forth in a written statement (including reasonable detail supporting the Settlement Accountant’s determination with respect to each Disputed Item) by the Settlement Accountant delivered to Purchaser and the Seller Representative and, absent mathematical error that is not promptly corrected by the Settlement Accountant or manifest error, the resolution of the dispute by the Settlement Accountant shall be final, binding and non-appealable on and by the Parties and such determination may be entered and enforced in any court of competent jurisdiction in accordance with Section 11.14.  The cost of, and expenses associated with, the Settlement Accountant’s review and determination shall be allocated between the Sellers, on the one hand, and Purchaser, on the other hand, in the same proportion that the aggregate amount of the Disputed Items submitted to the Settlement Accountant that is unsuccessfully disputed by each such Party (as finally determined by the Settlement Accountant) bears to the total amount of such Disputed Items so submitted, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses.
(d)The Post-Closing Statement as agreed to by Purchaser and the Seller Representative or as determined by the Settlement Accountant is referred to herein as the “Final Closing Statement” and (i)the Net Working Capital set forth on such Final Closing Statement shall be deemed the final Net Working Capital, (ii) the Indebtedness set forth on such Final Closing Statement shall be deemed the final Indebtedness, (iii) the Cash Equivalents set forth on such Final Closing Statement shall be deemed the final Cash Equivalents, (iv) the Transaction Expenses set forth on such Final Closing Statement shall be deemed the final Transaction Expenses, (v) the Real

Estate Prorations set forth on such Final Closing Statement shall be deemed the final Real Estate Prorations, and (vi) the Purchase Price set forth on such Final Closing Statement shall be deemed the final Purchase Price (the “Final Purchase Price”).
(e)In the event that the Final Purchase Price is greater than the Estimated Purchase Price (such excess, the “Final Overage”), then within five (5) Business Days of the determination of the Final Overage and the Final Closing Statement, (i) Purchaser shall pay, or cause to be paid, to the Sellers in the proportions set forth in the Consideration Allocation Schedule by wire transfer of immediately available funds, an amount equal to such Final Overage, and (ii) Purchaser and the Seller Representative shall provide joint written notice to the Escrow Agent to distribute the funds in the Adjustment Escrow Account to the Sellers in the proportions set forth in the Consideration Allocation Schedule.
(f)In the event that the Estimated Purchase Price is greater than the Final Purchase Price (such excess, the “Final Underage”), then within five (5) Business Days of the determination of the Final Underage and the Final Closing Statement, (i) Purchaser and the Seller Representative shall provide joint written instructions to the Escrow Agent to release an amount of cash equal to the Final Underage from the Adjustment Escrow Account to Purchaser with the balance in the Adjustment Escrow Account (if any) to be released to the Sellers in the proportions set forth in the Consideration Allocation Schedule and (ii) if the amount in the Adjustment Escrow Account is less than the Final Underage, then the Sellers shall pay, or cause to be paid, to Purchaser by wire transfer of immediately available funds an amount equal to such shortfall.
(g)Any payment due under this Section 2.8 shall be paid by wire transfer of immediately available funds to the account specified in writing by the Seller Representative or Purchaser, as applicable, within five (5) Business Days after the date on which the Final Closing Statement becomes conclusive and binding on the Parties in accordance with the provisions of this Section 2.8, and, if not paid within such period, shall bear interest at the Interest Rate. All computations of interest shall be made in accordance with Section 11.18.
(h)The process set forth in this Section 2.8 shall be the sole and exclusive remedy of the Parties and their respective Affiliates for any disputes related to the Purchase Price, Estimated Purchase Price, Preliminary Purchase Price, Final Purchase Price, and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith.
(i)For all Tax purposes, the Sellers and Purchaser agree to treat any payment under this Section 2.8 as an adjustment to the Purchase Price to the maximum extent permitted by applicable Law.
Section 2.9Allocation of the Purchase Price.
(a)No later than November 4, 2021, Purchaser shall deliver to the Company an allocation statement (the “Allocation”), which sets forth (i) the amount of Base Price (and any other items that are reasonably anticipated to be treated as additional consideration for Tax purposes) allocable to the Purchased Assets and the Shares described in the Withholding Tax Schedule and the Transfer Tax Schedule (which Allocation shall be made only to the extent and shall be in a form that includes only such level of detail as is reasonably necessary to determine the amount of withholding Taxes and Transfer Taxes that apply to the transfers of such Purchased Assets and such Shares pursuant to this Agreement) and (ii) the amount of the Purosoft Purchase Price pursuant to Section 7.24.  The Company shall notify Purchaser in writing of any objections to the Allocation no later than November 11, 2021.  If the Company does not notify Purchaser of any objections to the Allocation on or before November 11, 2021, the Allocation shall be construed as final.  If the Company notifies Purchaser of an objection to the Allocation on or before November 11, 2021, Purchaser and the Company shall attempt in good faith to resolve the dispute, and if Purchaser and the Company are unable to resolve such dispute within five (5) Business Days thereafter, then the disputed items on the Allocation shall be submitted to the New York City office of the Settlement Accountant (the “Reviewing Accountant”) for prompt resolution (and in any event no later than December 3, 2021) with the costs paid 50% by the Company and 50% by Purchaser. The Allocation, as determined by the Reviewing Accountant, shall be construed as final. Any adjustments made to the Purchase Price after the Closing shall be allocated in a manner reasonably consistent with the Allocation as finally determined pursuant to this Section 2.9(a).
(b)Each of the Sellers, on the one hand, and Purchaser, on the other, shall (i) be bound by the Allocation as finally determined pursuant to Section 2.9(a) for purposes of determining any Taxes, (ii) prepare and file, and cause its Affiliates to prepare and file, its and their Tax Returns on a basis consistent with the Allocation as finally determined pursuant to Section 2.9(a), and (iii) not take any position, and cause its Affiliates to not take any position, inconsistent with the Allocation as finally determined pursuant to Section 2.9(a) on any applicable Tax Return or in any Action before any Tax Authority, except as otherwise required pursuant to a Final Determination.
Section 2.10Withholding Taxes.
(a)The Purchaser, the Sellers, and their respective Affiliates and agents shall be entitled to deduct and withhold from amounts otherwise payable in connection with this Agreement and the Ancillary Agreements, such amounts as they are required to deduct and withhold under any provision of applicable Tax Law.
(b)Section 2.10(b) of the Purchaser Disclosure Letter identifies each jurisdiction that Purchaser has reasonably determined will impose withholding Taxes on the payment of Purchase Price pursuant to this Agreement and the manner in which the amount of any such withholding Taxes must be determined under applicable Tax Laws (the “Withholding Tax Schedule”). In the event that Purchaser reasonably determines after the date hereof that it is required to deduct and withhold any withholding Taxes from the payment of the Purchase Price pursuant to this Agreement other than the withholding Taxes identified on Section 2.10(b) of the Purchaser Disclosure Letter, Purchaser shall so notify the Seller Representative of its obligation to withhold and the legal basis therefor at least ten (10) Business Days prior to the date on which such payment is to be made, and the Parties shall work together in good faith to take any reasonable actions to mitigate the imposition of such withholding Taxes.
(c)The Parties shall provide to each other any statements, forms or other documents reasonably requested by another Party with respect to the withholding of Taxes (including an IRS Form W-9 or other applicable form).

(d)With respect to the sale of the equity interests of Purolite Brazil, the Parties agree that Purchaser shall be entitled to deduct and withhold, and Purchaser shall cause Purchaser’s attorney in fact to pay, any Income Tax imposed by Brazilian Tax Laws on the capital gains realized by the Sellers in connection with the sale of the equity interests of Purolite Brazil in accordance with this Section 2.10.  The Sellers shall calculate the amount of capital gains and applicable withholding Income Tax, if any, and the Seller Representative shall notify Purchaser in writing of such amounts (which notice shall include reasonable supporting information and documentation and which notice shall be consistent with the Allocation) at least five (5) Business Days prior to the date on which any payment is required to be made by Purchaser’s attorney in fact.  Purchaser shall be entitled to deduct and withhold from the Estimated Purchase Price and Final Purchase Price only such amounts as indicated by the Seller Representative.  Purchaser shall be entitled to rely on such information and documentation received from the Seller Representative.  Purchaser shall cause any amounts so withheld by Purchaser to be timely and properly paid over to the appropriate Tax Authority by Purchaser’s attorney in fact.
(e)To the extent that amounts are withheld pursuant to this Section 2.10 and properly paid over to the appropriate Tax Authority, such withheld amounts will be treated for all purposes as having been paid to the Person in respect of whom such deduction and withholding was made.
Article III

CLOSING
Section 3.1Closing.  The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at One Manhattan West, New York, NY 10001 at 10:00 a.m., New York City time (which Closing may occur by electronic exchange of documents), on the fifth (5th) Business Day after each of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of those conditions)) or at such other date and time as Purchaser and the Seller Representative may mutually agree in writing.  The date on which the Closing occurs is referred to as the “Closing Date.”  Unless the Parties agree otherwise, and notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the Closing shall be deemed to occur and be effective as of 12:01 a.m. (New York City time) on the Closing Date.
Section 3.2Closing Deliveries.
(a)At the Closing, the Sellers shall, as applicable, deliver (or cause to be delivered) to Purchaser:
(i)in respect of the equity interests in Purolite Singapore held by Don B. Brodie and Stefan E. Brodie (such equity interests, the “Singapore Shares”), share transfer forms of the respective Singapore Shares duly executed by Don B. Brodie and Stefan E. Brodie in favor of Purchaser or one or more of its designated Affiliates (“Singapore Shares Transfers”);

(ii)in respect of the equity interests in Purolite Mexico held by Don B. Brodie and Stefan E. Brodie (such equity interests, the “Mexico Equity Interests”), a copy, certified by the secretary of Purolite Mexico of the members register of Purolite Mexico, evidencing the sale of the Mexico Equity Interests to Purchaser or one of its designated Affiliates;
(iii) (A) the certificates representing the Shares, if any, duly endorsed and in form for transfer to Purchaser or one or more its designated Affiliates or other appropriate instruments of transfer in respect of the Shares, and (B) with respect to the equity interests of Purolite Brazil, an amendment to Purolite Brazil’s articles of association, duly executed by each Seller, in form and substance to be mutually agreed by the Parties (the “Purolite Brazil Amendment”);
(iv)minutes of a resolution of the board of directors of Purolite Switzerland, duly signed, according to which the board of directors of Purolite Switzerland (A) has acknowledged the legal transfer of all of the shares of Purolite Switzerland held by each Seller to Purchaser or its designated Affiliate and (B) has entered Purchaser or its designated Affiliate in the stock ledger (Aktienbuch) of Purolite Switzerland (the “Stock Ledger”) with full voting rights for such shares;
(v)the amended Stock Ledger in which Purchaser or its applicable Affiliate has been recorded as the new shareholder of Purolite Switzerland with full voting rights for all of the shares of Purolite Switzerland transferred pursuant to this Agreement (whereby such Stock Ledger shall include a list of the beneficial owners of such shares as notified by Purchaser to Purolite Switzerland pursuant to Section 3.2(b)(viii));
(vi)board resolutions of Purolite Singapore:
(1)approving lodgment of the applicable form with the Accounting and Corporate Regulatory Authority (“ACRA”) to implement the transfers of the Singapore Shares Transfers and register Purchaser or one or more of its designated Affiliates as the registered holder of the Singapore Shares, subject to receipt of the Certificate of Stamp Duty, confirming that stamp duty has been paid on the Singapore Shares Transfers;
(2)authorizing the issuance of new share certificates in favor of Purchaser or one or more of its designated Affiliates as the registered holders of the Singapore Shares and the cancellation of the original share certificates representing the Singapore Shares issued in favor of Don B. Brodie and Stefan E. Brodie; and
(3)noting the resignations referred to in Section 3.2(a)(xi) where such resignations are from directors of Purolite Singapore and approving the appointment of such persons as Purchaser or its designated Affiliates may nominate as directors, and approving lodgment of the applicable form with ACRA to formalize such resignations and appointments;
(vii)the resolution of the shareholders of Purolite Romania approving the transfer of the shares of Purolite Romania owned by the Company and the Founder Sellers;

(viii)the amended shareholders register of Purolite Romania in which Purchaser or one or more of its designated Affiliates have been recorded as the new shareholders of Purolite Romania with respect to all of the shares of Purolite Romania transferred pursuant to this Agreement, duly executed by an officer of Purolite Romania;
(ix)each Ancillary Agreement, duly executed by the applicable Seller, Target Company, the Purosoft Sellers or the Escrow Agent, as applicable, unless such Ancillary Agreement has been executed and delivered by the parties thereto prior to the Closing;
(x)the certificates referred to in Sections 8.2(d) and 8.2(e);
(xi)the resignations (effective on the Closing) of each officer and/or director or manager of the Target Companies, as requested by Purchaser pursuant to Section 7.11;
(xii)customary payoff letters from each holder of Specified Indebtedness as of the Closing indicating the amount required to discharge the Specified Indebtedness owed as of the Closing and providing for the release of all Liens securing the Specified Indebtedness upon payment therefor;
(xiii)a customary payoff letter from Purolite UK indicating the amount required to discharge the Specified UK Intercompany Payables (up to an amount not to exceed the HSBC Payoff Amount) and providing for the release of all Liens securing such Specified UK Intercompany Payables upon payment therefor (if any);
(xiv)a customary payoff letter from Purolite Switzerland indicating the Specified Swiss Intercompany Payables Amount and providing for the release of all Liens securing such Specified Swiss Intercompany Payables Amount upon payment therefor (if any);
(xv)an executed IRS Form W-9 from each of the Company, Don B. Brodie and Stefan E. Brodie;
(xvi)with respect to the PA Owned Real Property:
(1)a special warranty deed in recordable form for Philadelphia County and otherwise in a form reasonably acceptable to the Seller Representative and Purchaser (the “Deed”) executed by the Company and conveying fee simple title to the PA Owned Real Property to Purchaser or an Affiliate of Purchaser, free and clear of all Liens, except for Permitted Liens;
(2)a bill of sale in a form reasonably acceptable to the Seller Representative and Purchaser, duly executed by the Company (the “PA Bill of Sale”);
(3)an assignment of contracts, licenses, permits and general intangibles substantially in a form reasonably acceptable to the Seller Representative and Purchaser, duly executed by the Company (the “Assignment of Contracts”);

(4)if applicable, an owner’s affidavit substantially in a form acceptable to the Seller Representative and the title company, duly executed by the Company (the “Owner’s Affidavit”);
(5)a property certificate issued by the City of Philadelphia Department of Licenses and Inspections;
(6)if applicable, a realty transfer tax statement of value duly executed; and
(7)any other ancillary documents needed for the transfer of the PA Owned Real Property and any other documentation reasonably requested by a title insurance company in connection with the issuance of a standard ALTA 2006 extended coverage owner’s policy of title insurance for the PA Owned Real Property (the “Title Policy”), at Purchaser’s cost, with a liability amount in the amount of the allocated purchase price of the PA Owned Real Property showing fee simple title to the Owned Real Property vested in Purchaser or an Affiliate of Purchaser, with such endorsements as Purchaser may reasonably request at Purchaser’s cost, subject only to Permitted Liens, and otherwise in form and substance reasonably satisfactory to Purchaser; and
(xvii)board resolutions of the Company or its relevant Affiliate sponsoring any US Assumed Benefit Plan approving the Benefits Assignment and Assumption Agreement.
(b)At the Closing, Purchaser or one of its Affiliates shall:
(i)pay (or cause to be paid) an amount equal to the Estimated Closing Payment Amount to the Sellers, by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller Representative at least three (3) Business Days prior to the Closing and in the proportions set forth in the Consideration Allocation Schedule;
(ii)pay (or cause to be paid) an amount equal to the Adjustment Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the bank account or accounts designated in writing by the Escrow Agent (the “Adjustment Escrow Account”);
(iii)pay (or cause to be paid) an amount equal to the Purosoft Purchase Price in accordance with the terms of the Purosoft SPA;
(iv)pay (or cause to be paid) the amount of the Estimated Transaction Expenses (if any) payable to each payee thereof by wire transfer of immediately available funds to such payee’s account as specified in written instructions delivered to Purchaser by the Seller Representative at least three (3) Business Days prior to the Closing;
(v)pay (or cause to be paid) the amounts specified in the payoff letters delivered pursuant to Section 3.2(a)(xii) to each applicable holder of Specified Indebtedness identified therein by wire transfer of immediately available funds to the account or accounts specified therein; provided that the amount owed to HSBC Bank plc (as agent) shall be paid in accordance with Section 7.8;
(vi)deliver (or cause to be delivered) each Ancillary Agreement, duly executed by Purchaser or one of its Affiliates, as applicable, unless such Ancillary Agreement has been executed and delivered by the parties thereto prior to the Closing;
(vii)deliver (or cause to be delivered) the certificate referred to in Section 8.3(c);
(viii)deliver (or cause to be delivered) to Purolite Switzerland Purchaser’s notification regarding beneficial ownership with respect to the shares of Purolite Switzerland to be acquired by Purchaser at the Closing in accordance with article 697j of the Swiss Code of Obligations;
(ix)deliver (or cause to be delivered) to Sellers a certified copy of the power of attorney granted to the Brazilian representative of the transferees of the equity interests of Purolite Brazil, with powers to receive summons;
(x)board resolutions of Purchaser or its relevant Affiliate approving the Benefits Assignment and Assumption Agreement; and
(xi)with respect to the PA Owned Real Property:
(1)the Assignment of Contracts, duly executed by Purchaser;
(2)the Deed, duly executed by Purchaser; and
(3)any other ancillary documents needed for the transfer of the PA Owned Real Property and any other documentation reasonably requested by a title insurance company in connection with the issuance of the Title Policy.
Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Letter or disclosed in the Data Room (if the relevance of such disclosure in the Data Room to the applicable representation and warranty is reasonably apparent on its face), the Company represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing, as follows:

Section 4.1Authority; Enforceability.
(a)The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions and the transactions contemplated by the applicable Ancillary Agreements.  The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Contemplated Transactions and the transactions contemplated by the applicable Ancillary Agreements have been, or will have been at the Closing, duly and validly authorized by all necessary corporate action on the part of the Company and such authorization has not been subsequently modified or rescinded.
(b)This Agreement and each Ancillary Agreement to which the Company is a party have been, or will have been at the Closing, duly and validly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement and each Ancillary Agreement to which Purchaser or one of its Affiliates is a party by Purchaser or such Affiliate, a valid and binding legal obligation of the Company, enforceable against the Company in accordance with the terms hereof and thereof, in each case, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in an Action at law or in equity) (collectively, the “General Enforceability Exceptions”).
Section 4.2Non-Contravention; Consents.
(a)The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party does not require any Authorization of, filing with, or notification to, any Governmental Authority, except (i) under the HSR Act and the other antitrust Laws or foreign investment or national security Laws set forth in Section 4.2(a) of the Company Disclosure Letter, (ii) for such other Authorizations, filings or notifications, the failure of which to make or obtain, would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole, (iii) those required by reason of the regulatory status or operations of Purchaser, and (iv) for the lodgment to be made with the Accounting and Corporate Regulatory Authority of Singapore at Closing in respect of the Singapore Shares.
(b)The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party does not (i) conflict with or violate any provision of the Company’s or any Target Company’s Governing Documents, (ii) assuming all filings and notifications under the HSR Act and the other antitrust Laws or foreign investment or national security Laws set forth in Section 4.2(a) of the Company Disclosure Letter have been made and any waiting periods thereunder have terminated or expired or approvals have been obtained, conflict with or violate any applicable Laws or Authorizations held by the Company or any Target Company, or (iii) require the consent of any Person under any Material Contract or result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Material Contract, except, in the case of (ii) or (iii), as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole.
Section 4.3The Shares.  The Company owns of record and beneficially all of the Shares listed in Section 4.3 of the Company Disclosure Letter.

Section 4.4Organization; Subsidiaries.
(a)Each of the Company and each Target Company is an entity duly incorporated, organized or formed, as applicable, validly existing and in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite corporate or other applicable power and authority to conduct its business in the manner in which it is currently being conducted and to own, operate or lease the properties and assets now owned, operated or leased by it, except where the absence of such power to conduct its business would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole.
(b)Each of the Company and each Target Company is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of each jurisdiction in which the conduct of its business, or the character of the properties owned or leased by it, requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)The Target Companies are the only direct or indirect Subsidiaries of the Company.  The number of issued and outstanding shares of capital stock or other equity interests of each Target Company is set forth in Section 4.4(c) of the Company Disclosure Letter.  Neither the Company nor any Target Company owns any equity interests in any Person, other than another Target Company. All issued and outstanding shares or other equity interests of each Target Company are, to the extent applicable, duly authorized, validly issued, fully paid and nonassessable (such issued and outstanding shares or other equity interests, the “Target Company Interests”).  Other than as set forth in Section 4.4(c) of the Company Disclosure Letter, there are no authorized or outstanding equity or voting interests, options, warrants, calls, subscriptions or other rights, agreements or commitments relating to the Target Company Interests or with respect to which the Target Companies may be obligated to issue, transfer or sell any of their capital stock or other equity interests. There are no profit participation or similar rights with respect to any Target Company. Other than the Shares held directly by the Founder Sellers, the Company owns, directly or indirectly, all of the Target Company Interests free and clear of all Liens, except for any restriction on transfer pursuant to applicable securities Laws and any Liens subsisting over the Target Company Interests which secure Specified Indebtedness and which will be released on the Closing Date.  There are no voting trusts, proxies or other agreements or undertakings with respect to any equity interests of any Target Company.
(d)Section 4.4(d)(i) of the Company Disclosure Letter sets forth the names of the Target Companies, the jurisdiction in which each such Target Company is organized and the equity ownership thereof.  Section 4.4(d)(ii) of the Company Disclosure Letter sets forth a list of all of the Persons (other than the Target Companies) in which the Company or any Target Company owns, directly or indirectly, any capital stock, shares, membership interests or other securities or derivatives thereof.  Neither the Company nor any Target Company is party to any Contract requiring it to provide material funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person in which the Company or any Target Company owns or has agreed to acquire, directly or indirectly, any capital stock, shares, membership interests or other securities or derivatives thereof.

(e)None of the Target Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Action.
(f)The Company and the Target Companies have no active involvement in, or Liabilities with respect to, the operation of Baoyun Aqua Chemicals (Shandong) Co Limited.
Section 4.5Financial Statements; No Undisclosed Liabilities; Accounts Receivable.
(a)Section 4.5(a) of the Company Disclosure Letter sets forth the Company’s (i) consolidated audited balance sheets as of December 31, 2020 and 2019, (ii) consolidated audited statements of comprehensive income, statements of stockholders’ equity and statements of cash flows for the fiscal years ended December 31, 2020 and 2019, (iii) consolidated unaudited balance sheets as of August 31, 2021 (the “Balance Sheet Date”), and (iv) unaudited statement of comprehensive income and statement of cash flows for the eight (8) months ended August 31, 2021 (the “Interim Financial Statements” and together with the foregoing clauses (i), (ii) and (iii), the “Financial Statements”). The Financial Statements (A) are consistent with the books and records of the Company and the Target Companies in all material respects, (B) were prepared in all material respects in accordance with UK GAAP consistently applied for the periods indicated (subject, in the case of any Interim Financial Statements, to normal year-end adjustments and the lack of footnotes, the effect of which will not, individually or in the aggregate, be material) and (C) present fairly, in all material respects, the consolidated financial position of the Company and the Target Companies as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, all in accordance with UK GAAP (subject, in the case of any Interim Financial Statements, to normal year-end adjustments and the lack of footnotes thereto, the effect of which would not reasonably be expected to be, individually or in the aggregate, material). No financial statements of any Person other than the Company and the Target Companies are required by UK GAAP to be included in the Financial Statements.
(b)Section 4.5(b) of the Company Disclosure Letter sets forth the unaudited balance sheet of Purosoft China as of December 31, 2020 (the “Purosoft Balance Sheet”).  The Purosoft Balance Sheet (i) is consistent with the books and records of Purosoft China in all material respects, and (ii) presents fairly, in all material respects, the assets and liabilities of Purosoft China as of December 31, 2020.
(c)Neither the Company nor any of the Target Companies nor their respective independent auditors have identified or been made aware of (i) any significant deficiency or material weakness in the internal accounting controls utilized by the Company or the Target Companies; (ii) any fraud, whether or not material, that involves the Company’s or any Target Company’s management or any other current or former employee, consultant, contractor or director of the Company or any Target Company who has a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Target Company; or (iii) any claim or allegation regarding any of the foregoing.
(d)Neither the Company nor any Target Company has any Indebtedness, obligations or Liabilities of any kind other than those (i) reflected in or reserved against in the Financial Statements or the Purosoft Balance Sheet, (ii) incurred in the ordinary course of business since the Balance Sheet Date (or, with respect to Purosoft China, December 31, 2020) which are similar in nature and amount to the Liabilities which arose during the comparable period of time in the immediately preceding fiscal period, (iii) that have been (or will be prior to or at the Closing) discharged or paid off in full, (iv) Liabilities that are Retained Liabilities, and (v) Liabilities that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole.
(e)Neither QazSorbent LLP, a Kazakhstan limited liability partnership, nor Purolite Ltd., an Israel limited liability company, have any material assets, Liabilities or active operations.  Purosoft HoldCo does not have (i) any assets other than the equity interests of Purosoft China or (ii) any Liabilities or active operations.
(f)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all notes and account receivable (including any loss allowance (bad debt allowance)) reflected on the Financial Statements or the accounting records of the Company and the Target Companies arise from sales actually made or services actually performed in the ordinary course of business, and (ii) to the Knowledge of the Company, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of any such note or account receivable.
Section 4.6Absence of Material Changes. Since the Balance Sheet Date, except (a) as required by applicable Law or Governmental Order, or (b) in connection with the Contemplated Transactions, (i) the Company and the Target Companies have conducted the Business in the ordinary course of business consistent with past practice in all material respects, and (ii) none of the Company or any Target Company has suffered any change in its business, operations or financial position which change would have, individually or in the aggregate, a Material Adverse Effect.  Without limiting the generality of the foregoing, from the Balance Sheet Date to the date hereof, neither the Company nor the Target Companies have taken any action of the type described in Sections 7.2(a)(iv), 7.2(a)(v), 7.2(a)(vi), 7.2(a)(x), 7.2(a)(xiv), 7.2(a)(xv), 7.2(a)(xvi), 7.2(a)(xvii), and, solely to the extent related to the foregoing clauses, 7.2(a)(xviii).
Section 4.7No Litigation; Governmental Orders.  There is no Action pending before any Governmental Authority, or, to the Knowledge of the Company, threatened in writing, against the Company or any of the Target Companies that (a) involves a claim in excess of $10,000,000, (b) involves a claim for an unspecified amount or injunctive relief which would, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, or (c) would reasonably be expected to materially impair or delay the Company from consummating the Contemplated Transactions or otherwise prevent the Company from performing in all material respects its obligations hereunder.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole, neither the Company nor any of the Target Companies are in violation of or default under the terms of any Governmental Order. Since January 1, 2019, neither the Company nor any of the Target Companies has entered into any release, resolution or settlement agreement with respect to any pending or threatened Action that involved injunctive relief that would, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole.

Section 4.8Compliance with Laws.
(a)Since January 1, 2019, the Company and the Target Companies (i) have been in compliance with applicable Laws and (ii) have not received any written notice, complaint or other communication from any Governmental Authority alleging that the Company or any Target Company is in violation of any applicable Law, except, in the case of each of clauses (i) and (ii), for such instances of non-compliance which have been fully resolved or which would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole.
(b)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, (i) the Company and the Target Companies possess and are in compliance with all Authorizations necessary for the conduct of the Business as it is currently conducted as of the date of this Agreement, (ii) all such Authorizations are in full force and effect, and (iii) neither the Company nor any Target Company has received any written notice that any Governmental Authority intends to cancel, terminate or not renew any such Authorization.
Section 4.9Environmental Matters.  (a) The Company and Target Companies possess, and, since January 1, 2019, have possessed, all material Authorizations required by Environmental Laws for the conduct of their respective businesses (collectively, “Environmental Authorizations”); (b) the Company and the Target Companies are and, since January 1, 2019, have been in material compliance with all applicable Environmental Laws, Environmental Authorizations or Governmental Orders issued pursuant to applicable Environmental Laws; (c) there are no material lawsuits, Governmental Orders, or other Actions pending or, to the Knowledge of the Company, threatened, against the Company or any Target Company or any of their respective predecessors alleging the violation of, noncompliance with or Liabilities under any applicable Environmental Laws; (d) no written notice under any Environmental Law has been received by the Company or the Target Companies from any Governmental Authority that is currently outstanding concerning the material Release or possible material Release of Hazardous Materials, or requiring an investigation relating to Hazardous Materials, at any location owned, operated, leased, or used, now or in the past, by the Company or the Target Companies; (e) neither the Company, nor any of the Target Companies, nor to the Knowledge of the Company, any other Person, has Released, disposed of, or exposed any Person to Hazardous Materials at, on, or under any location owned, operated, leased or used, now or in the past, by the Company or the Target Companies that require investigation, cleanup, or remedial or response actions by the Company or the Target Companies under applicable Environmental Laws or have given rise to or would reasonably be expected to give rise to a material violation of or material Liabilities under any applicable Environmental Law; and (f) the Company has made available to Purchaser copies of material studies, reports, surveys, correspondence or other documents in the Company’s possession which relate to the presence or alleged presence of Hazardous Materials at, on or affecting the Real Property or compliance with Environmental Laws, including any related written correspondence with any Governmental Authority.

Section 4.10Material Contracts.
(a)Section 4.10(a) of the Company Disclosure Letter lists all of the following Contracts to which the Company or any Target Company is a party as of the date of this Agreement (other than Real Property Leases and Employee Benefit Plans) (collectively, “Specified Material Contracts”):
(i)any Contract which has not been entirely fulfilled or performed as of the date of this Agreement and under which payments by (or on behalf of) or to the Company or any Target Company were made in excess of $5,000,000 for the twelve (12) month period ended December 31, 2020;
(ii)any Contract which has not been entirely fulfilled or performed as of the date of this Agreement for capital expenditures or the acquisition or construction of fixed assets involving future payments in excess of $7,500,000, in the aggregate;
(iii)any loan agreement, credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar agreement under which any Indebtedness of the Company or any Target Company in excess of $3,500,000 is outstanding or may be incurred;
(iv)any Contract that relates to an acquisition or divestiture of assets that are material to the operation of the business of the Company and the Target Companies, taken as a whole, that contains outstanding covenants, indemnities or other obligations to be performed that would reasonably be likely to be material to the Company and the Target Companies, taken as a whole;
(v)any material partnership or joint venture agreements;
(vi)each Contract pursuant to which a license is granted by or to the Company or a Target Company to any material Intellectual Property, other than Contracts (x) concerning generally commercially available software or other technology or (y) in which grants of rights to use Intellectual Property are incidental and not material to performance under the agreement; or
(vii)any Contract which has not been entirely fulfilled or performed limiting or restraining in any material respect the Company or any Target Company from engaging or competing in any manner, in any location or in any business.
(b)The Company has made available to Purchaser true and complete copies of (i) all Specified Material Contracts and (ii) all of the following types of Contracts to which the Company or any Target Company is a party and which have not been entirely fulfilled or performed as of the date of this Agreement (other than Real Property Leases and Employee Benefit Plans) (the contracts described in clauses (i) through (vi) below, together with the Specified Material Contracts, the “Material Contracts”):

(i)any Contract that grants rights of first refusal, rights of first negotiation or similar rights, or most-favored nations rights, to any third party, which rights are material to the Business taken as a whole;
(ii)any Contract that (A) requires the Company or a Target Company to purchase its total requirements for any product or services from any Person or (B) contains “take or pay” provisions or minimum purchase requirements that would apply to purchases by the Company or a Target Company after the Closing, in each case which obligations are material to the Business taken as a whole;
(iii)any material Contract that has as a counterparty any Governmental Authority;
(iv)any Contract that provides for severance, change in control, termination, or similar pay in excess of $100,000 to any current or former directors, officers, employees or consultants or other independent contractors of the Company and the Target Companies, which have not been paid in full as of the date of this Agreement;
(v)any material Contract with any works council, labor union, employee representatives or other labor organization or group of employees or body representing any Company Employees; and
(vi)any Contract with any Major Supplier or any Major Customer (excluding purchase orders).
(c)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, (i) each of the Material Contracts is in full force and effect and there exists no default under any such Material Contracts by the Company or the Target Companies or, to the Knowledge of the Company, the other parties thereto, and (ii) neither the Company nor any Target Company has received written notice of any termination, default or event that with notice or lapse of time, or both, would constitute a default thereunder by the Company or any Target Company party to any such Material Contract. As of the date of this Agreement, neither the Company nor any of the Target Companies or, to the Knowledge of the Company, any other party to any Material Contract, has exercised any termination rights or provided written notice of such Person’s intent to terminate such Material Contract, in each case other than termination at the end of such Material Contract’s term in accordance with its terms.
(d)As of the Closing, all Contracts between the Company or any Target Company, on the one hand, and the employees of the Company listed on Section 4.10(d) of the Company Disclosure Letter, on the other hand, entered contemporaneously with this Agreement shall be in full force and effect, and the non-disclosure or non-competition obligations or other restrictive covenants under any such Contract shall not have been amended or otherwise modified or waived and shall continue for the benefit of Purchaser pursuant to its terms.
Section 4.11Intellectual Property.
(a)Section 4.11(a) of the Company Disclosure Letter sets forth a true and correct list of all material registrations and applications for Intellectual Property owned by the

Company or any Target Company (the Intellectual Property required to be listed in Section 4.11(a) of the Company Disclosure Letter, the “Registered Intellectual Property”).  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, all details listed in Section 4.11(a) of the Company Disclosure Letter, including the owner of record, accurately reflect the information recorded in the official records of the relevant intellectual property offices or registrars. Except as set forth in Section 4.11(a) of the Company Disclosure Letter, the Company or a Target Company owns each such registration or application free and clear of all Liens.  As of the date of this Agreement, such registrations are in effect and subsisting. To the Knowledge of the Company, neither the Company nor any Target Company nor any other Person has presented or failed to present any facts or circumstances in any application for any Registered Intellectual Property or in the prosecution of such application that would negatively affect in any material respect the enforceability of any Registered Intellectual Property.
(b)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, (i) none of the Business Intellectual Property is subject to any Governmental Order adversely affecting the use thereof or rights thereto by Company or any Target Company or any Lien; (ii) there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any Target Company alleging that the conduct of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any Person; (iii) there is no opposition or cancellation proceeding pending or, to the Knowledge of the Company, threatened against Company or any Target Company concerning the ownership, validity, enforceability or infringement of any Business Intellectual Property; (iv) neither the Company nor any Target Company has received any written notice alleging that any Business Intellectual Property or current or proposed operations or activities of the Business infringes, misappropriates or violates the Intellectual Property of any other Person; and (v) the operation of the Business, and the design, development, use, import, promotion, marketing, manufacture, sale, offer for sale, provision, publication, display, making available, distribution and licensing out of any product by the Company or any Target Company has not infringed and does not infringe any Intellectual Property of any Person.
(c)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, (i) to the Knowledge of the Company, no Person is infringing, violating or misappropriating any Intellectual Property owned by the Company or any Target Company and as of the date of this Agreement, no such Actions are pending or threatened in writing against any Person by the Company or any Target Company, and (ii) the Company and Target Companies have taken commercially reasonable steps to protect the Business Intellectual Property against third parties who are infringing, violating or misappropriating the Business Intellectual Property.
(d)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, each of the registered Patents and Trademarks included in the Registered Intellectual Property, except those expressly disclosed as being abandoned or expired, is: (i) in good standing including current on payment of all necessary registration, maintenance and renewal fees and in compliance with formal applicable legal requirements for the purposes of maintaining such Registered Intellectual Property and (ii) valid and enforceable.

(e)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, (i) other than those Patents explicitly disclosed as being co-owned in Section 4.11(a) of the Company Disclosure Letter, the Company or a Target Company has the sole and exclusive right to bring an Action against a third party for past, present, or future infringement of the Registered Intellectual Property and to retain for itself any damages recovered in any such Action, (ii) neither the Company nor any Target Company has (A) transferred ownership of, or granted any exclusive license with respect to, any Business Intellectual Property to any other Person or (B) to the Knowledge of the Company, has taken or failed to take any action that would cause the rights of Company or any Target Company in any Trade Secrets included in the Business Intellectual Property to enter into the public domain, and (iii) to the Knowledge of the Company, no third Person that has developed Business Intellectual Property on behalf of the Company or any Target Company has retained ownership of or license rights to any modifications, improvements or derivative works in respect of such Business Intellectual Property made solely or jointly by the Company or any Target Company.
(f)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole:
(i)The Company and Target Companies have taken commercially reasonable steps to protect the confidentiality of their Know-How related to the Business and any third party that has provided any Trade Secrets to the Company and any Target Company related to the Business, including requiring each Person with access to such Know-How to execute a binding confidentiality agreement to the extent such Persons are not otherwise bound by substantially similar confidentiality obligations by virtue of their role or status.
(ii)Each current or former employee of the Company or any Target Company that is or was employed as a scientist, involved in research and development, or otherwise involved in the creation, invention or development of Intellectual Property for or on behalf of the Company or any Target Company, (each such employee, a “Contributor”), has executed and delivered to the Company or a Target Company a binding written agreement assigning and transferring all right, title and interest to the Company or a Target Company that such Contributor may have in any Business Intellectual Property, or confirming the Company’s or a Target Company’s ownership of all right, title and interest to any Business Intellectual Property.  Without limiting the foregoing, to the Knowledge of the Company, no Contributor has made any assertions with respect to any alleged ownership of, or rights, claims, interests or options in, any Business Intellectual Property, nor threatened any such assertion.
(g)The Company and the Target Companies have not accepted or received any grants from any Governmental Authority, and no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center has claim or right (including license rights) to, or has provided or is providing funding (including tax incentives or relief), facilities or resources used in the development of, any material Business Intellectual Property.

(h)Neither the Company nor any Target Company has received written notice that any of the Licensed Intellectual Property: (i) is not in good standing, including current on payment of all necessary registration, maintenance and renewal fees and in compliance with formal applicable legal requirements for the purposes of maintaining such Licensed Intellectual Property; (ii) is invalid or unenforceable; (iii) is subject to any Governmental Order or any Lien adversely affecting the use thereof or rights thereto by Company or any Target Company; (iv) is the subject of any threatened or pending opposition or cancellation proceeding concerning the ownership, validity, enforceability or infringement of the Licensed Intellectual Property; or (v) has been transferred or exclusively licensed by the licensor of the Licensed Intellectual Property to a third party.  Neither the Company nor any Target Company have licensed (or sublicensed) or granted rights to any Licensed Intellectual Property to any other Person, other than grants of rights to use Intellectual Property that are incidental and not material to performance under the applicable Contract.
(i)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, each license covering Licensed Intellectual Property is in full force and effect and there exists no default under any such licenses by the Company or the Target Companies or, to the Knowledge of the Company, any other party thereto. Neither the Company nor any Target Company has received written notice of any termination, default or event that with notice or lapse of time, or both, would constitute a default thereunder by the Company or any Target Company party to any such licenses.
(j)The Company and Target Companies have, to the extent required by the applicable license agreement, taken steps to protect the Licensed Intellectual Property against infringement, violation or misappropriation by third parties.  Neither the Company nor any Target Company has received written notice that any Person is infringing, violating or misappropriating any Licensed Intellectual Property. As of the date of this Agreement, no Actions alleging the infringement, violation or misappropriation of any Licensed Intellectual Property are pending or threatened in writing by or against the Company or any Target Company.
(k)Neither the Company nor any Target Company has received any written notice alleging that any Licensed Intellectual Property infringes, misappropriates or violates the Intellectual Property of any other Person.
(l)The Business Intellectual Property and the Licensed Intellectual Property comprise all Intellectual Property relating to or developed or used or held for use in the Business as presently conducted.
Section 4.12Real Property.
(a)Section 4.12(a) of the Company Disclosure Letter sets forth a description of all real property that is owned in fee by the Company and the Target Companies as of the date of this Agreement (collectively, the “Owned Real Property”).  The Company and the Target Companies have (or as of the Closing, will have) good and marketable title in fee simple to (or, in the case of non-U.S. real property, the foreign equivalent of good and marketable fee simple title) the Owned Real Property, free and clear of any Liens, other than Permitted Liens. There is no pending, and neither the Company nor any Target Company has received written notice of any proposed, condemnation Action, and to the Knowledge of the Company, there is no condemnation Action threatened, with respect to any of the Owned Real Property. Neither the Company nor any of the Target Companies has leased, licensed, contracted to sell, or otherwise granted to any Person the right to lease, license or acquire any portion of any parcel of, any Owned Real Property, and neither the Company nor any of the Target Companies has received written notice of any, and to the Knowledge of the Company there is no, claim of any Person to the contrary. There are no outstanding options, rights of first offer, or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. There are no Contracts outstanding for the sale, exchange, lease, or transfer of any of the Owned Real Property or any portion thereof, and the Company and the Target Companies do not derive any revenues therefrom in the ordinary course of business.
(b)Section 4.12(b) of the Company Disclosure Letter sets forth a list of all real property leased, subleased or licensed (other than the Owned Real Property) by the Company and the Target Companies as of the date of this Agreement that are material to the Business taken as a whole (collectively, the “Leased Real Property”). The Company has made available to Purchaser true, accurate, and complete copies of all Real Property Leases. Each of the Company and the Target Companies has a good and valid leasehold, sub-leasehold or license interest in each parcel of Leased Real Property as to which it is a tenant, sub-tenant or licensee under a Real Property Lease, and such leasehold, sub-leasehold or license interest is free and clear of Liens other than Permitted Liens. To the Knowledge of the Company, there is no pending or threatened condemnation Action with respect to any Leased Real Property. Neither the Company nor any of the Target Companies has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer, or right of first refusal to purchase any real property contained in any Real Property Lease. The rent set forth in each Real Property Lease is the actual rent being paid, and there are no separate agreements or understandings with respect to the same which have not been provided or made available to Purchaser on or prior to the date of this Agreement.
(c)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, (i) each Real Property Lease is valid and binding on the Company or Target Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except as enforcement may be limited by the General Enforceability Exceptions, and (ii) none of the Company or any Target Company or, to the Knowledge of the Company, any other party thereto, is in material breach of, or material default under, any such Real Property Lease.
(d) (i) To the Knowledge of the Company, no Authorization from any Governmental Authority having jurisdiction over any of the Real Property or any Contract, easement or other right which is necessary to permit the lawful use and operation of the buildings and Improvements on any of the Real Property or which is necessary to permit the lawful use of all driveways, roads and other means of egress and ingress to and from any of the Real Property, in each case, with respect to the Business, has not been obtained or is not in full force and effect, as of the date of this Agreement which would have, individually or in the aggregate, a Material Adverse Effect, and (ii) none of the Company or any Target Company has received any written notice from any Governmental Authority that the Real Property is in any violation of any applicable Law that would, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole.
(e)Use of the Owned Real Property and the Leased Real Property for the various purposes for which it is presently being used is in conformity in all material respects with applicable Law.  Neither Company nor any Target Company has received written notice that any of the buildings, structures, fixtures or other improvements included in the Owned Real Property or Leased Real Property (collectively, the “Improvements”) are not in compliance in all material respects with all applicable Law.  The Improvements are in reasonably good operating condition and repair, ordinary wear and tear excepted, are sufficient for the purposes for which they are currently being used by the Company and the Target Companies, and, to the Knowledge of the Company, have been maintained in accordance with normal industry practice.
(f)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, each of the Company and the Target Companies is in peaceful and undisturbed possession of its Owned Real Property and Leased Real Property, and to the Knowledge of the Company, there are no contractual or legal restrictions that preclude or restrict in any material respect the ability of the Company and the Target Companies to use such Owned Real Property or Leased Real Property for the purposes for which it is currently being used.
Section 4.13Title, Condition, and Sufficiency of Assets.
(a)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, (i) the Company and the Target Companies have good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all assets owned or used by the Company and the Target Companies or otherwise used in or necessary to conduct the Business as currently conducted free and clear of all Liens (other than Permitted Liens), and (ii) the Purchased Assets and the assets owned, leased or licensed by the Target Companies are in good operating condition and repair (ordinary wear and tear excepted), are suitable for the purposes for which they are being used, and are not in need of maintenance or repair except for ordinary, routine maintenance and repairs.
(b)The Purchased Assets, together with Purchaser’s rights under this Agreement and the Ancillary Agreements (assuming that all necessary consents are obtained) and the assets owned, leased or licensed by the Target Companies, constitute all of the assets, properties and rights necessary to conduct the Business immediately following the Closing in substantially the same manner in all material respects as conducted by the Sellers as of immediately preceding each of the date of this Agreement and the Closing; provided that nothing in this Section 4.13 shall be deemed to constitute a representation or warranty as to the adequacy of amounts of Cash Equivalents or Net Working Capital (or the availability of the same); provided further, that this Section 4.13 shall not be deemed to be breached as a result of any action for which Purchaser has provided its consent (including pursuant to Section 7.2).

Section 4.14Products; Inventory
(a)Since January 1, 2019, all products manufactured, sold, licensed, leased or delivered by the Company or any Target Company (the “Products”) conform and have conformed with all applicable Contracts, product specifications and Laws, except for any such non-conformance which would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole.
(b)Since January 1, 2019, there have been no recalls, field notifications, field corrections, warnings, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Products, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in any such occurrence with respect to the Products.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole, any complaints with respect to the Products have been resolved.
(c)Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) the values at which the inventories of the Company and Target Companies are carried reflect the inventory valuation policy of the Company, which is in accordance with UK GAAP, and (ii) since January 1, 2021, the Company and the Target Companies have replenished inventories in the ordinary course of business.
Section 4.15Taxes.
(a) (i) All material Tax Returns that are required to be filed on or before the date of this Agreement by the Company and each Target Company have been timely filed (taking into account any applicable extensions), (ii) all such Tax Returns are true, correct and complete in all material respects; and (iii) all material Taxes owed by the Company and each Target Company (whether shown or not shown on any such Tax Return), other than Taxes being contested in good faith, have been timely paid in full. All material Taxes owed by the Founder Sellers with respect to their ownership of shares in the Company and the Company’s operations of the Business have been paid in full.
(b)Each Target Company has complied in all material respects with all applicable Tax Laws with respect to the withholding of Taxes.
(c)All material sales, use, transfer, value added, goods and services, or similar Taxes required to be collected by the Target Companies have been timely collected and remitted to the appropriate Tax Authority, and all Tax exemption certificates and other documentation required to support an exemption from any such Taxes has been properly furnished to and retained by the Target Companies.
(d)None of the Target Companies has ever been a member of a group of companies that file consolidated, combined, joint, unitary, or similar Tax Returns, other than a group all of the members of which are Target Companies.  No Target Company has any liability for Taxes of any Person (other than another Target Company) as a transferee or successor, by Contract (other than any commercial agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes), or arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law.
(e)No federal, state, local or non-U.S. audits or other proceedings in respect of material Taxes of the Target Companies are pending or being conducted.  None of the Target Companies have received any written notice from any Tax Authority that any such audit or other proceeding is threatened or contemplated.  No Tax Authority has asserted in writing any deficiency, proposed adjustment or claim for a material amount of Taxes against any Target Company with respect to any taxable period for which the period of assessment or collection remains open.  There are no agreements or waivers currently in effect that provide for an extension of time for the assessment or collection of any material Tax against any Target Company.
(f)Except for Permitted Liens, there are no Liens for Taxes on any of the Shares, the Purchased Assets or any assets of any Target Company.
(g)None of the Target Companies are required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Benchmark Date as a result of any (i) improper use of or change in a method of accounting during a taxable period ending on or prior to the Benchmark Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Benchmark Date, (iii) installment sale or open transaction disposition made prior to the Benchmark Time, (iv) prepaid amount received prior to the Benchmark Time, or (v) “intercompany transaction” or “excess loss account” described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law).
(h)No written claim has been made by a Tax Authority of a jurisdiction where any Target Company has not filed Tax Returns claiming that such Target Company is or may be subject to taxation by that jurisdiction.  None of the Target Companies has or has had any (i) place of management, (ii) branch, (iii) office, (iv) place of business, (v) operations or employees, (vi) agent with binding authority or (vii) any other activities, in each case that gives rise to a permanent establishment (within the meaning of an applicable Tax treaty) or taxable presence in any country other than the country in which such Target Company is incorporated, continued or organized.
(i)None of the Target Companies has entered into a closing agreement or other similar agreement with a Tax Authority with respect to a taxable period for which the statute of limitations is still open.
(j)None of the Target Companies is party to or bound by any Tax sharing, indemnity, or similar agreement with respect to Taxes (other than any customary Tax sharing, indemnity, or similar agreement contained in a provision of a commercial agreement that is entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes).
(k)No Target Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in a distribution within the past two (2) years.

(l)Section 4.15(l) of the Company Disclosure Letter sets forth the U.S. federal income tax classification of each of the Target Companies, as determined under Treasury Regulations Section 301.7701-3.  Each Target Company has been classified as identified on Section 4.15(l) of the Company Disclosure Letter at all times during the sixty (60) month period ending on the Closing Date.
(m)No Target Company has (i) deferred the payment of any Taxes pursuant to Section 2302 of the CARES Act or pursuant to IRS Notice 2020-65 or successor guidance, (ii) obtained a loan under the Paycheck Protection Program described in Section 1102 of the CARES Act or Section 311 of the Economic Aid to Hard-Hit Small Business, Nonprofits, and Venues Act, or (iii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.
(n)No Target Company has made an election under Section 965(h) of the Code.
(o)The Company made an election to be treated as an “S Corporation” within the meaning of Section 1361(b)(3)(B) of the Code effective as of January 1, 1987, and has maintained its status as an S corporation at all times since such date, in each case for U.S. federal and applicable state Income Tax purposes.
(p)Nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax Attribute.
Section 4.16Employee Benefits.
(a)Section 4.16(a) of the Company Disclosure Letter contains a true and complete list of each material Employee Benefit Plan by jurisdiction, other than Employee Benefit Plans required by applicable Law, in each case, indicating whether such Employee Benefit Plan is an Assumed Benefit Plan.  With respect to each material Employee Benefit Plan listed on Section 4.16(a) of the Company Disclosure Letter, the Company has made available to Purchaser, as applicable, (i) a copy of the plan document and any amendments thereto (or a written summary if the Employee Benefit Plan has not been reduced to writing), (ii) the most recent summary plan descriptions with respect to each Employee Benefit Plan, to the extent applicable, (iii) any related trust or other funding vehicle, (iv) the most recent annual report on IRS Form 5500, (v) the most recent actuarial valuation, (vi) the most recent determination or opinion letter received from the IRS, and (vii) all material correspondence in its possession regarding any audit or investigation or proceeding before any Governmental Authority regarding such Employee Benefit Plan or fiduciary of such Employee Benefit Plan.
(b)Each Employee Benefit Plan has been documented, operated and administered in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code. No Assumed Benefit Plan has any participants or beneficiaries who are not current or former Company Employees or their dependents or beneficiaries.  Full and timely payment has been made of all material amounts that the Company or its Affiliates are obligated under applicable Law or Employee Benefit Plan documents to have paid as a contribution or payment of benefits, and all such contributions or payments for any period that are not yet due have been made, paid or properly accrued in accordance with UK GAAP applied on a consistent basis.  No nonexempt “prohibited transaction” within the meaning of ERISA or the Code or breach of fiduciary duty under applicable Law has occurred with respect to any Employee Benefit Plan, and to the Knowledge of the Company, no events have occurred that would result in a payment or assessment by or against any of the Company or its Affiliates of any material Taxes, liabilities or penalties with respect to any Employee Benefit Plan.
(c)Each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on an advisory or opinion letter from the IRS, and to the Knowledge of the Company, no event has occurred since the date of such qualification or exemption that would materially and adversely affect such qualification or exemption and each other Employee Benefit Plan that is intended to qualify for Tax-preferential treatment under applicable Law so qualifies and has received, where required, approval from the applicable Governmental Authority that it is so qualified and no event has occurred or circumstance exists that would reasonably be expected to give rise to disqualification or loss of Tax-preferential treatment.  Each Employee Benefit Plan intended to be funded or book-reserved, is funded or book reserved, as appropriate, based upon reasonable actuarial assumptions and as required by applicable Law.
(d)No Target Company has any current or contingent Liability for any Tax, penalty or fee imposed under Sections 4980B, 4980H or 9815 of the Code or the Patient Protection and Affordable Care Act.
(e)No Employee Benefit Plan provides health, medical, life insurance or death benefits to any Company Employee or any former employee of the Company or any of its Affiliates beyond his or her retirement or other termination of service, in each case, other than coverage mandated by the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or any similar state or local Law or provided through the end of the month in which a termination of employment occurs.
(f)There are no pending or, to the Knowledge of the Company, threatened Actions against or involving, or inquiries pending, by the IRS, the DOL or any other Governmental Authority, or any other material claim or Action with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the normal course).
(g)Neither the Company nor any of its Affiliates has ever maintained, sponsored or contributed to, or had any Liability with respect to, (i) an employee benefit plan subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (v) a retirement or pension plan that provides benefits other than “money purchase benefits” (within the meaning of the UK Pension Schemes Act 1993). Other than the UK Pension Plan, no Assumed Benefit Plan is a defined benefit pension plan or other arrangement that provides benefits on a defined benefit basis in the event of retirement or redundancy.
(h)Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with another event) (i) result in any payment from the Company or any of its Affiliates becoming due, or increase the amount of any compensation due, to any Company Employee or any former employee of the Company or any of its Affiliates, (ii) entitle any Company Employee or Company Independent Contractor to any severance, change in control, retention or incentive pay or bonuses under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits from the Company or any of its Affiliates to any such individual, (iv) increase any benefits otherwise payable or to be provided under any Employee Benefit Plan or (v) result in any payment that would be an “excess parachute payment” (as defined in Section 280G(b)(i) of the Code).  Neither the Company nor any of its Affiliates has any obligation to compensate any person for any excise Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to Section 409A of the Code. Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance in all material respects with Section 409A of the Code and has complied in all material respects with applicable documentary requirements of Section 409A of the Code.
(i)Each Employee Benefit Plan that is subject to the Laws of a jurisdiction outside of the United States that must be registered or qualified in the country in which it is maintained has received or timely applied for such registration or qualification and, to the Knowledge of the Company, has not been amended or modified in a manner that would require a new registration or qualification. Each Target Company which primarily employs Company Employees outside the United States sponsors or maintains Assumed Benefit Plans which are sufficient to meet the requirements of applicable Law or any applicable collective bargaining agreement or employment agreement to which any such Company Employee is a party.
Section 4.17Labor and Employment.
(a)Section 4.17(a) of the Company Disclosure Letter sets forth the name (or employee identification number) of each employee and independent contractor of the Company and the Target Companies.  The Company may update Section 4.17(a) of the Company Disclosure Letter from time to time prior to the Closing to reflect any applicable changes thereto.
(b) (i) The Company and the Target Companies are not a party to any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements; (ii) no labor union, labor organization, or works council has made a demand for recognition or certification, and there are no representation or certification proceedings or union elections presently pending or, to the Knowledge of the Company, threatened against the Company or any Target Company; (iii) since January 1, 2019, neither the Company or any Target Company has experienced any strikes, lockouts, work stoppages or slowdowns against the Company or any Target Company; and (iv) there is no unfair labor practice charge, labor arbitration or labor grievance Action pending or, to the Knowledge of the Company, threatened against the Company or any Target Company that would, in the case of clauses (iii) and (iv), individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole.  There is no union, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the Contemplated Transactions.  The execution and delivery of this Agreement and the performance of this Agreement do not require Purchaser or any of its Affiliates to seek or obtain any consent, engage in consultation with, issue any notice to or make any filing with any labor organization, employee representative or works council, or any Governmental Authority, with respect to any Company Employee.
(c)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business taken as a whole, (i) the Company and the Target Companies are in compliance with their own policies relating to the employment of personnel and labor, and (ii) there are no administrative charges, court complaints or arbitrations pending or threatened against the Company or any Target Company before any court or agency or arbitrator relating to any labor, safety or employment matters.
(d)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business taken as a whole, (i) to the Knowledge of the Company, there is not currently, and has not been since January 1, 2019, any claims of harassment, sexual or otherwise, made against any Company Employee at the level of Vice President or above or the Company or any Target Company, and there are no material allegations of sexual harassment are pending against any officer of the Company or any of the Target Companies in his or her capacity as such, and (ii) the Company and Target Companies have promptly, thoroughly and impartially investigated any and all sexual harassment, or other discrimination, retaliation or policy violation allegations, and, where required, have taken prompt corrective action that is reasonably calculated to prevent further improper conduct.
(e)Since January 1, 2019, neither the Company nor any Target Company has implemented any plant closing or layoff of employees that could implicate the Worker Readjustment and Retraining Notification (WARN) Act or any similar applicable Law.
(f)Neither the Company nor any Target Company has taken any actions in respect of the Coronavirus to furlough or otherwise temporarily lay-off Company Employees or consultants, terminate the employment or engagement of any Company Employee or consultant, reduce hours, wages or fees or benefits of any Company Employees or consultants or provided notice of any intent to do the foregoing.
(g)Each Excluded Employee, other than a Founder Seller, either (i) has entered into a standard employee agreement that contains customary confidentiality and inventions assignments provisions that is (A) with a Target Company, or (B) with the Company and included in the Purchased Assets, or (ii) does not in the course of his or her ordinary job responsibilities handle or have access to Intellectual Property or other confidential information.
(h)The Company and the Target Companies have no Liabilities with respect to earned or accrued but unpaid bonuses or commissions outside of the ordinary course of business, or deferred compensation, to any officers, employees, consultants or directors of the Company or the Target Companies, as applicable.
Section 4.18Insurance.  Section 4.18 of the Company Disclosure Letter sets forth, as of the date of this Agreement, all insurance policies maintained by or covering the Company and Target Companies that are material to the Business, taken as a whole, and those insurance policies are in full force and effect in all material respects as of the date of this Agreement.  Neither the Company nor any Target Company has received any written notice of cancellation under any such insurance policy. All premiums due on all such insurance policies have been paid and neither the Company nor any Target Company is in default in any material respect with its obligations under such policies. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole, to the Knowledge of the Company, the Company and the Target Companies maintain, and at all times during the five (5) years prior to the date of this Agreement have maintained, in full force and effect, insurance policies of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to insure the Company and the Target Companies against the types of insurable losses, damages, claims and risks to or in connection with or relating to its businesses, properties, assets and operations as are customary taking into account the industries in which the Company and the Target Companies operate.

Section 4.19Brokers.  Other than Evercore Group LLC and Centerview Partners LLC (the fee payable to both of which shall be the responsibility of the Sellers), no broker, finder or similar agent has been employed by, or on behalf of, the Company or any Target Company, and no Person with which the Company or any Target Company has had any dealings or communications is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the Contemplated Transactions.
Section 4.20Suppliers and Customers. Section 4.20 of the Company Disclosure Letter sets forth a list of (a) the ten (10) largest suppliers or vendors (by dollar amount) to the Business, taken as a whole, measured by purchases during the twelve (12) months ended December 31, 2020 (“Major Suppliers”) and (b) the ten (10) customers with the highest dollar amount of sales from the Business, taken as a whole, during the twelve (12) months ended December 31, 2020 (“Major Customers”).  Except as previously disclosed to Purchaser, neither the Company nor any Target Company has received any written notice from any Major Supplier or Major Customer (i) that it intends to cancel or materially change the terms of any Contract with the Company or the Target Companies, or (ii) of any material dispute with such Major Supplier or Major Customer.
Section 4.21Books and Records.  The books and records of the Company and the Target Companies are current, accurate and complete in all material respects and have been maintained in material compliance with applicable Law and, to the extent applicable, UK GAAP.
Section 4.22Transactions with Affiliates or Related Parties.  Except (i) as set forth in Section 4.22 of the Company Disclosure Letter, (ii) with respect to employment relationships and compensation in the ordinary course of business, and (iii) solely as between Target Companies, there are no Contracts or other business arrangements or dealings between the Company or any Target Company, on the one hand, and any Founder Seller, any Affiliate of the Company or the Target Companies, or any officer, director, employee, stockholder or immediate family member of the foregoing, on the other hand, with respect to the Business or pursuant to which any such Affiliate or any such officer, director, employee, stockholder or immediate family member of the foregoing has any interest in the property of the Company or any Target Company. Except for the Company, no Affiliate, shareholder, director or officer of any Seller is using any Trademark of the Company, the Target Companies or the Business in the conduct of any activities unrelated to the Business.

Section 4.23Anti-Bribery.  Since January 1, 2019, through the date of this Agreement, (a) neither the Company nor any Target Company has been in material violation of the U.S. Foreign Corrupt Practices Act of 1977 or any similar anti-bribery Law, rule or regulation applicable to the Company or the Target Companies; and (b) neither the Company nor any Target Company has received from any Governmental Authority any written notice that asserts that the Company or any Target Company has violated or is not in compliance in any material respect with any such Law, and to the Knowledge of the Company, no such written notice is threatened.
Section 4.24Sanctions and Trade Control Laws.  The Company and the Target Companies (a) are and have been, at all times in the last five (5) years, in compliance in all material respects with all applicable Sanctions and Trade Control Laws and (b) have obtained all required material Authorizations required for the lawful conduct of the Business pursuant to the Trade Control Laws and have made all material filings with all applicable Governmental Authorities required under the Trade Control Laws. Neither the Company nor any Target Company has made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under any Sanctions or Trade Control Laws and to the Knowledge of the Company, no Governmental Authority has initiated, or threatened to initiate, a proceeding or Action against the Company or any Target Company asserting that the Company or any Target Company is not in compliance with any Trade Control Laws, in each case during the past five (5) years. Neither the Sellers, the Target Companies nor, to the Knowledge of the Company, any of their directors, or officers, is a Sanctioned Person. During the past five (5) years, neither the Company nor any Target Company has engaged in any sale, purchase, import, export, re-export, transaction, or transfer of goods, technology, software or services to or from (i) Sanctioned Territories in violation of Trade Control Laws or (ii) any Sanctioned Persons.
Section 4.25No Other Representations or Warranties.  Except as expressly provided in this Article IV, none of the Company or any of its Affiliates or Representatives has made, makes or is authorized to make any express or implied representations or warranties to Purchaser regarding the Founder Sellers, the Company, the Target Companies, the Purchased Assets, the Assumed Liabilities, the Shares or the Purosoft HoldCo Shares, and, in entering into this Agreement, Purchaser expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, other than those representations and warranties set forth in this Article IV and Article V of this Agreement.  Except as expressly and specifically set forth in the representations and warranties contained in this Article IV and Article V, each of the Company, the Founder Sellers, and their respective Affiliates and Representatives disclaims any and all other representations and warranties, whether express or implied, and Purchaser expressly disclaims reliance on any such representation or warranty, express or implied, at law or in equity, relating to the Purchased Assets, the Assumed Liabilities, the Shares, the Purosoft HoldCo Shares, the Company, the Target Companies or any of their financial condition, business, operations, results of operations, properties, assets, liabilities or prospects.  Any estimate, projection, prediction, data, financial information, teaser, confidential information memorandum, presentation or any other materials or information provided to Purchaser or any of its Affiliates or any of their respective Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Sellers or the Target Companies, in connection with the Contemplated Transactions or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties, except as otherwise expressly set forth in this Article IV or Article V, and none of the Founder Sellers, the Company, any of their respective Affiliates or Representatives or any other person will have or be subject to any liability or other obligation to Purchaser, its Affiliates or Representatives or any other Person resulting from Purchaser’s use of, or the use by any of its Affiliates or Representatives of any such information. It is understood by the Company, the Founder Sellers and Purchaser that Purchaser takes its ownership in the Target Companies, the Purchased Assets, the Assumed Liabilities, the Shares and the Purosoft HoldCo Shares, and the business represented thereby as is and where is with all faults as of the Closing and with any and all defects.

Article V

REPRESENTATIONS AND WARRANTIES OF FOUNDER SELLERS

Except as set forth in the Seller Disclosure Letter or disclosed in the Data Room (if the relevance of such disclosure in the Data Room to the applicable representation and warranty is reasonably apparent on its face), each Founder Seller represents and warrants as to himself to Purchaser, as of the date of this Agreement and as of the Closing, as follows:

Section 5.1Authority; Enforceability.
(a)Such Founder Seller has the requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which he is a party, to perform his obligations hereunder and thereunder and to consummate the Contemplated Transactions and the transactions contemplated by the applicable Ancillary Agreements.
(b)This Agreement and each Ancillary Agreement to which such Founder Seller is a party have been, or will have been at the Closing, duly and validly executed and delivered by such Founder Seller and constitutes, assuming due authorization, execution and delivery of this Agreement and each Ancillary Agreement to which Purchaser or one of its Affiliates is a party by Purchaser or such Affiliate, a valid and binding legal obligation of such Founder Seller, enforceable against such Founder Seller in accordance with the terms hereof and thereof, in each case, except as limited by the General Enforceability Exceptions.
Section 5.2Non-Contravention; Consents.
(a)The execution, delivery and performance by such Founder Seller of this Agreement and each Ancillary Agreement to which he is a party does not require any Authorization of, filing with, or notification to, any Governmental Authority, except (i) under the HSR Act and the other antitrust Laws or foreign investment or national security Laws set forth in Section 5.2(a) of the Seller Disclosure Letter, (ii) for such other Authorizations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, materially impair or delay such Founder Seller from consummating the Contemplated Transactions or otherwise prevent such Founder Seller from performing in all material respects his obligations hereunder, and (iii) those required by reason of the regulatory status or operations of Purchaser.
(b)The execution, delivery and performance by such Founder Seller of this Agreement and each Ancillary Agreement to which he is a party does not (i) assuming all filings and notifications under the HSR Act and the other antitrust Laws or foreign investment or national security Laws set forth in Section 5.2(a) of the Seller Disclosure Letter have been made and any waiting periods thereunder have terminated or expired or approvals have been obtained, conflict with or violate any applicable Laws or Authorizations held by such Founder Seller, or (ii) result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any material contract to which such Founder Seller is a party, except, in the case of (i) or (ii), as would not, individually or in the aggregate, materially impair or delay such Founder Seller from consummating the Contemplated Transactions or otherwise prevent such Founder Seller from performing in all material respects his obligations hereunder.
Section 5.3Ownership of Shares.
(a)Such Founder Seller owns of record and beneficially all of the Shares listed as owned by him in Section 5.3(a) of the Seller Disclosure Letter, free and clear of all Liens, except for any restriction on transfer pursuant to applicable securities Laws.
(b)Such Founder Seller is not party to any option, warrant, purchase right or other Contract (other than this Agreement) that could require such Founder Seller to sell, transfer or otherwise dispose of or acquire any equity interests of the Company or any Acquired Company.  There are no voting trusts, proxies or other agreements or undertakings to which such Founder Seller is a party with respect to any equity interests of the Company or any Acquired Company.
(c)Section 5.3(c) of the Seller Disclosure Letter sets forth an accurate and complete list of all of the owners of all issued and outstanding capital stock of the Company. Except as set forth in Section 5.3(c) of the Seller Disclosure Letter, there are no authorized or outstanding equity or voting interests, options, warrants, calls, subscriptions or other rights, agreements or commitments relating to the capital stock or other equity interests of the Company or with respect to which the Company may be obligated to issue, transfer or sell any capital stock or other equity interests.
(d)Such Founder Seller does not own any direct or indirect equity interests in any Person related to the Business, other than the Company and the Target Companies.
Section 5.4No Litigation.  There is no Action pending before any Governmental Authority, or, to the knowledge of such Founder Seller, threatened in writing, against such Founder Seller or its Affiliates which would reasonably be expected to, individually or in the aggregate, materially impair or delay such Founder Seller from consummating the Contemplated Transactions or otherwise prevent such Founder Seller from performing in all material respects its obligations hereunder. As of the date of this Agreement, such Founder Seller has not received written notice of any pending or threatened claim by any third party with respect to any third party’s right, title or interest in the equity interests of the Company or the Target Companies or, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Purchased Assets.
Section 5.5Brokers.  Other than Evercore Group LLC and Centerview Partners LLC (the fee payable to both of which shall be the responsibility of the Sellers), no broker, finder or similar agent has been employed by, or on behalf of, such Founder Seller, and no Person with which such Founder Seller has had any dealings or communications is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the Contemplated Transactions.

Section 5.6Taxes. Solely to the extent related to the Company or the Business, (a) all material Tax Returns that are required to be filed on or before the date of this Agreement by such Founder Seller have been timely filed (taking into account any applicable extensions), (b) all such Tax Returns are true, correct and complete in all material respects; and (c) all material Taxes owed by the Company and each Target Company (whether or not shown on any such Tax Return) other than Taxes being contested in good faith, have been timely paid in full. All material Taxes owed by the Founder Sellers with respect to their ownership of the shares in the Company and the Company’s operation of the Business have been timely paid in full.
Section 5.7No Other Representations or Warranties.  Except as expressly provided in this Article V, none of the Founder Sellers or any of their respective Affiliates or Representatives has made, makes or is authorized to make any express or implied representations or warranties to Purchaser regarding the Founder Sellers, the Company, the Target Companies, the Purchased Assets, the Assumed Liabilities, the Shares or the Purosoft HoldCo Shares, and, in entering into this Agreement, Purchaser expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, other than those representations and warranties set forth in Article IV and this Article V of this Agreement.  Except as expressly and specifically set forth in the representations and warranties contained in Article IV and this Article V, each of the Company, the Founder Sellers and their respective Affiliates and Representatives disclaims any and all other representations and warranties, whether express or implied, and Purchaser expressly disclaims reliance on any such representation or warranty, express or implied, at law or in equity, relating to the Purchased Assets, the Assumed Liabilities, the Shares, the Purosoft HoldCo Shares, the Company, the Target Companies or any of their financial condition, business, operations, results of operations, properties, assets, liabilities or prospects.  Any estimate, projection, prediction, data, financial information, teaser, confidential information memorandum, presentation or any other materials or information provided to Purchaser or any of its Affiliates or any of their respective Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Sellers or the Target Companies, in connection with the Contemplated Transactions or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties, except as otherwise expressly set forth in Article IV or this Article V, and none of the Company, the Founder Sellers, any of their respective Affiliates or Representatives or any other person will have or be subject to any liability or other obligation to Purchaser, its Affiliates or Representatives or any other Person resulting from Purchaser’s use of, or the use by any of its Affiliates or Representatives of any such information.  It is understood by the Founder Sellers, the Company and Purchaser that Purchaser takes its ownership in the Target Companies, the Purchased Assets, the Assumed Liabilities, the Shares and the Purosoft HoldCo Shares, and the business represented thereby as is and where is with all faults as of the Closing and with any and all defects.

Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Sellers, as of the date of this Agreement and as of the Closing, as follows:

Section 6.1Authority; Enforceability.
(a)Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it or its Affiliates is a party, to perform its and their (as applicable) obligations hereunder and thereunder and to consummate the Contemplated Transactions and the transactions contemplated by the applicable Ancillary Agreements.  The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser or its Affiliates is a party and the consummation of the Contemplated Transactions and the transactions contemplated by the applicable Ancillary Agreements have been, or will have been at the Closing, duly and validly authorized by all necessary corporate action on the part of Purchaser and such authorization has not been subsequently modified or rescinded.
(b)This Agreement and each Ancillary Agreement to which Purchaser or one of its Affiliates is a party have been, or will have been at the Closing, duly and validly executed and delivered by Purchaser or such Affiliate and constitutes, assuming due authorization, execution and delivery of this Agreement and each Ancillary Agreement to which the Sellers or one of their Affiliates are a party by the Sellers or such Affiliate, a valid and binding legal obligation of Purchaser or such Affiliate, enforceable against Purchaser or such Affiliate in accordance with the terms hereof and thereof, in each case, except as limited by the General Enforceability Exceptions.
Section 6.2Non-Contravention; Consents
(a)The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser or its Affiliates is a party does not require any Authorization of, filing with, or notification to, any Governmental Authority, except (i) under the HSR Act and the other antitrust Laws or foreign investment or national security Laws set forth in Section 6.2(a) of the Purchaser Disclosure Letter, and (ii) for such other Authorizations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, materially impair or delay Purchaser from consummating the Contemplated Transactions or otherwise prevent Purchaser from performing in all material respects its obligations hereunder.
(b)The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser or its Affiliates is a party does not (i) conflict with or violate any provision of the Governing Documents of Purchaser or its Affiliates, (ii) assuming all filings and notifications under the HSR Act and the other antitrust Laws or foreign investment or national security Laws set forth in Section 6.2(a) of the Purchaser Disclosure Letter have been made and any waiting periods thereunder have terminated or expired or approvals have been obtained, conflict with or violate any applicable Laws or Authorizations held by Purchaser, or (iii) require the consent of any Person or result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any material contract to which Purchaser is a party, except, in the case of (ii) or (iii), as would not, individually or in the aggregate, materially impair or delay Purchaser from consummating the Contemplated Transactions or otherwise prevent Purchaser from performing in all material respects its obligations hereunder.
Section 6.3Organization.  Purchaser is duly organized and validly existing under the Laws of its jurisdiction of organization and has all necessary power and authority to conduct its business in the manner in which it is being conducted at the date of this Agreement.
Section 6.4No Litigation.  There is no Action pending before any Governmental Authority, or, to the Knowledge of Purchaser, threatened in writing, against Purchaser or its Affiliates which would reasonably be expected to, individually or in the aggregate, materially impair or delay Purchaser from consummating the Contemplated Transactions or otherwise prevent Purchaser from performing in all material respects its obligations hereunder.
Section 6.5Available Funds.  Purchaser will have available to it at the Closing, on an unconditional basis, the financial capability and adequate unrestricted cash on hand necessary and sufficient to fund all of the amounts required to be paid by Purchaser in connection with the consummation of the Contemplated Transactions, including (i) the Estimated Purchase Price, the Specified Indebtedness and the Transaction Expenses (if any) and (ii) all of the out-of-pocket costs and expenses required to be paid by Purchaser arising from the consummation of the Contemplated Transactions.  Purchaser understands and acknowledges that the obligations of Purchaser to consummate the Contemplated Transactions are not in any way contingent upon or otherwise subject to Purchaser’s consummation of any financing arrangement, Purchaser’s obtaining of any financing or the availability, grant, provision or extension of any financing to Purchaser.
Section 6.6Securities Act.  Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act.  Purchaser acknowledges that (i) the Shares have not been registered under the Securities Act or any state securities laws, (ii) there is no public market for the Shares and there can be no assurance that a public market will develop, and (iii) it must bear the economic risk of its investment made pursuant to this Agreement for an indefinite period of time.  Purchaser is an “Accredited Investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.
Section 6.7Brokers.  Other than J.P. Morgan Securities LLC (the fee payable to which shall be the responsibility of Purchaser), no broker, finder or similar agent has been employed by, or on behalf of, Purchaser, and no Person with which Purchaser has had any dealings or communications is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the Contemplated Transactions.
Section 6.8Solvency.  Immediately after the Closing, and after giving effect to the Contemplated Transactions and the transactions contemplated by the Ancillary Agreements, Purchaser and its Affiliates (including the Target Companies) will be Solvent.  No transfer of property is being made, and no obligation is being incurred in connection with the Contemplated

Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser, any Seller or any Target Company.

Section 6.9Investigation. Purchaser is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and purchase of companies and assets such as the Target Companies and Purchased Assets as contemplated hereunder.  In making its decision to enter into this Agreement and consummate the Contemplated Transactions, Purchaser acknowledges and agrees that it has undertaken an independent investigation, analysis and evaluation of the Purchased Assets, the Assumed Liabilities, the Company and the Target Companies, their respective businesses and the Contemplated Transactions as it has deemed adequate and sufficient to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Contemplated Transactions, including that it (a) has had an opportunity to discuss the business and affairs of the Company and Target Companies with the management of the Company and the Founder Sellers, (b) has had what it deems to be adequate and sufficient access to (i) the books and records of the Company and Target Companies and (ii) the electronic data room maintained in connection with the Contemplated Transactions, and (c) has been afforded the opportunity to ask questions of and receive answers from management of the Company and applicable Target Companies.  In making its decision to enter into this Agreement and consummate the Contemplated Transactions, Purchaser has relied solely on the results of its own independent investigation, analysis and evaluation and has not relied on any representation, warranty or other statement by any Person other than the representations and warranties of the Company or the Founder Sellers expressly contained in Article IV and Article V of this Agreement.  Purchaser represents and warrants that it is entering into this Agreement and will consummate the Contemplated Transactions without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company, the Founder Sellers, the Seller Representative or any of their respective officers, directors, managers, members, trustees, beneficiaries, stockholders, Affiliates, employees or representatives, or any other Person, except as expressly set forth in Article IV and Article V of this Agreement, and that all other representations and warranties are specifically disclaimed.  Without limiting the generality of the foregoing, Purchaser acknowledges and agrees (for itself and on behalf of its Affiliates and Representatives) that except as expressly set forth in Article IV and Article V, none of the Sellers, the Target Companies or any of their respective Affiliates or Representatives makes or has made or is authorized or has been authorized to make any representation or warranty, express or implied, at law or in equity, in respect of the Sellers or the Target Companies, the capital stock, the Assumed Liabilities, the Purchased Assets or other equity interests or the assets of the Company, the Target Companies, the Shares, or the Purosoft HoldCo Shares, including with respect to (x) their financial condition, business, operations, results of operations, properties, assets, liabilities or prospects, (y) their merchantability or fitness for any particular purpose or (z) the accuracy and completeness of any materials or information made available or otherwise provided in connection with this Agreement, including any projections, estimates or budgets delivered to or made available to Purchaser or any of its Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Target Companies or the future business and operations of the Company and the Target Companies.  Any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Purchaser or any of its Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Contemplated Transactions or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties.

Section 6.10Disclaimer Regarding Projections.  In connection with Purchaser’s investigation of the Purchased Assets, the Assumed Liabilities, the Company and the Target Companies, Purchaser has received from the Sellers and their Affiliates and their respective Representatives and agents certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Company and the Target Companies.  Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts and plans, (b) such projections, forecasts and plans are based on numerous estimates and assumptions, (c) Purchaser is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it, (d) neither the Sellers nor any of their Affiliates or Representatives are making or have made any representations or warranties regarding such projections, forecasts and plans, and (e) Purchaser shall have no claim against any Person with respect to any of the foregoing, including any failure to meet any such projections, forecasts and plans.
Section 6.11Pending Transactions.  Neither Purchaser nor any of its Affiliates is a party to any pending or contemplated transaction to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire any assets, that could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any Authorization of any Governmental Authority necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of the Contemplated Transactions, (iii) increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, or (iv) delay or prevent the consummation of the Contemplated Transactions.
Section 6.12Representation and Warranty Insurance.  Under the RWI Policy, Purchaser will bear the cost of the premium, fees, and taxes, as well as the retention amount. The RWI Policy will name Purchaser, or an Affiliate thereof, as an insured thereunder. The RWI Policy will not increase the liability hereunder of the Sellers or their respective Affiliates and their respective officers, managers, directors, equityholders, employees, Affiliates or agents, and will include a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Sellers or any of their respective Affiliates with respect to any claim made under the RWI Policy (except to the extent of Fraud by the Sellers or any of their respective Affiliates).  Purchaser has made available to the Sellers a true and complete copy of the RWI Policy.
Section 6.13No Other Representations or Warranties.  Except as expressly provided in this Article VI, none of Purchaser or any of its Affiliates or Representatives has made, makes or is authorized to make any express or implied representations or warranties to the Founder Sellers or the Company, and, in entering into this Agreement, the Founder Sellers and the Company expressly acknowledge and agree that they are not relying on any statement, representation or warranty, other than those representations and warranties set forth in this Article VI.  Notwithstanding anything contained in this Article VI or any other provision of this Agreement, it is the explicit intent of each Party, and Purchaser agrees, that the Company and the Founder Sellers are not making and have not authorized any Person to make any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in Article IV and Article V. It is understood by Purchaser, the Founder Sellers and the Company that Purchaser takes its ownership in the Target Companies, the Purchased Assets, the Assumed Liabilities, the Shares and the Purosoft HoldCo Shares, and the business represented thereby as is and where is with all faults as of the Closing and with any and all defects.

Article VII

COVENANTS
Section 7.1Information and Documents.
(a)From the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement, the Company shall give Purchaser and its Representatives reasonable access to the properties, books and records with respect to the Business and the Target Companies at the reasonable, prior request of Purchaser in connection with the Contemplated Transactions and to plan and prepare for the onboarding and integration of the Business and the Target Companies by Purchaser and its Affiliates and related activities to occur from and after the Closing; provided, however, that (i) Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the normal operations of the Business, the Company or the Target Companies and so as not to unduly burden the management team and resources of the Company and the Target Companies, (ii) such access occurs in such a manner as the Seller Representative reasonably determines to be appropriate to protect the confidentiality of the Contemplated Transactions, and (iii) all out-of-pocket costs incurred by the Company and the Target Companies in connection with such actions shall be at the sole expense of Purchaser.  All contacts with any employee of the Company or any Target Company must be requested in writing by Purchaser and must be approved, coordinated and (if elected by the Seller Representative) supervised by the Seller Representative.  Purchaser acknowledges and agrees that it is not authorized to and will not, and will cause its Representatives not to, contact any Person it knows to be a customer, supplier, distributor, lessor, partner, lender or other material business relation of the Company or any Target Company prior to the Closing in connection with the Contemplated Transactions without the prior written consent of the Seller Representative, and in the event such consent is granted, such contacts must be coordinated and supervised by the Seller Representative (provided, that the foregoing shall not prohibit Purchaser and its Affiliates from contacting any customer, supplier, distributor, lessor, partner, lender or other material business relation of the Company or any Target Company in the ordinary course of Purchaser’s or its Affiliates’ businesses for the purpose of conducting their own businesses or for any other purpose unrelated to the Business and the Contemplated Transactions).  In no event shall the Company or any Target Company be obligated to: (A) provide such access or information if the Company or applicable Target Company determines, in its reasonable judgment, that doing so may (1) violate applicable Law or any Coronavirus Measure, Governmental Order, Contract, obligation of confidentiality or other obligation owing to a third Person; (2) jeopardize the protection of attorney-client privilege or any other privilege or immunity; or (3) without limiting Section 2.2(n), require the Company or any Target Company to provide (I) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to the Contemplated Transactions or any information or analysis relating to any such communications or (II) financial or operating data or other information that is unduly burdensome to prepare and has not previously been prepared by the Sellers or their Affiliates (including the Target Companies), or that is not otherwise prepared in the ordinary course of operating the Business, (B) allow Purchaser or its Affiliates to conduct any invasive investigating, sampling or testing whatsoever for or regarding environmental matters without the prior notice and approval of the Seller Representative, or (C) provide any portion of any Tax Return (or supporting work papers or documents related thereto) of, or with respect to, the Company or any of its Affiliates (other than any Tax Return solely and directly related to the Target Companies).  From the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement, the Company may designate any competitively sensitive information provided to Purchaser or its Representatives, Subsidiaries or Affiliates pursuant to this Agreement as Highly Confidential Information (as defined in the Clean Team Confidentiality Agreement, dated April 15, 2021, between the Company and Purchaser (the “Clean Team Agreement”)) and such information shall be given only to Permitted Representatives (as defined in the Clean Team Agreement) pursuant to and subject to the terms and conditions of the Clean Team Agreement.  Notwithstanding anything to the contrary contained herein, in no event shall the Sellers be required to provide any information as and to the extent it relates to any Excluded Assets or any Retained Liabilities.
(b)No later than five (5) days prior to Closing, the Sellers shall provide to Purchaser a schedule of the intercompany balances, denoted in the currency for which each such balance exists, as captured in the trial balance (i) between the Company, on the one hand, and any of the Target Companies, on the other hand, or (ii) between any two Target Companies, in each case as of the most recently available date, but in no event earlier than the month end prior to the Closing.
(c)All information received by Purchaser and given by or on behalf of the Company or the Target Companies in connection with this Agreement and the Contemplated Transactions will be held by Purchaser and its Affiliates and Representatives as “Evaluation Material,” as defined in, and pursuant to the terms of, the Confidentiality Agreements. All information received by the Sellers and given by or on behalf of Purchaser in connection with this Agreement and the Contemplated Transactions will be held by the Sellers and their respective Affiliates and Representatives as “Ecolab Information,” as defined in, and pursuant to the terms of, the Confidentiality Agreements.
Section 7.2Conduct of Business.
(a)From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement, except as (i) otherwise contemplated in this Agreement, (ii) required by (1) any Contract in existence as of the date of this Agreement that has been provided in the Data Room or (2) applicable Law, (iii) consented in writing by Purchaser (which consent shall not be unreasonably, withheld, conditioned or delayed), (iv) the Sellers or any Target Company may determine in their commercially reasonable discretion is necessary, appropriate or advisable to comply with any Coronavirus Measure or otherwise to protect the health and safety of the employees of the Company and Target Companies in connection with a Coronavirus, or (v) set forth in Section 7.2(a) of the Company Disclosure Letter, the Founder Sellers (with respect to the Company and the Business) and the Company shall, and shall cause the Target Companies to, (A) operate the Business in the ordinary course of business, consistent with past practice and in material compliance with their respective existing governance and business policies, and (B) not do any of the following:
(i)(A) change or amend the Governing Documents of the Company or any Target Company in a manner that would reasonably be expected to be adverse to Purchaser or the Contemplated Transactions, or (B) form any Subsidiary of the Company or any Target Company or otherwise acquire any equity interests in any Person;
(ii)incur, create or assume any Lien, other than Permitted Liens, with respect to any material asset of the Business (other than any Excluded Asset) other than those that will be discharged at or prior to the Closing;
(iii)declare, set aside or pay any dividend or other distribution in respect of the equity interests of the Company or any Target Company, in each case, other than dividends and distributions (A) payable solely in cash or (B) by a Target Company to the Company or another Target Company;
(iv)acquire any assets or sell, lease, exclusively license, transfer or otherwise dispose of any assets of the Business, in each case, other than (A) purchase of raw materials or sales of inventory in the ordinary course consistent with past practice, (B) acquisitions or dispositions where the amount of upfront consideration paid or transferred in connection with such transactions would not exceed $1,000,000 individually or $2,500,000 in the aggregate, or (C) leases of tangible assets (i.e., both real property and personal property) in the ordinary course of business consistent with past practice on arms’ length market terms;
(v)acquire by merging or consolidating with, or by purchasing all or substantially all of the assets or equity securities of, or by any other manner, any Person or business, or enter into any joint venture, partnership or similar arrangement;
(vi)make any capital expenditure in excess of $2,500,000 individually or $5,000,000 in the aggregate, other than in accordance with the budget of the Company and the Target Companies that has previously been provided to Purchaser;
(vii) (A) amend or otherwise modify (including by entering into a new material contract with such party or otherwise) any Material Contract in a manner that would reasonably be expected to be materially adverse to the Company or any Target Company, as applicable, other than extensions or renewals thereof in the ordinary course of business, (B) terminate (other than allowing expiration according to its scheduled term, including by failing to renew) any Material Contract, or (C) enter into any Contract that, if existing on the date of this Agreement, would be a Material Contract, other than supplier, customer and distributor Contracts in the ordinary course of business;

(viii)issue, sell, pledge, transfer, repurchase or redeem or propose to issue, sell, pledge, transfer, repurchase or redeem any equity interests of any Target Company, or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of any Target Company;
(ix)effect any recapitalization, reclassification, stock split or like change in the capitalization of any Target Company or liquidate, merge, wind-up or dissolve any Target Company;
(x)make any material change to any Tax or accounting method or system of internal accounting control, except as may be (A) required by UK GAAP, or (B) appropriate to conform to changes in Tax Laws, statutory or regulatory accounting rules or UK GAAP;
(xi)except (A) as required by the terms of any Employee Benefit Plan as in effect on the date of this Agreement or applicable Laws, or (B) in the ordinary course of business in accordance with past practice, (i) grant any increase in the compensation or benefits of any Company Employee (other than any Excluded Employees) or independent contractor, (ii) adopt, amend or terminate any Employee Benefit Plan (or any arrangement that would be an Employee Benefit Plan if in effect on the date of this Agreement) or add participants to the UK Pension Plan, (iii) enter into any severance, retention, change in control, transaction bonus or similar agreement or arrangement with any Company Employee or independent contractor, (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation payable to any Company Employee or independent contractor, or (v) amend or otherwise modify or waive any non-disclosure or non-competition obligations or other restrictive covenants under any Contract between the Company or any Target Company, on the one hand, and any Company Employee, on the other hand, including any such Contract entered contemporaneously with this Agreement;
(xii)except in the ordinary course of business or as required by applicable Laws, (A) terminate (1) the employment of any Company Employee whose overall remuneration is in excess of $200,000 per annum or who is listed in Section 7.12 of the Company Disclosure Letter (a “Specified Employee”), other than for cause, or (2) any Contract between the Company or any Target Company, on the one hand, and any Specified Employee, on the other hand, including any such Contract entered into contemporaneously with this Agreement, or (B) hire any new Company Employee whose overall remuneration is in excess of $200,000 per annum, other than to fill an open position as of the date of this Agreement or to replace any Company Employee whose employment terminates after the date of this Agreement;
(xiii)except in the ordinary course of business, enter into any labor agreement with any labor union, works council or employee representative body, collective bargaining agreement or other similar labor-related agreement or arrangement;

(xiv)except in the ordinary course of business or between or among the Target Companies, grant or agree to grant to any Person any license to any Intellectual Property material to the Business, taken as a whole;
(xv)create, assume, incur or guarantee any Indebtedness, except for: (A) Indebtedness incurred in the ordinary course of business, (B) Indebtedness (including the issuance of letters of credit), lines of credit or credit facilities existing as of the date of this Agreement, (C) guarantees by any Target Company of Indebtedness of any other Target Company, or (D) Indebtedness of any Target Company to any other Target Company;
(xvi)with respect to any Target Company, other than in the ordinary course of business, (A) make, change or revoke any material Tax election, (B) change any accounting period or accounting method for Tax purposes, (C) file any material amended Tax Return, (D) settle or compromise any material Tax Claim or assessment, (E) consent to any extension or waiver of the limitation period applicable to any material Tax Claim or assessment, (F) fail to timely file any material Tax Return or (G) fail to pay any material Tax as it becomes due;
(xvii)settle, compromise, discharge, waive, release, assign or agree to settle or enter into any waiver, release, assignment, compromise or settlement of any pending or threatened Action, other than (A) in the ordinary course of business, (B) where the amount paid or to be paid does not exceed $1,000,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $5,000,000 in the aggregate (determined, in each case, net of insurance proceeds), provided all such amounts are paid in full prior to Closing, or (C) there is no imposition of any material equitable relief or other restriction on the Company or the Target Companies or admission of wrongdoing by the Company or the Target Companies; and
(xviii)authorize any of, or commit or agree to take any of, the foregoing actions.
(b)Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct any of the Company’s or the Target Companies’ operations prior to the Closing.  Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over the Business and the Target Companies’ operations.
Section 7.3Regulatory Approvals; Reasonable Best Efforts.
(a) Each of the Sellers and Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable antitrust, foreign investment or national security Laws so as to enable the Parties to expeditiously, and in any event, prior to the Outside Date, consummate and make effective the Contemplated Transactions, which actions include (i) cooperating in determining which filings are required or advisable to obtain the Authorization or order of, or any exemption by, any Governmental Authority with regulatory jurisdiction over enforcement of any antitrust Laws or any applicable foreign investment or national security Laws, (ii) furnishing all information and documents required by or advisable under applicable Law in connection with approvals of, or filings with, any such Governmental Authority, (iii) using reasonable best efforts to obtain the termination of any waiting period under the HSR Act and any other required or advisable Authorizations under any applicable antitrust, foreign investment or national security Laws and (iv) defending any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions, including seeking to have any Governmental Order entered by any court or other Governmental Authority vacated or reversed.  Notwithstanding anything to the contrary contained in this Agreement, each of the Sellers and Purchaser agree (x) that no later than five (5) Business Days following the date of this Agreement any required notification and report forms under the HSR Act will be filed with the United States Federal Trade Commission and the United States Department of Justice and (y) to use reasonable best efforts to file any notification form with any other competent Governmental Authority set forth in Section 0 of the Company Disclosure Letter no later than five (5) Business Days following the date of this Agreement.
(b)In connection with, and without limiting, the efforts referenced in Section 0, each of the Parties shall furnish to the other Parties, and the Sellers shall and shall cause the Target Companies to furnish to Purchaser, such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary or advisable under the HSR Act and any other applicable antitrust, foreign investment or national security Laws, permit the other Party to review any filing or submission prior to forwarding to any Governmental Authorities (except where such material is confidential to a Party in which case it will be provided, subject to applicable Law, to the other Party’s counsel on an “external counsel” basis) and accept any reasonable comments made by that other Party.  The Company and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authorities and shall comply as promptly as practicable with any such inquiry or request.  The Company and Purchaser agree not to, and the Company shall and shall cause the Target Companies not to, participate in any substantive meeting or discussion, either in person or by telephone or videoconference, with any Governmental Authority in connection with the Contemplated Transactions, unless it consults with the respective other Parties in advance and, to the extent not prohibited by such Governmental Authority, gives the respective other Parties the opportunity to attend and participate.  Whether or not the Contemplated Transactions are consummated, each Party shall be responsible for the payment of all filing fees or other disbursements to any third party or Governmental Authority in connection with obtaining any approvals or making the notifications or filings by such Party that are contemplated by this Section 7.3 (including document translation fees, third-party expert fees and the costs of such Party’s own legal advisors).
(c)The Sellers and Purchaser shall comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, Purchaser and its Affiliates shall promptly take any and all steps necessary or advisable to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or any other Person so as to enable the Parties to expeditiously, and in any event, prior to the Outside Date, consummate and make effective the Contemplated Transactions, including proposing, negotiating, committing to and consenting to any divestiture, sale, disposition, hold separate order or other structural or conduct relief or behavioral remedy to obtain clearance from any Governmental Authority and, at the request of the Company, Purchaser and its Affiliates will be obligated to contest, administratively or in court, any ruling, Governmental Order, or other Action of any Governmental Authority or any other Person with respect to the Contemplated Transactions, including by appeal if necessary.
(d)Except as specifically required by this Agreement, Purchaser and its Affiliates will not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the Parties to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, Purchaser and its Affiliates shall not directly or indirectly, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, that could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any Authorization, order or declaration of any Governmental Authority necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering a Governmental Order prohibiting the Contemplated Transactions, (iii) increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, or (iv) delay or prevent the consummation of the Contemplated Transactions.
(e)Notwithstanding anything in this Section 7.3 to the contrary, nothing in this Section 7.3 shall require, or be deemed to require, the Sellers or any of their respective Affiliates to propose, negotiate, offer to commit, effect or agree to (x) any sale, divestiture, license or disposition of assets or businesses of the Company or any Target Company, or (y) any conduct relief or behavioral remedy of the Company or any Target Company, in each case, that are not conditioned upon the consummation of the Contemplated Transactions.
Section 7.4Consents.
(a)Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset if an attempted sale, assignment, transfer or conveyance thereof in connection with the Contemplated Transactions would be prohibited by Law or would, without the Authorization or consent of any Governmental Authority or other third party, (i) constitute a breach or other contravention in respect thereof, (ii) be ineffective, void or voidable, or (iii) materially adversely affect the rights thereunder of Purchaser or any of its Affiliates, unless and until such Authorization or consent is obtained, it being understood that the Parties’ obligations to effect the Contemplated Transactions are not conditioned upon the receipt of such Authorizations or consents, other than those that are conditions to the Closing pursuant to Section 8.1(a).
(b)Prior to the Closing, each Party shall use commercially reasonable efforts to obtain any consents from third parties under any Specified Material Contracts required in connection with the consummation of the Contemplated Transactions (the “Third-Party Consents”).
(c)To the extent not obtained prior to the Closing, each Party shall use commercially reasonable efforts to obtain any Authorizations or consents from Governmental

Authorities or other third parties required to sell, assign or transfer any Assigned/Assumed Contract or other Purchased Asset that is material or otherwise required to operate in the ordinary course of business, in each case as promptly as practicable after the Closing.  With respect to any Assigned/Assumed Contract or other material Purchased Asset that is not transferred at Closing, from the Closing until the earliest of such time as (i) such Authorization or consent is obtained, (ii) twelve (12) months following the Closing Date and (iii) in the case of any Assigned/Assumed Contract, the earlier of the expiration of the term thereof or the execution of a replacement Contract by Purchaser or its Affiliate (the “Consent End Date”), the Parties will cooperate and use commercially reasonable efforts to implement, at no cost to Purchaser or its Affiliates, any arrangement reasonably acceptable to Purchaser and the Seller Representative intended to both (A) provide Purchaser, to the fullest extent practicable, the claims, rights and benefits of the applicable Purchased Asset and (B) cause Purchaser to bear, from and after the Closing, all costs and burdens of such Purchased Asset to the extent constituting Assumed Liabilities. When the requisite Authorization or consent is obtained, the applicable Purchased Asset will be deemed to have been automatically assigned and transferred to Purchaser on the terms set forth in this Agreement for no additional consideration and without the requirement of any further action by any Person, as of the Closing, except to the extent that the date of such Authorization or consent is deemed by applicable Law to have occurred on another date, in which case, as of such date. To the extent that the Parties are not successful in providing the claims, rights and benefits under an applicable Purchased Asset to Purchaser within twelve (12) months following the Closing, such asset will cease to be a Purchased Asset and Purchaser shall assume no Liabilities with respect to such asset.
(d)Notwithstanding anything to the contrary contained herein, Purchaser acknowledges and agrees that (i) the Sellers shall not have any further obligation under this Section 7.4 with respect to any consent of any third party (including the Third-Party Consents) that is not obtained on or prior to the Consent End Date; (ii) the Sellers and their Affiliates shall not have any obligation to make any payments or other concession, incur any other Liability, or commence or participate in any Action to obtain any consent of any third party (including the Third-Party Consents); and (iii) the Sellers shall not have any Liability whatsoever arising out of or relating to the failure to obtain any consents or approvals that may have been or may be required in connection with the Contemplated Transactions (including the Third-Party Consents) or because of the default under, or acceleration or termination of, any Real Property Lease, Contract, sales order, purchase order, instrument or other commitment, obligation or arrangement, Authorization as a result thereof; provided that nothing in this clause (iii) shall be deemed to relieve the Sellers of any Liability with respect to their failure to use commercially reasonable efforts as required by Section 7.4(b).
Section 7.5Further Assurances.  Subject to the terms and conditions of this Agreement, if at any time after the date of this Agreement any further action is necessary or desirable to effect the Contemplated Transactions, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request; provided, however, that nothing in this Section 7.5 shall require any Party or any of their respective Affiliates to make any payments or other concession, incur any other Liability, or commence or participate in any Action, in each case to or with respect to a third party, following the Closing. Subject to Section 7.3 and Section 7.4, each of the Parties will use its respective commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the Contemplated Transactions (including satisfaction, but not waiver, of the conditions to Closing set forth in Article VIII).

Section 7.6Tax Matters.
(a)Preparation and Filing of Tax Returns.
(i)The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Target Companies required to be filed for any taxable period ending on or before the Benchmark Date that are due on or before the Closing Date.  Such Tax Returns shall be prepared (A) in accordance with applicable Law, and (B) on a basis consistent with the past practices of the Target Companies, except where such basis is not in accordance with applicable Law.
(ii)The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Target Companies required to be filed for any taxable period ending on or before the Benchmark Date that are due after the Closing Date.  Such Tax Returns shall be prepared (A) in accordance with applicable Law, and (B) on a basis consistent with the past practices of the Target Companies, except where such basis is not in accordance with applicable Law.  The Company shall deliver to Purchaser, at least thirty (30) days prior to the due date for the filing of any such Tax Return (taking into account any applicable extensions), a copy of such Tax Return, together with any additional information that Purchaser may reasonably request.  Purchaser shall have the right to review such Tax Return and additional information, if any, prior to the filing of such Tax Return, and the Company shall consider in good faith any reasonable comments submitted by Purchaser at least ten (10) days prior to the due date of such Tax Return.  The Company shall provide a final version of such Tax Return to Purchaser at least five (5) days prior to the due date for filing such Tax Return.  The Company shall pay to Purchaser an amount in cash equal to the Taxes shown as due on such Tax Return that are Pre-Benchmark Target Company Taxes at least three (3) days prior to the due date for filing such Tax Return (or, if earlier, at least three (3) days prior to the due date for payment of Taxes that relate to such Tax Return), but in the case of non-Income Taxes, the Company shall not be obligated to pay to Purchaser an amount in respect of non-Income Taxes to the extent such non-Income Taxes were included as Current Liabilities on the Final Closing Statement for purposes of determining final Net Working Capital; provided, that if the amount of Pre-Benchmark Target Company Taxes paid by the Company to Purchaser in respect of such Tax Return exceeds the amount of Taxes shown as due on such Tax Return that are Pre-Benchmark Target Company Taxes (as finally determined pursuant to this Section 7.6(a)(iii) and excluding for this purpose any non-Income Taxes that were included as Current Liabilities on the Final Closing Statement for purposes of determining final Net Working Capital), then Purchaser shall pay to the Company an amount in cash equal to such excess no later than five (5) days following the due date for such Tax Return (or, if earlier, the date such Tax Return is filed).  Purchaser shall reasonably cooperate with the Company to ensure that each such Tax Return is timely filed.
(iii)Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Target Companies for a Tax period that includes (but does not end on) the Benchmark Date (a “Straddle Period”).  Such Tax Returns shall be prepared (A) in accordance with applicable Law, and (B) so that any position taken on such Tax Return in respect of operations and activities of the Target Companies on or before the Benchmark Date is on a basis consistent with the past practices of the Target Companies, except where such basis is not in accordance with applicable Law. Except as provided in Section 7.6(d)(i), the limitation described in clause (B) of the immediately preceding sentence shall not apply in respect of positions taken on such Tax Returns in respect of operations and activities of the Target Companies after the Benchmark Date except to the extent such positions result in a breach of the covenant contained in clause (B) of the immediately preceding sentence. Purchaser shall deliver to the Company, at least thirty (30) days prior to the due date for the filing of any such Tax Return (taking into account any applicable extensions), a copy of such Tax Return, together with any additional information that the Seller Representative may reasonably request and a statement certifying the amount of Tax shown on such Tax Return that constitutes Pre-Benchmark Target Company Taxes excluding, in the case of non-Income Taxes, any such non-Income Taxes that were included as Current Liabilities on the Final Closing Statement for purposes of determining final Net Working Capital.  The Company shall have the right within twenty (20) days of the date of receipt thereof to review, comment on and propose changes to such Tax Return and additional information, if any. If Purchaser disagrees with any of the Company’s proposed changes, Purchaser and the Company shall negotiate in good faith to resolve such items. If Purchaser and Sellers are unable to reach such agreement within five (5) days after receipt by Purchaser of the Company’s proposed changes, the disputed items shall be resolved by the Reviewing Accountant  (such disputed items to be resolved by the Reviewing Accountant, the “Disputed Tax Return Items”). The Company and Purchaser shall instruct the Reviewing Accountant to make a determination no later than twenty (20) days following the submission of such dispute, based solely on the written submissions of the Company, on the one hand, and Purchaser, on the other hand. The cost of, and expenses associated with, the Reviewing Accountant’s review and determination of any Disputed Tax Return Items shall be allocated between the Sellers, on the one hand, and Purchaser, on the other hand, in the same proportion that the aggregate amount of the Disputed Tax Return Items that is unsuccessfully disputed by each such Party (as finally determined by the Reviewing Accountant) bears to the total amount of such Disputed Tax Return Items so submitted, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses.  No later than three (3) days prior to the due date for filing such Tax Return (or, if earlier, at least three (3) days prior to the due date for payment of Taxes that relate to such Tax Return), the Company shall pay to Purchaser an amount in cash equal to the Taxes shown as due on such Tax Return that are Pre-Benchmark Target Company Taxes to the extent such Taxes are not disputed in accordance with this Section 7.6(a)(iii) but, in the case of non-Income Taxes, the Company shall not be obligated to pay to Purchaser an amount in respect of non-Income Taxes to the extent such non-Income Taxes were included as Current Liabilities on the Final Closing Statement for purposes of determining final Net Working Capital.  To the extent any Taxes shown as due on such Tax Return are disputed in accordance with this Section 7.6(a)(iii), the Company shall pay to Purchaser an amount in cash equal to any such Taxes that are finally determined by the Reviewing Accountant in accordance with this Section 7.6(a)(iii) to be Pre-Benchmark Target Company Taxes (and not already paid by the Company pursuant to the immediately preceding sentence) no later than five (5) days following the final resolution of such dispute, but, in the case of non-Income Taxes, the Company shall not be obligated to pay to Purchaser an amount in respect of non-Income Taxes to the extent such non-Income Taxes were included as Current Liabilities on the Final Closing Statement for purposes of determining final Net Working Capital. If the amount of Pre-Benchmark Target Company Taxes paid by the Company to Purchaser in respect of such Tax Return exceeds the amount of Taxes shown as due on such Tax Return that are Pre-Benchmark Target Company Taxes (as finally determined pursuant to this Section 7.6(a)(iii) and excluding for this purpose any non-Income Taxes that were included as Current Liabilities on the Final Closing Statement for purposes of determining final Net Working Capital), then Purchaser shall pay to the Company an amount in cash equal to such excess no later than five (5) days following (I) the due date for such Tax Return (or, if earlier, the date such Tax Return is filed), if there were no Disputed Tax Items in respect of such Tax Return, or (II) the final resolution of the Disputed Tax Items in respect of such Tax Return. Notwithstanding the foregoing, nothing contained in this Section 7.6(a)(iii) shall limit or restrict Purchaser from timely filing any such Tax Returns required to be filed by the Target Companies for a Straddle Period.
(iv)Nothing in this Section 7.6(a) shall be deemed to limit Purchaser’s rights pursuant to Section 10.2(i) with respect to any Excluded Taxes for which the Company has a payment obligation under this Section 7.6(a) that is not timely fulfilled in accordance with the terms hereof.
(b)Refunds.  The Company shall be entitled to any Tax refund (or credit against Tax in lieu of a refund, which credit arises as a result of an overpayment and which otherwise would have been payable in cash by the relevant Tax Authority at the election of the taxpayer) of any Target Company for any Pre-Benchmark Tax Period, including the portion of any Straddle Period ending on the Benchmark Date as determined in accordance with the principles of Section 7.6(e), together with any overpayment interest paid or credited with respect thereto (a “Pre-Benchmark Tax Refund”), provided, however, that the amount of any Pre-Benchmark Tax Refund to which the Company is entitled shall (i) not include any Tax refund or credit (or overpayment interest) in respect of non-Income Taxes to the extent included as a Current Asset on the Final Closing Statement for purposes of determining final Net Working Capital, (ii) not include any Tax refund or credit that is attributable to the carryback of any Tax Attribute that originates in a Post-Benchmark Tax Period, (iii) be reduced by any reasonable out-of-pocket costs incurred by Purchaser or any of its Affiliates in connection with obtaining such Tax refund or credit and (iv) be reduced by any Taxes imposed on Purchaser or any of its Affiliates by reason of receiving any such Tax refund or credit or overpayment interest.  In connection with the foregoing, if the Company determines that any of the Target Companies is entitled to file or make a formal or informal claim for a Pre-Benchmark Tax Refund (including by filing an amended Tax Return), the Company shall be entitled to request that Purchaser cause the applicable Target Company to file or make such formal or informal claim for a Pre-Benchmark Tax Refund.  Purchaser shall cooperate, and cause the Target Companies to cooperate, with respect to such claim for a Pre-

Benchmark Tax Refund.  Within ten (10) days after receiving a Pre-Benchmark Tax Refund, Purchaser shall pay, or cause the relevant Target Company to pay, to the Company the amount of such Pre-Benchmark Tax Refund.  In the event a Governmental Authority subsequently disallows a Pre-Benchmark Tax Refund for which the Company has received a payment pursuant to this Section 7.6(b), the Company shall promptly return to Purchaser (or at the direction of Purchaser, to the applicable Target Company) any amount that had been previously paid over to the Company by Purchaser (or a Target Company) to the extent such amount relates to the portion of such Pre-Benchmark Tax Refund which was disallowed.
(c)Tax Contests.
(i)The Company shall control all Actions taken in connection with any Tax Claim relating to Taxes of the Target Companies for any Tax period ending on or before the Benchmark Date and may make all decisions taken in connection with such Tax Claim (including selection of counsel), and, without limiting the foregoing, may, in its sole discretion, pursue or forego any and all administrative appeals, Actions, hearings and conferences with any Tax Authority with respect thereto, and may either pay the applicable Tax Liability and sue for a refund or contest the Tax Claim, provided that, notwithstanding the foregoing, (A) the Company will keep Purchaser reasonably informed concerning the progress of such Tax Claim or Action, (B) the Company will provide Purchaser copies of all material correspondence and other documents relevant to such Tax Claim or Action, (C) the Company will not settle such Tax Claim or Action without the prior written consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed, and (D) Purchaser will have the right to participate in the defense of any such Tax Claim, at its own expense, separate from the counsel employed by the Company.
(ii)Purchaser shall control all Actions taken in connection with any Tax Claim relating to Taxes of the Target Companies for any Straddle Period and may make all decisions taken in connection with such Tax Claim (including selection of counsel), and, without limiting the foregoing, may, in its sole discretion, pursue or forego any and all administrative appeals, Actions, hearings and conferences with any Tax Authority with respect thereto, and may either pay the applicable Tax Liability and sue for a refund or contest the Tax Claim, provided that, notwithstanding the foregoing, (A) Purchaser will keep the Company reasonably informed concerning the progress of such Tax Claim or Action, (B) Purchaser will provide the Company copies of all material correspondence and other documents relevant to such Tax Claim or Action, (C) Purchaser will not settle such Tax Claim or Action without the prior written consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed, and (D) the Company will have the right to participate in the defense of any such Tax Claim, at its own expense, separate from the counsel employed by Purchaser.
(iii)Purchaser, the Target Companies and each of their respective Affiliates, on the one hand, and the Company and its respective Affiliates, on the other hand, shall cooperate in contesting any Tax Claim.  Purchaser and the Sellers shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.6(c). Notwithstanding anything herein to the contrary, none of the Parties shall be obligated to provide another Party with a copy, or otherwise disclose the contents, of any Consolidated Tax Return (other than a Consolidated Tax Return for a group all of the members of which are Target Companies).
(d)Miscellaneous.
(i)Except as contemplated by this Agreement or as required by applicable Law, with respect to any Target Company, Purchaser shall not (1) make an election under Section 338(g) of the Code (or any similar election permitted under state or local Law), (2) cause an election pursuant to Treasury Regulation Section 301.7701-3 to be filed with respect to any Target Company effective from a date on or prior to two (2) days after the Closing Date, (3) file any amended Tax Return of the Target Companies to the extent such Tax Return relates to any Pre-Benchmark Tax Period or Straddle Period, (4) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Benchmark Tax Period or Straddle Period, (5) make or change any Tax election or accounting method with respect to, or that has retroactive effect to, any Pre-Benchmark Tax Period or Straddle Period, (6) make or change any Tax practice with respect to, or that has retroactive effect to, any Pre-Benchmark Tax Period or the portion of any Straddle Period ending on the Benchmark Date, (7) make or initiate any voluntary disclosure proceeding or procedure with a Tax Authority regarding a Pre-Benchmark Tax Period or Straddle Period, or (8) take any action on the Closing Date after the Closing outside of the ordinary course of business, in each case to the extent that doing so could reasonably be expected to cause Sellers to be liable for any Taxes pursuant to this Agreement, provided, that Purchaser shall be permitted to make, or cause to be made, an election under Section 754 of the Code in respect of Purolite Romania for the taxable year of Purolite Romania that includes the Closing Date.
(ii)On the Closing Date, all Tax sharing agreements and arrangements between any Target Company, on the one hand, and the Sellers or any of their respective Affiliates (other than any Target Company), on the other hand, shall be terminated effective as of the close of business on the Closing Date and shall have no further effect for any Tax period (whether past, present or future), and, after the Closing Date, no additional payments shall be made thereunder with respect to any Tax period, whether in respect of a redetermination of Liabilities for Taxes or otherwise.
(iii)Each of Purchaser and the Company shall provide the other with such information and records, and make such of its officers, directors, employees and agents available, as may reasonably be requested by such other Party in connection with the preparation of any Tax Return or the conduct of any audit or other Action relating to Taxes of the Target Companies, the Purchased Assets or the Business.  In furtherance of and without limiting the foregoing, (i) Purchaser shall reasonably cooperate with the Company to provide the Company with such information and records as may be reasonably requested by the Company and its shareholders to prepare any Tax Return or conduct any audit or other Action with respect to any taxable year or period in which the Company owned any of the Target Companies, the Purchased Assets or the Business, and (ii) notwithstanding any provision of this Agreement to the contrary, the Company shall provide to the Purchaser (A) copies of all originally filed and amended IRS Forms 5471, 8865, 8858, and 8992 (inclusive of all schedules) relating to the Target Companies for taxable periods ending in 2018, 2019 and 2020, (B) copies of all originally filed and amended IRS Forms 5471 (inclusive of all schedules) relating to the Target Companies for all taxable periods ending in 2017, and (C) solely in the event Purchaser establishes that it legitimately and reasonably needs (for Tax compliance or other legitimate business purposes) to obtain information contained on IRS Forms 5471 relating to the Target Companies for taxable periods ending in 2013, 2014, 2015, and 2016, copies of originally filed and amended IRS Forms 5471 (inclusive of all schedules) relating to the Target Companies for taxable periods ending in 2013, 2014, 2015, and 2016, in each case following the Company’s filing of the applicable Form with the IRS.
(iv)Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Target Companies for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight (8) years following the due date (without extension) for such Tax Returns.  Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.
(e)Tax Apportionment.  In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that will be treated for purposes of this Agreement (including for purposes of determining the amount of any Excluded Taxes) as imposed with respect to a Pre-Benchmark Tax Period:
(i)in the case of Taxes that are either (A) based upon or related to income or receipts (net or gross) or (B) imposed in connection with any sale or other transfer or assignment of property, will be deemed equal to the amount which would be payable if the Tax period ended as of the close of business on the Benchmark Date (except that (x) solely for purposes of determining the marginal Tax rate applicable to income or receipts during such period in a jurisdiction in which such Tax rate depends upon the amount or level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes and (y) exemptions, allowances, and deductions that are otherwise calculated on an annual basis shall be apportioned on a daily basis); and
(ii)in the case of Taxes not described in Section 7.6(e)(i), will be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the Tax period ending on the Benchmark Date and the denominator of which is the number of calendar days in the entire Tax period.
(f)China Bulletin 7.
(i)The Sellers shall, at their own expense, as soon as reasonably possible and in any event no later than thirty (30) days after the date of this Agreement,

properly report all relevant information relating to the sale of Purosoft HoldCo Shares and equity interests in Purolite Switzerland to the relevant PRC Tax Authority in accordance with Article 9 of Bulletin 7 (“Bulletin 7 Tax Report”). Prior to reporting to the relevant PRC Tax Authority, the Sellers shall provide the draft Bulletin 7 Tax Report and other reasonable documentation related thereto to Purchaser for Purchaser’s review and comment no later than ten (10) days prior to filing the Bulletin 7 Tax Report. Purchaser shall provide Sellers with any comments on the draft Bulletin 7 Tax Report no later than five (5) days following Purchaser’s receipt of the same, and the Sellers shall consider in good faith any such reasonable comments timely received from Purchaser. The Sellers shall provide Purchaser with a copy of their written submission to the relevant PRC Tax Authority evidencing the submission of the Bulletin 7 Tax Report as soon as reasonably practicable after the relevant submission has been made. In the event the relevant PRC Tax Authority issues an acknowledgement or receipt in respect of the Sellers’ submission of the Bulletin 7 Tax Report, the Sellers shall provide Purchaser with a copy of such acknowledgement or receipt as soon as reasonably practicable after the Sellers’ receipt thereof.
(ii)The Sellers shall, diligently and in good faith, participate in and control the conduct and management of any inquiry, request, claim, assessment, audit, litigation, proceeding or similar event with the relevant PRC Tax Authority in respect of the PRC Tax treatment of the sale of Purosoft HoldCo Shares and equity interests in Purolite Switzerland, including any communications with, or written submissions to, the relevant PRC Tax Authority in connection with the sale of Purosoft HoldCo Shares and equity interests in Purolite Switzerland, and shall keep Purchaser informed of the foregoing, including providing Purchaser with copies of all material correspondence with the relevant PRC Tax Authority and copies of all material documents issued by the relevant PRC Tax Authority, if any, in each case in connection therewith.
(iii)Purchaser shall (A) promptly notify the Sellers of any notices, inquiries, documentation or other correspondence or communication received from any PRC Tax Authority in connection with the sale of Purosoft HoldCo Shares and equity interests in Purolite Switzerland (including the Bulletin 7 Tax Report), and promptly provide to the Sellers copies of the same, (B) at the sole expense of the Sellers, reasonably cooperate with the Sellers in connection with any Tax reporting, filing or payment required to be made by a PRC Tax Authority in connection with the sale of Purosoft HoldCo Shares and equity interests in Purolite Switzerland, and (C) not engage in any substantive discussions with, or make any disclosures, submissions or Tax payments to, any PRC Tax Authority in connection with the sale of Purosoft HoldCo Shares and equity interests in Purolite Switzerland, without the Sellers’ prior written consent (which shall not be unreasonably withheld), provided that the Sellers have complied with their obligations in Sections 7.6(f)(i) and (ii) of this Agreement in all material respects.
(iv)In the event that the relevant PRC Tax Authority determines that the Sellers are subject to Tax on the sale of Purosoft HoldCo Shares or equity interests in Purolite Switzerland, the Sellers shall settle and pay in full the Taxes payable by the Sellers arising out of or relating to such sale to the appropriate PRC Tax Authority before the date of Tax settlement requested by the relevant PRC Tax Authority. The Sellers shall, as soon as reasonably practicable,  provide Purchaser with evidence that such Taxes have been paid in the form of a copy of the receipt(s) of payment issued by the relevant PRC Tax Authority and a copy of the Tax declaration form(s) (《中华人民共和国扣缴企业所得税报告表》) the Sellers filed with the relevant PRC Tax Authority with respect to such Taxes, as well as supporting documents, if any, acknowledged and received by each competent PRC Tax Authority.
Section 7.7Employees and Employee Benefits.
(a)Each Company Employee who, as of immediately prior to the Closing, is employed by a Target Company (each, a “Target Company Employee”), shall continue in employment with Purchaser or one of its Affiliates (including a Target Company) immediately following the Closing.  No later than two weeks prior to the anticipated Closing Date, Purchaser shall or shall cause one of its Affiliates to, make a written offer of employment in accordance with this Section 7.7 to each Company Employee who is employed by the Company or one of its Affiliates immediately prior to the Closing but is not a Target Company Employee (each, an “Offer Employee”), including each such employee who is absent immediately prior to the Closing due to an authorized leave of absence or short- or long-term disability (an “Inactive Employee”), to become effective as of the Closing, provided, that such offer of employment may be conditioned upon and subject to terms and conditions of employment that apply to other similarly situated employees (such as a standard employment agreement and arbitration agreement); provided further that, with respect to any Inactive Employee, such offer of employment will specify (i) that such Inactive Employee will have a comparable role with Purchaser or its Affiliates upon such individual returning to work (with or without reasonable accommodations as determined by Purchaser, consistent with applicable Law) on or prior to the scheduled end of his or her absence and (ii) if applicable, that Purchaser is assuming the health and welfare plans of the Company pursuant to which such individual receives short- or long-term disability coverage.  An Offer Employee who is absent immediately prior to the Closing due to vacation, holiday, illness or injury (other than short-term or long-term disability) shall be considered to be employed immediately prior to the Closing. Each Target Company Employee and Offer Employee who becomes employed by Purchaser or one of its Affiliates in accordance with this Section 7.7(a) is referred to as a “Transferred Employee.”
(b)During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “Continuation Period”), Purchaser shall, or shall cause one of its Affiliates to, provide each Transferred Employee with (i) a base salary or hourly wage rate that is no less than that in effect for the Transferred Employee as of immediately prior to the Closing, and cash incentive compensation opportunity that is no less favorable than that in effect for the Transferred Employee as of immediately prior to the Closing, except as otherwise agreed between the Transferred Employee and Purchaser; and (ii) employee benefits that are substantially comparable in the aggregate to those in effect for the Transferred Employee as of immediately prior to the Closing, except as otherwise agreed between the Transferred Employee and Purchaser.
(c)Any Transferred Employee whose employment with Purchaser and its Affiliates terminates during the Continuation Period shall receive severance payments and benefits from Purchaser or one of its Affiliates that are no less favorable in the aggregate than the greater of (i) the severance payments and benefits that would have been provided to the Transferred

Employee by the Company and its Affiliates upon such a termination of employment occurring on the date of this Agreement and (ii) the severance payments and benefits that Purchaser or its Affiliates provide to their similarly situated employees for similar terminations of employment.
(d)Purchaser shall, or shall cause one of its Affiliates to, (i) give each Transferred Employee credit for purposes of eligibility and vesting (but not for purposes of benefit accrual or employer subsidies, except as provided below with respect to Purchaser’s vacation and severance plans) under each employee benefit plan, policy, arrangement or program that covers such Transferred Employee after the Closing (including any vacation, sick leave, and/or severance policies) for such Transferred Employee’s years of service recognized by the Company and its Affiliates or any of their respective predecessors prior to the Closing Date and based on the Transferred Employee’s most recent hire date, (ii) allow such Transferred Employee to participate in each plan providing welfare benefits (including medical, dental, vision, life insurance, long-term disability insurance and long-term care insurance) without regard to preexisting-condition limitations and, only with respect to any US Assumed Benefit Plan that transfers pursuant to the Benefits Assignment and Assumption Agreement effective as of Closing, without regard to, waiting periods, actively at work requirements, evidence of insurability or other exclusions, (iii) subject to the last sentence of this Section 7.7(d), credit such Transferred Employee with any eligible expenses that were incurred by the Transferred Employee in the year of Closing for purposes of determining deductibles, coinsurance, maximum out-of-pocket expenses, co-pays and other applicable limits under any applicable employee benefit plans, and (iv) undertake the commitments set forth in Section 7.7(d)(iv) of the Purchaser Disclosure Letter. In determining the amount of vacation and severance pay accruable by any Transferred Employee after the Closing Date under the terms of the vacation and severance pay plans of Purchaser, credit shall be given for such Transferred Employee’s service with the Company on or prior to the Closing to the extent such crediting does not result in a duplication of benefits. Purchaser shall, or shall cause one of its Affiliates to either: (a) credit each Transferred Employee with all vacation and other paid-time off that such Transferred Employee is entitled to use but has not used as of the Closing Date (“Accrued Vacation”) and permit the Transferred Employee to use (or receive payment in respect of) the Accrued Vacation on terms no less favorable than those in effect with respect to similarly situated employees of Purchaser, or (b) on or as soon as practicable following the Closing Date, pay to each Transferred Employee the value of such Transferred Employee’s Accrued Vacation as of the Closing Date at such Transferred Employee’s then current rate of pay, in each case, to the extent permitted by applicable Law. Purchaser’s obligations under this Section 7.7(d) are contingent on Purchaser’s receipt from the Sellers, prior to the Closing Date, of such information as is reasonably necessary to implement Purchaser’s obligations under this Section 7.7(d), to the extent permitted to be provided under applicable Law.
(e)Effective as of the Closing Date, the Company shall cause all Transferred Employees to be fully vested in all their accrued benefits under any Employee Benefit Plan (other than an Assumed Benefit Plan) that is intended to be qualified under Code Section 401(a).  With respect to any Employee Benefit Plan (including an Assumed Benefit Plan) that is intended to be qualified under Code Section 401(a) that requires a participant to be employed on the last day of the plan year in order to receive an employer contribution, the Company shall make an employer contribution to such Employee Benefit Plan on behalf of all participating Transferred Employees treating the Closing Date as the last day of the Employee Benefit Plan year with such contributions, to the extent relevant, based on deferrals made by Transferred Employees and compensation paid or payable to Transferred Employees through the Closing Date.
(f)The Sellers shall retain all Liabilities and obligations to provide COBRA continuation coverage to any “M&A qualified beneficiary” as that term is defined in the regulations issued under Code Section 4980B under any Employee Benefit Plan subject to Code Section 4980H that is not an Assumed Benefit Plan.
(g)The Company and its Affiliates will (i) cooperate with Purchaser in all respects and not discourage any employee from accepting Purchaser’s offer of employment to the Offer Employees, which will be made on or prior to the Closing, (ii) not solicit or make any counter offer to retain any of the Offer Employees, and (iii) assign to Purchaser and refrain from enforcing against Purchaser any confidentiality, non-competition or similar restrictive agreements related to the Offer Employees that it may have in place with Offer Employees who accept Purchaser’s offer of employment.
(h)Prior to Closing, Purchaser and the Company will use commercially reasonable efforts to execute a duly authorized assignment and assumption agreement in a form to be mutually agreed transferring sponsorship of the US Assumed Benefit Plans from the Company or its Affiliates to Purchaser or one of its Affiliates effective as of Closing (the “Benefits Assignment and Assumption Agreement”).
(i)Nothing contained herein, expressed or implied, is intended to confer upon any Company Employee any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or rights to employment or continued employment with Purchaser or any of its Affiliates, for any period by reason of this Agreement.  In addition, the provisions of this Agreement, including this Section 7.7 are solely for the benefit of the Parties, and no current or former employee, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Employee Benefit Plan or other employee benefit plan for any purpose.
(j)The Sellers shall terminate, or cause to be terminated, effective prior to or as of the Closing, each of the Excluded Employees employed by any Target Company as of the date hereof. The Sellers shall be responsible for all costs and expenses, Liabilities, obligations and Losses arising under, or in connection with, such terminations other than Liabilities for any accrued vested benefits under any Assumed Benefit Plan payable in accordance with the terms of such Assumed Benefit Plan.
(k)If any Excluded Employee, other than a Founder Seller, is party to a Contract with the Company or any Target Company that contains non-competition, non-solicitation or confidentiality obligations and such Contract is an Excluded Asset, then the Sellers agree to enforce such non-competition, non-solicitation and confidentiality obligations on Purchaser’s behalf and at Purchaser’s reasonable direction and expense, to the extent any breach of such obligations would reasonably be expected to result in any loss or harm to the Business.

Section 7.8HSBC Payoff. As soon as practicable following receipt of the amount paid to the Company pursuant to Section 3.2(b)(i), the Company shall pay (or cause to be paid) each of the Specified UK Intercompany Payables Amount and the Specified Swiss Intercompany Payables Amount to Purolite UK and Purolite Switzerland, respectively.  As soon as practicable following receipt of the amount paid to Purolite Switzerland pursuant to the immediately preceding sentence, Purolite Switzerland shall contribute (or cause to be contributed) an amount equal to the Specified Swiss Intercompany Payables Amount to Purolite UK. As soon as practicable following receipt of the amounts paid to Purolite UK pursuant to the immediately preceding two sentences, Purolite UK shall pay (or cause to be paid) the HSBC Payoff Amount to HSBC Bank plc (as agent) in satisfaction of the full amount of the payoff letter from HSBC Bank plc delivered pursuant to Section 3.2(a)(xii).  Notwithstanding the foregoing, the cash payment of the HSBC Payoff Amount will be made by direct payment from Purchaser to HSBC at Closing out of the Estimated Closing Payment Amount by wire transfer of immediately available funds to the account or accounts specified in the applicable payoff letter.
Section 7.9Preservation of Books and Records.  Except as otherwise set forth in Section 7.6, until seven (7) years following the Closing Date, or such longer time as may be required by Law:
(a)Each Party shall not, and shall cause its Affiliates not to, dispose of or destroy any of the books and records to the extent related to the Business relating to periods prior to the Closing, to the extent such Party owns, controls or has possession of such books and records (the “Books and Records”), without first offering to turn over possession thereof to the other Party by written notice to such Party at least sixty (60) days prior to the proposed date of such disposition or destruction.
(b)Each Party (the “Owning Party”) shall, and shall cause its Affiliates to, allow the other Party and its agents access to all Books and Records held by the Owning Party, on reasonable notice and at reasonable times at the Owning Party’s principal place of business or at any location where any Books and Records are stored at the other Party’s reasonable request in connection with a legitimate business purpose, and the other Party shall have the right, at its own expense, to make copies of any Books and Records; provided that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the Owning Party’s business.
(c)No Party shall be required to provide access to or disclose information pursuant to this Section 7.9 where such access or disclosure would violate any applicable Law, Coronavirus Measure, Governmental Order, Contract, obligation of confidentiality or other obligation owing to a third Person, or jeopardize the protection of attorney-client privilege or any other privilege or immunity, and each Party may redact information regarding itself or its Affiliates or otherwise not relating to the Target Companies or the Business, and, in the event such provision of information could reasonably be expected to violate any applicable Law, Coronavirus Measure or Contract, or jeopardize any attorney-client privilege or any other privilege or immunity, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. The receiving Party shall reimburse the Owning Party for the Owning Party’s reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 7.9.

Section 7.10Transfer of Intellectual Property.
(a)Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Purchaser shall be responsible for preparing and filing all instruments and documents necessary to record or perfect the assignment to Purchaser or its Affiliates, as applicable, of the Intellectual Property applications and registrations included in the Purchased Assets, including all costs and expenses of preparing and recording country-specific assignments and notarization or legalization of signatures (where required).  The Company shall cooperate with the foregoing as set forth in Section 7.5.
(b)For purposes of recordation with applicable Governmental Authorities and registrars, Purchaser shall have the right to file or record the assignment of the registered Patents and Trademarks included in the Purchased Assets and any additional assignment documents as provided by the Company or its Affiliates or as agreed to by the Company under this Agreement with the United States Patent and Trademark Office and any other equivalent authority, entity or agency anywhere else in the world, and the Company hereby authorizes and requests the Commissioner of Patents and Trademarks and any such equivalent authorities, entities or agencies to record the Purchaser or its designated Affiliate as the assignee and owner of such Patents and Trademarks following the Closing. Notwithstanding the foregoing, in the event that an applicable Governmental Authority or registrar fails to list the Company as a registered owner of the Business Intellectual Property included in the Purchased Assets, the Company shall at its expense and within six (6) months after the Closing, take any and all commercially reasonable steps and file any and all required documents with such Governmental Authority or registrar to update the applicable registered owner to the Company.  The Company will provide Purchaser with copies of all official filing receipts for such documents. In the event that an applicable Governmental Authority or registrar fails to accurately list the business address for the Company, the Company hereby authorizes and requests the Commissioner of Patents and Trademarks and any such equivalent authorities, entities, or agencies to update the Company address as necessary to record the Purchaser or its designated Affiliate as the assignee and owner of such Patents and Trademarks following the Closing.  With respect to the foregoing and in connection with the recordation of the Purchaser or its designated Affiliate as the assignee and owner of such Patents and Trademarks and such updates of the Company’s address, subject to Section 7.10(a), the Company shall cooperate with Purchaser and its Affiliates in good faith and upon request of Purchaser or its Affiliates shall take any and all commercially reasonable steps to provide, obtain, execute and notarize any documents requested in connection with the foregoing within a reasonable time following such request.
Section 7.11Resignations. The Company shall use commercially reasonable efforts to cause the individuals requested by Purchaser not later than five (5) Business Days prior to the Closing Date to resign as officers and/or directors or managers of the Target Companies, as applicable, effective as of and subject to the Closing; provided that such resignations will in no way be considered a termination of employment or impact any employment arrangements or agreements.
Section 7.12No Solicitation.  For a period of two (2) years after the Closing Date, no Seller shall, directly or indirectly (including through or in collaboration with any Affiliate), solicit or attempt to solicit for hire or hire any Company Employee (as of the date of this Agreement and as of the date immediately prior to the Closing), or otherwise induce or attempt to induce any Transferred Employees to leave the employ of Purchaser or any of its Affiliates (including the Target Companies); provided that nothing in this Section 7.12 shall restrict or preclude the rights of any Seller to solicit or hire any individual (i) who responds to a general solicitation or advertisement that is not targeted or directed at current or former Company Employees (absent any prohibited solicitation of such individual), provided such individual has not been employed by the Company, Purchaser or any of its Affiliates (including the Target Companies) for at least six (6) months from the date of such individual’s response, and in the case of key employees identified on Section 7.12 of the Company Disclosure Letter, for at least twelve (12) months from the date of such individual’s response or (ii) whose employment has been involuntarily terminated without cause by Purchaser or any of its Affiliates (including the Target Companies).

Section 7.13Non-Competition.
(a)For a period of five (5) years following the Closing Date (or, if shorter, the longest duration permitted by Law in the applicable country), no Seller shall, directly or indirectly (including through or in collaboration with any of its Affiliates), in any country in which the Business is conducted on the date of this Agreement, engage in the Business, any natural extensions of or adjacencies to the Business that are competitive with the Company’s products or services that are offered as of the Closing Date, or any extensions of or adjacencies to the Business evaluated by the Business in the five (5) years prior to the Closing, as evidenced by the Business’s written records (the “Seller Prohibited Activities”).
(b)Notwithstanding the foregoing, the Parties agree that the Sellers shall not be deemed to have violated the restrictions contained in Section 7.13(a) in the event any Seller engages in any of the following, provided that no Seller, nor any Affiliate of any Seller, has any active involvement in any Seller Prohibited Activities conducted by such Person:
(i)acquires or invests in any Person, or the assets thereof, if less than ten percent (10%) of the gross revenues, assets and income of such Person or assets (based on such Person’s latest annual audited consolidated financial statements) are related to or were derived from any of the Seller Prohibited Activities;
(ii)enters into or participates in a joint venture, partnership or other strategic business relationship with any Person engaged in the Seller Prohibited Activities, if such joint venture, partnership or other strategic business relationship does not directly or indirectly engage in the Seller Prohibited Activities;
(iii)acquires securities representing not more than five percent (5%) of the outstanding voting power of any Person; or
(iv)invests in any fund in which such Seller has no discretion with respect to the investment strategy of such fund, provided that such fund (A) is not an Affiliate of or otherwise related to any Seller, and (B) does not have as its primary or partial investment strategy to engage in any Seller Prohibited Activities.

Section 7.14Confidentiality.
(a)The Parties acknowledge that following the date of this Agreement, regardless of whether this Agreement is terminated, the Confidentiality Agreements shall remain in full force and effect in accordance with their respective terms until the Closing, at which time the obligations under the Confidentiality Agreements shall terminate.  The Parties agree to keep the details of the negotiation of this Agreement and the terms of this Agreement confidential, except (i) to the extent required by Law, (ii) if required to enforce the terms of this Agreement, (iii) for financial reporting purposes, or (iv) that the Parties may disclose such information to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Representatives agree to maintain the confidentiality of such information).
(b)Without limiting the transfer to Purchaser and its Affiliates of the Business Information as part of the Contemplated Transactions, the Sellers shall, and shall cause their respective Affiliates to, hold in confidence any nonpublic information (including Trade Secrets) of the Target Companies or the Business (“Business Information”) for a period of five (5) years from the Closing Date or, in the case of Trade Secrets, for so long as such Trade Secrets included in the Purchased Assets or the assets of the Target Companies retain their status as a Trade Secret under applicable Law; provided, that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to any Seller or any of its Affiliates from and after the Closing from a third party source that is not known by any Seller or its applicable Affiliates to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain through no violation of this Agreement by any Seller or any of its Affiliates, (iii) to the extent disclosed by any Seller or any of its Affiliates in order to comply with the terms of this Agreement or any of the Ancillary Agreements, (iv) to the extent disclosed by any Seller or any of its Affiliates in connection with the enforcement of any right or remedy relating to this Agreement or the Ancillary Agreements, (v) that is, after the Closing, independently developed by any Seller or any of its Affiliates without use of such Business Information or any Intellectual Property included in the Purchased Assets or the assets of the Target Companies, or (vi) subject to the immediately following sentence, that any Seller or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose. In the event that any Seller or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process or permitted pursuant to clause (vi) above to disclose such information, such Seller shall promptly provide written notice to Purchaser in writing unless not permitted by Law or such legal or regulatory process to so notify, which written notice shall include the nature of such legal or regulatory requirement or request, as applicable, and the extent of the required or requested disclosure, and shall use commercially reasonable efforts to cooperate with Purchaser to preserve to the extent reasonably practicable the confidentiality of such information. In addition, the foregoing shall not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements, Tax Returns or any Tax audit of any Seller or its Affiliates, or in connection with the matters set forth on Section 2.3(a)(ix) and Section 2.4(b) of the Company Disclosure Letter.
Section 7.15Purolite Brazil Transfer Formalities.  Within thirty (30) Business Days following the Closing Date, Purchaser shall (i) take all measures and perform all acts to file the Purolite Brazil Amendment before the competent Board of Trade in São Paulo, Brazil, and (ii)

timely comply with any and all requirements for such registration in accordance with applicable Laws. Within thirty (30) Business Days following the Closing Date, Purchaser shall, and shall cause Purolite Brazil to, perform all acts and take all measures to file for update the necessary documents in any and all registries in Brazil to reflect the change of ownership and management of Purolite Brazil, including before the Brazilian federal revenue service (Secretaria da Receita Federal), the social security service (Instituto Nacional da Seguridade Social) and the severance pay fund (Fundo de Garantia por Tempo de Serviço), and timely comply with any and all requirements for such filing in accordance with applicable Laws.  Purchaser shall keep Sellers reasonably informed of all such actions and procedures until applicable registrations and updates are finally consummated.

Section 7.16Purolite Romania Transfer Formalities. Within thirty (30) days following the Closing Date, Purchaser shall duly register the transfer of shares of Purolite Romania approved by resolution of the shareholders of Purolite Romania with the relevant trade register in Romania.
Section 7.17Purolite Poland Transfer Formalities. Within seven (7) Business Days following the Closing Date, Purchaser shall, and shall cause Purolite Poland to, perform all acts and take all measures to file the update of the ultimate beneficial owner of Purolite Poland in the Central Register of Beneficial Owners (Centralny Rejestr Beneficjentów Rzeczywistych) to reflect the indirect change of the ownership of Purolite Poland, and timely comply with any and all requirements for such filing in accordance with applicable Laws.
Section 7.18Directors’ and Officers’ Indemnification.
(a)For a period of six (6) years after the Closing, Purchaser shall, and shall cause the Target Companies to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and to also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director, officer, trustee, member, manager and employee of the Target Companies (each, a “D&O Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action or inquiry, whether civil, criminal, administrative or investigative, arising out of or related to such D&O Indemnified Person’s service as a director, officer, trustee, member, manager or employee of a Target Company or services performed by such Persons at the request of a Target Company at, prior to or following the Closing, whether asserted or claimed prior to, at or after the Closing, including the approval or completion of this Agreement or any of the other Contemplated Transactions or arising out of or related to this Agreement and the Contemplated Transactions.  Neither Purchaser nor any Target Company shall settle, compromise or consent to the entry of any judgment in any Action or threatened Action involving or naming a D&O Indemnified Person or arising out of or related to a D&O Indemnified Person’s service as a director, officer, trustee or employee of any Target Company or services performed by such Persons at the request of any Target Company at, prior to or following the Closing without the prior written consent of that D&O Indemnified Person.
(b)Prior to the Closing, the Target Companies or a Seller on behalf of the Target Companies (in either case, at the Sellers’ expense) may obtain an irrevocable and non-cancellable extension of the directors’ and officers’, employment practices and fiduciary liability insurance maintained by or for the benefit of the Company and the Target Companies as of the

Closing for a run-off or extended reporting period of at least six (6) years from and after the Closing with respect to any claim, investigation or other matter related to any period of time at or prior to the Closing from insurance carriers with the same or better A.M. Best financial strength rating as the Company and the Target Companies’ then current insurance carriers with respect to such insurance (“D&O Insurance”), and with terms, conditions, retentions and limits of liability that are no less favorable to the insured persons thereunder than the coverage provided under the Company and the Target Companies’ then existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against such insured persons by reason of him or her serving in such capacity that existed or occurred at or prior to the Closing (including in connection with the approval or completion of the Contemplated Transactions or arising out of or related to the Contemplated Transactions).
(c)If after the Closing any of the Target Companies or Purchaser or any of their respective successors or assigns shall (i) amalgamate, consolidate with or merge or wind-up into any other Person and, if applicable, shall not be the continuing or surviving corporation or entity, or (ii) transfer all or substantially all of its properties and assets to any Person or Persons, then, and in each such case, proper provisions shall be made so that the successors, assigns and transferees of such Target Company or Purchaser, as the case may be, shall assume all of the obligations set forth in this Section 7.18.
(d)If any D&O Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 7.18 that is denied by any Target Company, and a court of competent jurisdiction determines that the D&O Indemnified Person is entitled to such indemnification, then Purchaser shall, and shall cause such Target Company to, pay such D&O Indemnified Person’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against such Target Company.
(e)The rights of the D&O Indemnified Persons under this Section 7.18 shall be in addition to any rights such D&O Indemnified Persons may have under the Governing Documents of any Target Company, or under any applicable Law or under any Contract of any D&O Indemnified Person with any Target Company.  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing and rights to advancement of expenses relating thereto in favor of any D&O Indemnified Person as provided in the Governing Documents of any Target Company or any Contract between such D&O Indemnified Person and any Target Company shall survive the Closing and, for a period of six (6) years following the Closing, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such D&O Indemnified Person.
(f)This Section 7.18 shall survive the Closing and is intended to be for the benefit of, and shall be enforceable by, the D&O Indemnified Persons and their respective heirs, executors, administrators and personal representatives and shall be binding on the Target Companies and their successors and assigns, and, for such purpose, the Company hereby confirms that it is acting as agent on behalf of the D&O Indemnified Persons.

Section 7.19Misallocated Assets and Liabilities.
(a)From time to time following the Closing if (i) any Excluded Asset or Retained Liability is found to have been transferred to or incurred by Purchaser or any of its Affiliates (including any Target Company) in error or otherwise than is provided under this Agreement, either directly or indirectly, Purchaser shall, or shall cause its Affiliates (including the Target Companies) to, transfer or convey to the Company, and the Company shall accept or assume, such Excluded Asset or Retained Liability as soon as practicable, provided in the event any such Retained Liability cannot as a practical matter be transferred or conveyed to the Company, whether it has already been paid, is not assignable or otherwise, then the Company shall reimburse Purchaser for such Retained Liability as soon as practicable following receipt of written notice from Purchaser identifying the amount and nature of the Retained Liability, along with any reasonable and documented out-of-pocket costs and expenses associated therewith, and (ii) any Purchased Asset or Assumed Liability is found to have been retained or incurred by the Company or any of its Affiliates in error or otherwise than is provided under this Agreement, either directly or indirectly, the Company shall, or shall cause its Affiliates to, transfer and convey to Purchaser, and Purchaser shall accept or assume, such Purchased Asset or Assumed Liability as soon as practicable, provided in the event any such Assumed Liability cannot as a practical matter be transferred or conveyed to Purchaser, whether it has been paid, is not assignable or otherwise, then Purchaser shall reimburse the Company for such Assumed Liability as soon as practicable following receipt of written notice from the Company identifying the amount and nature of the Assumed Liability, along with any reasonable and documented out-of-pocket costs and expenses associated therewith.  Subject to Section 7.4, reasonable and documented out-of-pocket costs and expenses of the foregoing transfers and reimbursements shall be borne (A) by Purchaser in the case of Excluded Assets and Assumed Liabilities and (B) by the Company in the case of Purchased Assets and Retained Liabilities.  In the event any such conveyance or reimbursement is disputed, then (1) the obligor shall pay or settle any undisputed portion of the obligation as soon as practicable, (2) the disputed balance shall be resolved under the indemnification provisions set forth in Articles X, and (3) if the obligor is later determined to owe the disputed portion of the applicable obligation, the obligor shall pay or settle such disputed portion of the obligation as soon as practicable thereafter, plus interest at the Interest Rate from the date the obligor was first notified of its applicable obligations under this Section 7.19 until the date of payment. Nothing in this Section 7.19 shall apply to Excluded Taxes.
(b)From time to time following the Closing, if (i) Purchaser or any of its Affiliates receives a payment, invoice or material document from a third party that, pursuant to the terms of this Agreement or any Ancillary Agreement, should have been paid or transmitted to the Company or any of its Affiliates, Purchaser agrees to hold in trust and promptly deliver such payment, invoice or material document to the Company, or (ii) the Company or any of its Affiliates receives a payment, invoice or material document from a third party that, pursuant to the terms of this Agreement or any Ancillary Agreement, should have been paid or transmitted to Purchaser or any of its Affiliates (including any Target Company), the Company agrees to hold in trust and promptly deliver such payment, invoice or material document to Purchaser.
(c)The Company shall, or shall cause its applicable Affiliate to, promptly deliver and, if applicable, pay to Purchaser (or its designated Affiliate) any invoices, monies or checks that have been sent to the Company or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business or to the extent that they constitute, or relate to, a Purchased Asset or an Assumed Liability, as applicable, hereunder. Purchaser shall, or shall cause its applicable Affiliate to, promptly deliver and, if applicable, pay to the Company (or its designated Affiliate) any invoices, monies or checks that have been sent to Purchaser or any of its Affiliates (including the Business) after the Closing to the extent that they constitute, or relate to, an Excluded Asset or a Retained Liability, as applicable, hereunder.
Section 7.20Cash Distributions.  Notwithstanding anything to the contrary contained herein, the Company and Target Companies are permitted to make distributions of cash to the Sellers solely prior to the Benchmark Time.
Section 7.21RWI Policy.  Purchaser and its Affiliates shall not amend, waive or otherwise modify the RWI Policy in any manner adverse to the Sellers, including any amendments that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any Action against the Sellers or any of their Affiliates or any past, present or future director, manager, officer, employee or advisor of any of the foregoing based upon, arising out of, or related to this Agreement or the Contemplated Transactions, or the negotiation, execution or performance of this Agreement or the Contemplated Transactions, except in cases of Fraud.
Section 7.22Transfer and Protection of Information Pursuant to the Data Transfer Agreement.  In addition to any other rights and obligations set forth in this Agreement, the Data Transfer Agreement shall apply with respect to the transfer and protection of any information in connection with this Agreement.
Section 7.23Owned Real Property.  Purchaser shall pay for (i) all title insurance premiums and title examination fees in connection with the Title Policy, including the costs of special endorsements or other extended coverages, and any closing fees assessed by the title company and (ii) any mortgage recording taxes or fees in connection with any financing obtained by Purchaser.
Section 7.24Purosoft SPA. At or prior to the Closing, the Founder Sellers, the Purosoft Sellers and Purchaser shall cause the stock purchase agreement attached hereto as Exhibit A (the “Purosoft SPA”) to be executed and delivered by the parties thereto.  The Sellers and Purchaser shall cooperate in the preparation of the Purosoft SPA, which shall be substantially in the form attached hereto as Exhibit A, with only such changes as are necessary to comply with applicable Jersey Law or as otherwise mutually agreed by the Parties.  In the event of any conflict between the terms of the Purosoft SPA and this Agreement, the Parties agree and acknowledge that the terms of this Agreement shall control and that, if necessary, Purchaser shall, and shall cause its Affiliates to, and the Sellers shall, and shall cause the Purosoft Sellers to, deliver such additional instruments, including amendments, as may be necessary to accomplish the foregoing. The Purosoft Purchase Price shall be prepared in a manner reasonably consistent with the Allocation.  If the Purosoft HoldCo Shares are not transferred to Purchaser or its designated Affiliate at the Closing, as promptly as practicable after the Closing, the Founder Sellers shall cause the Purosoft Sellers to complete such transfer substantially on the terms set forth in the Purosoft SPA.
Section 7.25Business Name.  The Company shall use commercially reasonable efforts to within one Business Day after the Closing Date, and in any event shall within five Business

Days of the Closing Date, amend its organizational documents and take reasonable additional actions necessary to amend its company name to delete any reference to “Purolite” (which replacement company name shall be subject to the prior written approval of Purchaser, such approval not to be unreasonably withheld) and make all required filings with Governmental Authorities to effect such amendment.  The Sellers shall, and shall cause their Affiliates to, (i) cease all use of the Trademarks included in the Purchased Assets or owned by the Target Companies as of the Closing, and (ii) subject to the first sentence of this Section 7.25, not use “Purolite”, “Purosoft” or “Brotech”, or any derivations thereof, in their company names after the Closing.  Purchaser shall have the right from and after the Closing to reference any such names in the company name of any of its Subsidiaries.

Section 7.26Litigation Matters.  From and after the Closing, Purchaser and its Affiliates (including the Target Companies) shall not be required to participate in, provide support or assistance to the Sellers or their Affiliates or otherwise take any action with respect to, or have any other involvement of any nature with or Liabilities with respect to the Action set forth in Section 7.26 of the Company Disclosure Letter.  Notwithstanding the foregoing, Purchaser and its Affiliates (including the Target Companies) shall be required to provide access to any documents or personnel that the Sellers may reasonably require in connection with the foregoing Action, so long as (i) the Sellers bear the reasonable and documented out-of-pocket costs of Purchaser and its Affiliates (including the Target Companies) in connection therewith, (ii) the Sellers bear the expense of any extended period of engagement with any personnel of Purchaser or its Affiliates (including the Target Companies), and (iii) such access shall be provided in such a manner as not to unreasonably interfere with the normal operations of Purchaser or its Affiliates and so as not to unduly burden the management team and resources of the Business and the Target Companies.
Section 7.27Letters of Credit. Purchaser shall use reasonable best efforts to cause the Company to be absolutely and unconditionally relieved of all Liabilities arising out of the letters of credit set forth in Section 7.27 of the Company Disclosure Letter (the “Letters of Credit”), effective as of the Closing.  Such reasonable best efforts shall include, to the extent required by the beneficiaries of the Letters of Credit, the delivery of replacement letters of credit in an amount that does not exceed the amount of the Letters of Credit as of the date of this Agreement.
Article VIII

CONDITIONS TO CLOSING
Section 8.1Conditions to Each Party’s Obligations.  The obligations of each Party to consummate the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Law, at or prior to the Closing of each of the following conditions:
(a) (i) all waiting periods (and any extensions thereof) under the HSR Act applicable to the Contemplated Transactions shall have expired or early termination shall have been granted, and (ii) all Authorizations of the Governmental Authorities set forth in Section 8.1(a) of the Company Disclosure Letter shall have been obtained (or any waiting periods thereunder shall have expired or been terminated); and

(b)no Governmental Authority of competent authority and jurisdiction shall have issued a Governmental Order or enacted a Law that remains in effect and makes illegal or prohibits the consummation of the Contemplated Transactions.
Section 8.2Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Law, at or prior to the Closing of each of the following conditions:
(a)(i) the Founder Fundamental Representations shall be true and correct in all material respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date); and (ii) the other representations and warranties of the Founder Sellers set forth in Article V of this Agreement shall be true and correct as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to prevent, impede, affect, impair or delay the Founder Sellers’ ability to consummate the Contemplated Transactions in any material respect; provided, however, that for purposes of determining the satisfaction of the condition in this Section 8.2(a), no effect shall be given to the qualifications of “material” in such representations and warranties;
(b)(i) the Company Fundamental Representations shall be true and correct in all material respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date); (ii) the representation and warranty of the Company set forth in clause “(ii)” of Section 4.6 shall be true and correct as of the Closing as if made on the Closing Date; and (iii) the other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in clause “(i)” or “(iii)”, no effect shall be given to the qualifications of “material” or “Material Adverse Effect” in such representations and warranties;
(c)the Sellers shall have performed or complied in all material respects with the obligations and covenants (except with respect to Section 7.1(b) (Information and Documents), Section 7.4 (Consents), Section 7.11 (Resignations) and Section 7.24 (Purosoft SPA)) required to be performed or complied with by such party under this Agreement at or prior to the Closing Date;
(d)Purchaser shall have received a certificate signed by each Founder Seller certifying that the conditions set forth in Sections 8.2(a) and 8.2(c) (in respect of such Founder Seller) have been satisfied; and

(e)Purchaser shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Sections 8.2(b) and 8.2(c) (in respect of the Company) have been satisfied.
Section 8.3Conditions to the Obligations of the Sellers.  The obligations of the Sellers to consummate the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Law, at or prior to the Closing, of each of the following conditions:
(a)(i) the representations and warranties of Purchaser set forth in Sections 6.1 (Authority; Enforceability), 6.3 (Organization) and 6.7 (Brokers) shall be true and correct in all material respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date); and (ii) the other representations and warranties of Purchaser set forth in Article VI shall be true and correct as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to prevent, impede, affect, impair or delay Purchaser’s ability to consummate the Contemplated Transactions in any material respect; provided, however, that for purposes of determining the satisfaction of the condition in this clause “(ii),” no effect shall be given to the qualifications of “material” in such representations and warranties;
(b)Purchaser shall have performed or complied in all material respects with the obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date; and
(c)The Seller Representative shall have received a certificate of an executive officer of Purchaser certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.
Section 8.4Frustration of Closing Conditions.  None of the Sellers nor Purchaser may rely, either as a basis for not consummating the Contemplated Transactions or terminating this Agreement, on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Contemplated Transactions in accordance with this Agreement.
Section 8.5Waiver of Closing Conditions.  The conditions set forth in Section 8.1 may only be waived by written notice from Purchaser and the Seller Representative.  The conditions set forth in Section 8.2 may only be waived by written notice from Purchaser.  The conditions set forth in Section 8.3 may only be waived by written notice from the Seller Representative.
Article IX

TERMINATION
Section 9.1Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of the Seller Representative and Purchaser;
(b)by either the Seller Representative or Purchaser if the Closing has not occurred by February 14, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the proximate cause of the failure of the Closing to occur by the Outside Date;
(c)by either the Seller Representative or Purchaser if any Governmental Authority has enacted or issued a Governmental Order restraining, enjoining or otherwise prohibiting the Contemplated Transactions and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) will not be available to any Party whose actions have been the proximate cause of, or have resulted in, the issuance of such Governmental Order;
(d)by Purchaser if the Sellers shall have breached any of their respective representations and warranties, covenants or agreements contained in this Agreement in a manner that would result in any of the conditions in Section 8.2 not being satisfied and such (i) condition is incapable of being satisfied by the Outside Date or (ii) breach has not been cured prior to the earlier of (1) the date that is forty-five (45) days from the date that the Seller Representative is notified in writing by Purchaser of such breach or failure to perform or (2) the day prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Purchaser if Purchaser is then in material breach of this Agreement; or
(e)by the Seller Representative if Purchaser shall have breached any of its representations and warranties, covenants or agreements contained in this Agreement in a manner that would result in any of the conditions in Section 8.3 not being satisfied and such (i) condition is incapable of being satisfied by the Outside Date or (ii) breach has not been cured prior to the earlier of (1) the date that is forty-five (45) days from the date that Purchaser is notified in writing by the Seller Representative of such breach or failure to perform or (2) the day prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to the Seller Representative if the Sellers are then in material breach of this Agreement.
Section 9.2Notice of Termination.  Any Party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other Parties (setting forth a reasonably detailed description of the basis on which such Party is terminating this Agreement).
Section 9.3Effect of Termination.  If this Agreement is terminated in accordance with Section 9.1 all rights and obligations of the Parties hereunder shall terminate without liability of any Party or other Person; provided that (a) the rights and obligations set forth in Section 7.14(a), the last sentence of Section 7.3(b), Article IX, Article XI and the Confidentiality Agreements shall survive termination of this Agreement and (b) nothing herein shall relieve any Party from liability for Fraud or Willful Breach of any covenant or agreement contained herein occurring prior to termination.

Article X

INDEMNIFICATION
Section 10.1Survival.
(a)The representations and warranties of the Parties contained in or made pursuant to this Agreement shall not survive the Closing and shall terminate at the Closing.  The foregoing is not intended to limit the survival periods contained in the RWI Policy that Purchaser obtains.
(b)All covenants and agreements contained herein which by their terms are to be performed, in whole or in part, or which prohibit actions subsequent to the Closing Date shall survive the Closing in accordance with their terms.  All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.
(c)Any claim for indemnity under this Agreement with respect to any breach of covenants or agreements not made within the survival periods specified in Section 10.1(b) shall be deemed time-barred, and no such claim shall be made after such survival periods, except if written notice of a claim for indemnification under Section 10.2 or Section 10.3 shall have been provided to the Sellers or Purchaser, as the case may be, within the applicable survival period and in good faith, then any covenants or agreements that are the subject of such indemnification claim that would otherwise terminate as set forth above shall survive as to such claim, and that claim only, until such time as such claim is fully and finally resolved.
Section 10.2Indemnification by the Sellers.  From and after the Closing, and subject to the terms of this Agreement, the Sellers shall, jointly and severally, indemnify, defend and hold harmless Purchaser and Purchaser’s Affiliates (including, following the Closing, the Target Companies) and each of their respective officers, directors, employees, agents and Representatives (the “Purchaser Indemnified Parties”) from and against any and all Losses arising out of, relating to or resulting from any (i) Retained Liability (including any Liability for Excluded Taxes), (ii) of the Company’s obligations with respect to any Transfer Taxes under Section 11.5(b), and (iii) breach in any material respect of any of the covenants or other obligations of the Sellers in this Agreement that survive the Closing.
Section 10.3Indemnification by Purchaser.  From and after the Closing, and subject to the terms of this Agreement, Purchaser shall indemnify, defend and hold harmless the Sellers and their Affiliates and each of their respective officers, directors, employees, agents and Representatives from and against any and all Losses arising out of, relating to or resulting from any (i) Assumed Liability (including any Liability for Post-Benchmark Taxes), and (ii) breach in any material respect of any of the covenants or other obligations of Purchaser in this Agreement that survive the Closing.
Section 10.4Procedures for Indemnification.  A Party that may be entitled to be indemnified under Section 10.2 or Section 10.3 (the “Indemnitee”) shall promptly (but in any event within thirty (30) days of the Indemnitee first becoming aware of the threatened Action) notify the Party liable for such indemnification (the “Indemnitor”) of the assertion or the commencement, whether pending or threatened, of any Action, or any other claim or circumstance that arises or could reasonably be expected to give rise to a right of indemnification, with respect to any matter referred to in Section 10.2 or Section 10.3 (including a pending or threatened claim or demand asserted by a third party against the Indemnitee, such claim being a “Third-Party Claim”) in a writing that (i) describes such claim or Action in reasonable detail (including the facts underlying each particular claim and an identification of all of the particular sections of this Agreement pursuant to which indemnification is being sought, to the extent then known), (ii) attaches copies of any material written evidence upon which such claim or Action is based (it being understood that, to the extent that such written evidence is not reasonably available at such time, the Indemnitee shall so indicate, and shall promptly provide such evidence when it becomes available) and (iii) sets forth the estimated amount for which the Indemnitor may be liable (to the extent then known), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to notify or keep the Indemnitor reasonably informed as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is materially prejudiced thereby.  Upon receipt of a notice of a Third-Party Claim for indemnity from an Indemnitee pursuant to Section 10.2 or Section 10.3  or any other provision of this Agreement, the Indemnitor shall be entitled by notice to the Indemnitee, delivered within thirty (30) Business Days of the receipt of notice of such Third-Party Claim, to assume the defense and control of such Third-Party Claim (at the expense of such Indemnitor); provided, however, that the Indemnitor shall not have the right to assume the defense of any Action if the Indemnitee shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor; provided, further, that if the Sellers are the Indemnitor, the Sellers shall not have the right to assume the defense of any Action (i) seeking non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or monetary damages), (ii) involving criminal or quasi-criminal allegations, or (iii) relating to or arising in connection with any Contract with any material supplier or customer of the Business.  If the Indemnitor assumes the defense of any Action, the Indemnitee shall be entitled to participate in such Action at its expense, and the Indemnitor shall not settle such Action unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee from all Liability with respect to the matters that are subject to such Action, or otherwise shall have been approved by the Indemnitee, such approval not to be unreasonably withheld or delayed.  If the Indemnitor does not assume the defense of any Action, the Indemnitor shall be entitled to participate in such Action at its expense, and the Indemnitee shall not settle such Action unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitor from all Liability with respect to the matters that are subject to such Action, or otherwise shall have been approved by the Indemnitor, such approval not to be unreasonably withheld or delayed.  The Sellers shall, and shall cause each of their Affiliates and Representatives to, and Purchaser shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnitor (or the Indemnitee if the Indemnitor does not assume the defense and control of such Third-Party Claim) in the defense of any Third-Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third-Party Claim.  Notwithstanding anything to the contrary contained in this Agreement, no Party shall consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third-Party Claim without the prior written consent of the other Parties, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, this Section 10.4 shall not apply to Actions taken in connection with any Tax Claim, which shall instead be governed by Section 7.6(c).

Section 10.5Limitations on Indemnification.
(a)Notwithstanding anything to the contrary contained in this Agreement, no Indemnitor be obligated to indemnify any Indemnitee pursuant to Section 10.2 or 10.3 with respect to any Losses, to the extent (i) arising as a result of any act or omission by any such Indemnitee after the Closing; (ii) the aggregate amount of all indemnified Losses of such Indemnitee exceeds the Base Price; (iii) such matter is the subject matter of any Ancillary Agreement; or (iv) arising as a result of any action: (1) that the Sellers are required, permitted or requested to take pursuant to Section 7.2, (2) for which Purchaser has provided its prior written consent (including pursuant to Section 7.2) or (3) that the Sellers, having sought Purchaser’s consent pursuant to Section 7.2, did not take as a result of Purchaser having withheld, conditioned or delayed the requested consent.
(b)Notwithstanding anything to the contrary contained in this Agreement, no indemnity may be sought hereunder in respect of any Losses to the extent such Losses were taken into account in calculating the Final Purchase Price or the Final Overage or Final Underage as set forth in Article II.
Section 10.6Limitation of Liability.  In no event shall the Sellers, Purchaser or their respective Affiliates be liable under this Article X for any punitive or exemplary damages (except to the extent such damages are actually recovered by a third party in a Third-Party Claim).  No Party shall be entitled to recover more than once in respect of any Loss.  Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to indemnification pursuant to this Article X to the extent any Losses were attributable to such Party’s own Fraud, gross negligence or Willful Breach.
Section 10.7Additional Indemnification Provisions. With respect to each indemnification or reimbursement obligation contained in this Agreement: (a) each such obligation in respect of an applicable Loss of a Target Company shall be reduced by any cash Tax savings attributable to such Loss, to the extent such cash Tax savings are actually realized by such Target Company or an Affiliate thereof as a result of the matter giving rise to such obligation in the taxable year the Loss was incurred or in the following taxable year (determined on a “with and without” basis); (b) without limiting the covenants contained in Section 10.11, each such obligation in respect of an applicable Loss of a Target Company shall be increased by any cash Tax cost incurred as a result of the receipt of any indemnification payment made pursuant to this Agreement in respect of such Loss, to the extent such cash Tax cost is imposed by a non-U.S. Tax Authority and is actually incurred by such Target Company or an Affiliate thereof in the taxable year such payment is made (or in the taxable year in which the right to receive such payment materializes) or in the following taxable year (determined on a “with and without” basis); (c) all Losses shall be net of any amounts that have been actually recovered by the Indemnitee pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Loss (including the recovery or reimbursement of payments from a Tax Authority); and (d) all Losses will be determined after deducting therefrom the amount of any reserve with respect to such matter included in the calculation of the final Net Working Capital or otherwise taken into account in the calculation of the Final Purchase Price.

Section 10.8Exclusive Remedies.  Without limiting the terms of Section 10.9 in any way, except, in cases of Fraud or with respect to the matters set forth in: (a) Section 2.8, which shall be resolved by the Settlement Accountant and (b) Section 11.4 with respect to the equitable remedies referenced therein, following the Closing, the indemnification and reimbursement provisions of this Article X shall be the sole and exclusive monetary remedies of the Parties against each other with respect to any breach or non-fulfillment of any agreement, covenant or any other obligation contained in this Agreement or the Ancillary Agreements. Without limiting the generality of the foregoing, the Parties irrevocably waive any right of rescission they may otherwise have or to which they may become entitled. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that following the Closing it is relying exclusively on, and its sole recourse for any actual or alleged breach of any representation or warranty set forth in this Agreement (or any certificate or other document delivered hereunder) shall be, the RWI Policy (except in the case of Fraud by the Sellers) and Purchaser and its Affiliates shall have no, and shall not seek any, recourse against any Seller or any of their respective Affiliates for any such actual or alleged breaches of representations and warranties.
Section 10.9Certain Releases.  Purchaser, for itself and on behalf of the Purchaser Related Parties (including, after the Closing, the Target Companies) and their respective Representatives, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, other claims and causes of action it may have against any Seller Related Party: (i) relating to the operation of the Business, the Purchased Assets, the Assumed Liabilities, the Shares, the Purosoft HoldCo Shares or the Target Companies, or relating to the subject matter of this Agreement or any Annex, Exhibit or Schedule, the Company Disclosure Letter or the Seller Disclosure Letter attached hereto, or any Ancillary Agreement, information provided, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the Contemplated Transactions; or (ii) with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, any potentially material information regarding the Purchased Assets, the Assumed Liabilities, the Shares, the Purosoft HoldCo Shares, the Business, the Target Companies or any of their respective assets, liabilities, or operations, in the case of each of clauses (i) and (ii), whether arising under, or based upon, any Law (including common law) or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably, unconditionally and completely waived, released and forever discharged, except for rights to bring claims against the Sellers: (A) related to any Retained Liabilities under the express terms of this Agreement, (B) indemnification claims pursuant to Section 10.2, or (C) for Fraud (the claims referred to in clauses “(A),” “(B)” and “(C),” the “Specified Claims”).  Furthermore, without limiting the generality of this Article X, except for the Specified Claims, no claim or cause of action will, directly or indirectly, be brought or maintained by, or on behalf of, Purchaser or any other Purchaser Related Party (including, after the Closing, the Target Companies) against any Seller or any of their respective Affiliates or Representatives, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged breach of duty, misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of any Seller or any other Person set forth or contained in this Agreement or any

Annex, Exhibit or Schedule, the Company Disclosure Letter or the Seller Disclosure Letter attached hereto, or any Ancillary Agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the Contemplated Transactions.

Section 10.10Third-Party Remedies.  If any Purchaser Indemnified Party or any of its Affiliates is at any time entitled (whether by reason of a contractual right, a right to take or bring an Action, availability of insurance, or a right to require a payment discount or otherwise) to recover from another Person, other than the insurer under the RWI Policy or any tax or other insurance policy obtained by Purchaser in connection with the Contemplated Transactions, any amount in respect of any matter giving rise to a Loss that may be recoverable pursuant to the provisions of this Article X, as applicable (whether before or after the Sellers have made a payment to any Purchaser Indemnified Party hereunder and in respect thereof), Purchaser shall (and shall cause its applicable Affiliates and Representatives to): (a) promptly notify the Sellers and provide such information as the Sellers may require relating to such right of recovery and the steps taken or expected to be taken by Purchaser in connection therewith, (b) if so requested by the Sellers (subject to Purchaser being indemnified to its reasonable satisfaction by the Sellers against all reasonable out-of-pocket costs and expenses incurred by Purchaser in respect thereof), use commercially reasonable efforts to pursue such recovery and (c) keep the Sellers reasonably informed of the progress of any action taken in respect thereof.  Thereafter, any claim against the Sellers shall be limited (in addition to the other limitations on the Sellers’ liability referred to in this Agreement) to the amount by which such Losses suffered by any Purchaser Indemnified Party exceed the amounts so recovered by such Purchaser Indemnified Party or any of its Affiliates.  If any Purchaser Indemnified Party recovers any amounts in respect of Losses pursuant to the provisions of this Section 10.10 from any third party at any time after the Sellers have paid all or a portion of such Losses to any Purchaser Indemnified Party pursuant to the provisions of this Article X, Purchaser shall, or shall cause such Purchaser Indemnified Party to, promptly (and in any event within five (5) Business Days after receipt) pay over to the Sellers the amount so received in the proportions set forth in the Consideration Allocation Schedule (to the extent previously paid by the Sellers).
Section 10.11Tax Treatment of Indemnification.  For all Tax purposes, the Sellers and Purchaser agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price to the maximum extent permitted by applicable Law.
Section 10.12Mitigation.  Each of the Sellers and Purchaser shall use its commercially reasonable efforts to mitigate any Loss upon and after becoming aware of any event that would reasonably be expected to give rise thereto.  In the event that any Seller or Purchaser shall fail to make such commercially reasonable efforts to mitigate any such Loss, then notwithstanding anything in this Agreement to the contrary, the Sellers or Purchaser, as applicable, shall not be required to indemnify the other Party, as applicable, for that portion of any Losses that could reasonably be expected to have been avoided if the Sellers or Purchaser, as applicable, had made such efforts.
Section 10.13Certain Acknowledgements. Purchaser unconditionally and irrevocably acknowledges and agrees that (i) the agreements contained in this Article X are an integral part of this Agreement and the Contemplated Transactions and (ii) without the agreements set forth in this

Article X, the Sellers would not enter into this Agreement or otherwise agree to consummate the Contemplated Transactions.

Article XI

MISCELLANEOUS
Section 11.1Seller Representative.
(a)Each Seller irrevocably appoints the Seller Representative as such Seller’s representative, agent, proxy and attorney-in-fact, with full power of substitution to act on behalf of such Seller, including the full power and authority to act on such Seller’s behalf to (i) consummate the Contemplated Transactions (including the adjustments under Section 2.8) and the other agreements, instruments and documents contemplated hereby or executed in connection herewith; (ii) negotiate disputes arising under, or relating to, this Agreement (including with respect to the adjustments under Section 2.8) and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith; and (iii) execute and deliver any consent, amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith without the prior approval of such Seller, and such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of such Seller.  All decisions, actions, consents and instructions by the Seller Representative shall be binding upon all of the Sellers, and no Seller shall have the right to object to, dissent from, protest or otherwise contest the same.  Purchaser shall not have the right to object to, and shall cause its Affiliates not to, dissent from, protest or otherwise contest the authority of the Seller Representative.  Purchaser shall be entitled to rely on any decision, action, consent or instruction of the Seller Representative as being the decision, action, consent or instruction of each Seller, and Purchaser is hereby relieved from any liability to any Person for acts done by it in accordance with any such decision, act, consent or instruction.  By its approval of this Agreement, each Seller shall be deemed to have waived any claims it may have or assert, including those that may arise in the future, against the Seller Representative for any action or inaction taken or not taken by the Seller Representative in connection with such Person’s capacity as the Seller Representative, except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute Fraud.
(b)All acts of the Seller Representative hereunder in his capacity as such shall be deemed to be acts on behalf of the Sellers and not of the Seller Representative individually.  The Seller Representative in his capacity as such shall not have any liability for any amount owed to Purchaser pursuant to this Agreement.  The Seller Representative shall not be liable to the Company, Purchaser or any other Person in his capacity as the Seller Representative for any liability of the Sellers.
(c)The Seller Representative shall be entitled to reimbursement from the Sellers for all reasonable costs and expenses incurred in the performance of his duties hereunder, including those resulting from the engagement of financial advisors, attorneys, auditors and other advisors and agents.  Each Seller shall be liable to the Seller Representative for each Seller’s respective pro rata portion of such costs and expenses, as determined in accordance with the proportions set forth in the Consideration Allocation Schedule.
(d)The Sellers agree to indemnify the Seller Representative, on a pro rata basis as determined in accordance with the proportions set forth in the Consideration Allocation Schedule, for any and all Losses, Actions or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Seller Representative in any way relating to or arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder or any documents contemplated by or referred to herein or therein or the Contemplated Transactions or the enforcement of any of the terms hereof or thereof; provided, however, that no Seller shall be liable for any of the foregoing to the extent they arise out of the Seller Representative’s commission of Fraud.
(e)The Seller Representative may resign at any time by providing written notice to Purchaser.  In the event of the death, incapacity, or resignation of the Seller Representative, the successor Seller Representative shall be appointed by the Founder Sellers.  All power, authority, rights and privileges conferred under this Agreement to the Seller Representative shall apply to such successor Seller Representative.
Section 11.2Press Releases and Communications.
(a)No press release or public announcement related to this Agreement or the Contemplated Transactions, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company or any of the Target Companies, will be issued or made by any Party without the joint approval of Purchaser and the Seller Representative, unless required by Law (in the reasonable opinion of counsel), in which case Purchaser and the Seller Representative will have the right to review such press release, announcement or communication prior to issuance, distribution or publication to the extent permitted by Law and practicable under the circumstances; provided that the foregoing will not restrict or prohibit the Company, Target Companies or Purchaser from making any announcement of public information to its employees, customers, suppliers and other business relations.  The Parties agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form agreed to by the Seller Representative and Purchaser.
(b)No Party shall make publicly available this Agreement or any of the Ancillary Agreements (or any portion of this Agreement or any of the Ancillary Agreements) (whether before or after the Closing) without the prior written consent of the other Parties, except as a Party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties before making such disclosure and, upon the request of the other Parties, the Parties will work together in good faith to agree and pursue appropriate confidential treatment requests with respect to this Agreement or such Ancillary Agreements).
Section 11.3Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any Party unless (a) such assignment is consented to in writing by both

Purchaser and the Seller Representative, or (b) Purchaser assigns its rights, in whole or in part, to a direct or indirect wholly owned Affiliate of Purchaser, but in the case of this clause (b), no such assignment will relieve Purchaser of its obligations under this Agreement.  This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.4Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event.  Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, that Party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to compel specific performance of this Agreement (including to require the other Party to consummate the Closing as contemplated hereby), without (a) the need for proof of actual damages and (b) the requirement of posting any bond or other indemnity. Each of the Parties hereby waives any (i) defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) requirement under Law to post a bond or other security as a prerequisite to obtaining equitable relief.  Furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, or to specifically enforce the terms of this Agreement (including to require the other Party to consummate the Closing as contemplated hereby).
Section 11.5Costs and Expenses; Taxes.
(a)Subject to this Section 11.5 and except as otherwise provided in this Agreement, the Sellers, on the one hand, and Purchaser, on the other hand, shall each be responsible for their own costs, charges and other expenses incurred in connection with the Contemplated Transactions.
(b)Notwithstanding anything in this Agreement to the contrary, the Company shall be responsible for all Transfer Taxes.  The Person responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns, shall promptly provide a copy of such Tax Return to the other Parties, and shall pay any Transfer Taxes shown on such Tax Return when due.  The Company shall promptly reimburse the Transfer Taxes borne by the other Parties.  The Company and Purchaser shall, and shall cause their respective Affiliates to, reasonably cooperate to reduce the amount of Transfer Taxes and timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including by filing any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
(c)Section 11.5(c) of the Company Disclosure Letter identifies each jurisdiction that the Company has reasonably determined will impose Transfer Taxes and the manner in which the amount of any such Transfer Taxes must be determined under applicable Tax Laws (the “Transfer Tax Schedule”).
Section 11.6Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing in English and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by email at the address listed below (with receipt confirmed other than automatically generated confirmation), one (1) Business Day after the date when sent to the recipient by reputable overnight express courier services (charges prepaid) or three (3) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications will be sent to the Parties at the following addresses:

if to Purchaser or, following the Closing, to the Target Companies, to:

1 Ecolab Place
St. Paul, Minnesota 55102
Attention:General Counsel
Email:generalcounsel@ecolab.com

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
300 E. Randolph Street, Suite 5000
Chicago, Illinois 60601
Attention:Dieter Schmitz
Email:dieter.schmitz@bakermckenzie.com

if to the Sellers or the Seller Representative or, prior to the Closing, to the Target Companies, to:

Purolite Corporation
2201 Renaissance Boulevard

King of Prussia, Pennsylvania 19406
Attention:Stefan E. Brodie; Howard Brodie
Email:steve.brodie@purolite.com; howard.brodie@Purolite.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:Stephen F. Arcano; Neil P. Stronski
Email:stephen.arcano@skadden.com; neil.stronski@skadden.com

Section 11.7Entire Agreement.  This Agreement, the Company Disclosure Letter, the Seller Disclosure Letter, the Purchaser Disclosure Letter, the Annexes, the Exhibits, the Schedules, the Confidentiality Agreements and the Ancillary Agreements set forth the entire agreement among the Parties in respect of the Contemplated Transactions and supersedes any prior agreement (whether oral or written) relating to the Contemplated Transactions.  No Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking, made by or on behalf of the other Party in relation to the Contemplated Transactions which is not expressly set forth in this Agreement.

Section 11.8Waivers.  No failure or delay by a Party in exercising any right or remedy provided by Law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.
Section 11.9Counterparts.  This Agreement may be executed in separate counterparts (including by means of portable document format (.pdf) or other electronic means), each of which is an original but all of which taken together shall constitute one and the same instrument. Electronic signatures (including DocuSign and Adobe Sign) delivered by electronic mail, portable document format (.pdf) transmission or other electronic means, shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.
Section 11.10Amendments.  No amendment to this Agreement shall be valid unless it is in writing and duly executed by Purchaser and the Seller Representative.
Section 11.11Severability. Each of the provisions of this Agreement is severable, if any such provision is held to be or becomes invalid or unenforceable in any respect under the Law of any jurisdiction, it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.
Section 11.12Third-Party Beneficiaries. Except as set forth in Section 7.18 (with respect to D&O Indemnified Persons) and Section 11.15 (with respect to Skadden), a Person who is not a party to this Agreement shall have no right to enforce any of its terms and this Agreement is not intended to give any Person other than the parties hereto and their permitted assigns any rights hereunder.
Section 11.13Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE CONTEMPLATED TRANSACTIONS AND THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES AGREE THAT (A) THE REQUIREMENTS OF 6. DEL. C. § 2708 ARE SATISFIED AND THAT THE STATUTE MANDATES THE APPLICATION OF DELAWARE LAW TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE CONTEMPLATED TRANSACTIONS AND THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES, (B) NO OTHER JURISDICTION HAS A MATERIALLY GREATER INTEREST IN THE FOREGOING, AND (C) THE APPLICATION OF DELAWARE LAW WOULD NOT BE CONTRARY TO THE FUNDAMENTAL POLICY OF ANY OTHER JURISDICTION THAT, ABSENT THE PARTIES’ CHOICE OF DELAWARE LAW, WOULD HAVE AN INTEREST IN THE FOREGOING.

Section 11.14Dispute Resolution. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR, IF THE COURT OF CHANCERY DOES NOT HAVE JURISDICTION, ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE, OR, IF A FEDERAL COURT DOES NOT HAVE JURISDICTION, ANY STATE COURT OF THE STATE OF DELAWARE HAVING JURISDICTION, IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY CONTEMPLATED TRANSACTION AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY AGREES NOT TO BRING ANY SUCH ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 11.6.  NOTHING IN THIS SECTION 11.14, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY. EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN. THIS SECTION 11.14 SHALL NOT APPLY TO ANY DISPUTE UNDER ARTICLE II THAT IS REQUIRED TO BE DECIDED BY THE SETTLEMENT ACCOUNTANT (EXCEPT AS OTHERWISE PROVIDED THEREIN).
Section 11.15Privilege; Counsel. Skadden has been engaged by the Sellers to represent them in connection with the Contemplated Transactions.  Purchaser, on its behalf and on behalf of its Affiliates (including from and after the Closing, the Target Companies), and each of their successors and assigns (all such parties, the “Waiving Parties”) hereby (a) agrees that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates, on the one hand, and a Seller or any of its Affiliates, on the other hand, Skadden may represent such Seller or Affiliate of a Seller in such dispute even though the interests of such Seller or Affiliate of a Seller may be directly adverse to Purchaser, any Target Company or any of their respective Affiliates and even though Skadden may have represented a Target Company in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser or any Target Company, and (b) waives any actual or potential conflict in connection therewith or relating thereto.  Purchaser and the Target Companies acknowledge that the foregoing provision applies whether or not Skadden provides legal services to any Target Company after the Closing.  Purchaser (on its behalf and on behalf of the Waiving Parties) further agrees that, notwithstanding anything in this Agreement to the contrary, all communications among Skadden, the Target Companies or any Seller (including any Affiliate of any Seller) that relate in any way to this Agreement or the Contemplated Transactions, shall be deemed attorney-client privileged communications, and the attorney-client privilege and the expectation of client confidence with respect to such communications belongs to the Sellers and shall be controlled by the Sellers and shall not pass to or be claimed by Purchaser, any Target Company or any of their respective Affiliates.  Purchaser (on its behalf and on behalf of the Waiving Parties) further understands and agrees that the Parties have each undertaken commercially reasonable efforts to prevent the disclosure of confidential or attorney-client privileged information.  Notwithstanding those efforts, Purchaser (on its behalf and on behalf of the Waiving Parties) further understands and agrees that the consummation of the Contemplated Transactions may result in the inadvertent disclosure of information that may be confidential or subject to a claim of privilege.  Purchaser (on its behalf and on behalf of the Waiving Parties) further understands and agrees that any disclosure of information that may be confidential or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege and that no such Person may use or rely on any such disclosure, whether located in the records or email servers of any Target Company or otherwise, including in any Action against or involving any Seller or Affiliates of the Sellers after the Closing.  Purchaser (on its behalf and on behalf of the Waiving Parties) agrees to use commercially reasonable efforts to return promptly any inadvertently disclosed information to the appropriate Person upon becoming aware of its existence.  Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, any Target Company or any of their respective Affiliates and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Seller Representative.  Skadden shall be a third-party beneficiary of this Agreement for purposes of this Section 11.15.

Section 11.16Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, at law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Contemplated Transactions or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties in the preamble to this Agreement (“Contracting Parties”).  No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, trustee, beneficiary, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, at law or in equity, granted by statute or otherwise) for any claims, causes of action, obligations, representations, warranties or liabilities arising under, out of, in connection with, or related in any manner to the agreements in connection with the Contemplated Transactions or based on, in respect of, or by reason of the agreements in connection with the Contemplated Transactions by

Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

Section 11.17Bulk Transfer Laws. Purchaser hereby waives, to the fullest extent permitted by Law, compliance by the Sellers and their respective Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets.
Section 11.18Interest. Unless otherwise specified, if any payment required to be made to a Party under this Agreement is made after the date on which such payment is due, interest shall accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the Interest Rate. All computations of interest pursuant to this Agreement shall be made on the basis of a year of three hundred sixty five (365) days, in each case for the actual number of days from (but not including) the first day to (and including) the last day occurring in the period for which such interest is payable.
Section 11.19Disclosure Letters; Disclosures Modifying Other Sections of Agreement.  Any capitalized terms used in any Annex, Exhibit or Schedule or in the Company Disclosure Letter, the Seller Disclosure Letter or the Purchaser Disclosure Letter but not otherwise defined therein shall be defined as set forth in this Agreement.  Any information, item or other disclosure set forth in any Section of the Company Disclosure Letter, the Seller Disclosure Letter or the Purchaser Disclosure Letter, as the case may be, shall be deemed to be disclosed with respect to any other Section of this Agreement (or to have been set forth in any other Section of the Company Disclosure Letter, the Seller Disclosure Letter or the Purchaser Disclosure Letter, as the case may be), if the relevance of such disclosure to such other Section is reasonably apparent on its face notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Company Disclosure Letter, the Seller Disclosure Letter or Purchaser Disclosure Letter, as applicable, in such Section of this Agreement.  The disclosure of any matter in any Section of the Company Disclosure Letter, the Seller Disclosure Letter or the Purchaser Disclosure Letter shall expressly not be deemed to constitute an admission, or to otherwise imply, that any such matter is material for purposes of this Agreement.
Section 11.20Headings.  The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

PUROLITE CORPORATION

By	/s/ Stefan E. Brodie
Name: Stefan E. Brodie
Title: Chief Executive Officer and President

FOUNDER SELLERS

/s/ Stefan E. Brodie
Stefan E. Brodie

/s/ Don B. Brodie
Don B. Brodie

SELLER REPRESENTATIVE

/s/ Stefan E. Brodie
Stefan E. Brodie

ECOLAB INC.

By:	/s/ Christophe Beck
Name: Christophe Beck
Title: President and Chief Executive Officer

[Signature Page to Stock and Asset Purchase Agreement]